Exhibit 10.1

$380,000,000

FIRST LIEN CREDIT AGREEMENT

Dated as of June 14, 2007

among

GOLDEN NUGGET, INC.,

as Borrower,

the Lenders referred to herein,

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Administrative Agent, Collateral Agent,

Issuing Bank and Swing Line Bank,

BANK OF AMERICA, N.A.

as Syndication Agent,

and

WELLS FARGO FOOTHILL, INC.

as Documentation Agent

WACHOVIA CAPITAL MARKETS, LLC,

as Sole Lead Arranger and Sole Bookrunner

Cahill Gordon & Reindel LLP

80 Pine Street

New York, New York 10005

847184

-i-

-ii-

-iii-

SCHEDULES

Schedule I	-	Commitments and Applicable Lending Offices
Schedule 3.01(a)(xvi)	-	Mortgaged Real Property
Schedule 4.01(b)	-	Subsidiaries
Schedule 4.01(v)	-	Surviving Debt
Schedule 4.01(w)	-	Liens
Schedule 4.01(y)	-	Investments
Schedule 4.01(aa)	-	Material Contracts
Schedule 4.01(bb)	-	Collective Bargaining Agreements
Schedule 4.01(dd)	-	Pending Litigation
Schedule 4.01(ll)	-	Gaming Matters
Schedule 5.01(u)	-	Post-Closing Matters
Schedule 5.02(c)(i)	-	Investments in Subsidiaries
Schedule 5.02(h)(B)	-	Transactions with Affiliates

EXHIBITS

Exhibit A-1	-	Form of Revolving Credit Note
Exhibit A-2	-	Form of Term Note
Exhibit B-1	-	Form of Notice of Borrowing
Exhibit B-2	-	[Reserved]
Exhibit B-3	-	Form of Notice of Prepayment
Exhibit C	-	Form of Assignment and Acceptance
Exhibit D	-	Form of Security Agreement
Exhibit E	-	Form of Guaranty
Exhibit F	-	[Reserved]
Exhibit G	-	[Reserved]
Exhibit H	-	Form of Mortgage
Exhibit I	-	Form of Compliance Certificate
Exhibit J	-	Form of Perfection Certificate
Exhibit K	-	Form of Intercreditor Agreement

-iv-

FIRST LIEN CREDIT AGREEMENT

FIRST LIEN CREDIT AGREEMENT dated as of June 14, 2007 among GOLDEN NUGGET, INC., a Nevada corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), WACHOVIA BANK, NATIONAL ASSOCIATION (“Wachovia”), as Administrative Agent, Collateral Agent , Swing Line Bank and Issuing Bank, BANK OF AMERICA, N.A., as syndication agent, WELLS FARGO FOOTHILL, INC., as documentation agent, and WACHOVIA CAPITAL MARKETS, LLC (“WCM”), as sole bookrunner and sole lead arranger.

PRELIMINARY STATEMENTS:

(1) The Borrower desires to obtain from the Lender Parties (such capitalized term, and all other capitalized terms used in these Preliminary Statements without definition, to have the meanings specified in Section 1.01 below) financings (collectively, the “Financings”) in an aggregate principal amount of $380,000,000, comprised of (a) $330,000,000 in a 7-year First Lien Term Facility (of which $120,000,000 of the First Lien Term Loan will be available on a delayed draw basis), and (b) up to $50,000,000 in a 6-year First Lien Revolving Facility, the proceeds of each of which, together with the proceeds of the Second Lien Term Loan Facility to be entered by the Borrower on the Closing Date, will be used for (i) the payment of a one-time dividend (the “Dividend”) to its parent Landry’s Restaurants, Inc. (the “Parent”) or a designated Subsidiary of Parent (as defined herein), (ii) the refinancing (the “Refinancing”) in full on the Closing Date of certain of the Existing Debt, (iii) the construction of a hotel tower at the Golden Nugget Las Vegas (the “Hotel Project” and, together with the Dividend and the Refinancing, the “Transactions”) and (iv) in the case of such revolving facility, from and after the Closing Date, working capital and general corporate purposes of the Borrower and its Subsidiaries.

(2) The Lender Parties have indicated their willingness to provide the Financings, but only on and subject to the terms and conditions of this Agreement, including the granting of the Collateral pursuant to the Collateral Documents and the making of the guarantees pursuant to the Guaranties.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Additional Term Advance” means a Term Advance that takes place after the Closing Date.

“Administrative Agent” means Wachovia, in its capacity as Administrative Agent hereunder or any successor thereto appointed pursuant to Section 7.06.

“Administrative Agent’s Account” means the account of the Administrative Agent maintained by the Administrative Agent at its office at 301 South College Street, Charlotte, North Carolina, 28288, Attention: Agency Services, and designated by the Administrative Agent to the Lender Parties as the “Administrative Agent’s Account” or such other account for such purpose as the Administrative Agent shall specify in writing to the Lender Parties.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance” means a Term Advance, a Revolving Credit Advance, a Swing Line Advance or a Letter of Credit Advance (and shall include any Incremental Term Advances).

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or executive officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 10% or more of the Voting Interests of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Interests, by contract or otherwise.

“Agreement” means this First Lien Credit Agreement, as amended.

“Agreement Value” means, for each Hedge Agreement, on any date of determination, an amount equal to all obligations thereunder (including the amount of any termination payments that would payable on such date if the Hedge Agreement were terminated).

“Agents” means the Administrative Agent and the Collateral Agent.

“Applicable First Lien Commitment Fee Percentage” means, with respect to commitment fees payable pursuant to Section 2.08(a)(ii), (a) initially 1.50% per annum, (b) following the six-month anniversary of the Closing Date, 1.75% per annum, and (c) following the first anniversary of the Closing Date, 2.00% per annum.

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Applicable Lending Office” means, with respect to each Lender Party, such Lender Party’s Domestic Lending Office in the case of a Base Rate Advance and such Lender Party’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

“Applicable Margin” means, in respect of (a) the Term Facility, (i) 0.75% per annum for Base Rate Advances and (ii) 2.00% per annum for Eurodollar Rate Advances; provided that so long as the Borrower’s corporate family rating is at least B1 (stable or better outlook) by Moody’s and the Borrower’s corporate credit rating is at least B+ (stable or better outlook) by S&P, the Applicable Margin shall be (x) 0.50% per annum for Base Rate Advances and (y) 1.75% per annum for Eurodollar Rate Advances; provided further, that if the Borrower’s rating shall change during an Interest Period, the revised Applicable Margin will not take effect until the beginning of the next Interest Period in the case of Eurodollar Rate Advances and Base Rate Advances will be adjusted the following Business Day after the Administrative Agent received notice of the ratings change, and (b) the Revolving Credit Facility, (i) until the second Business Day after the date on which the Administrative Agent receives the financial statements (together with the applicable schedule and certificates) of the Borrower for the fiscal quarter ended June 30, 2007 pursuant to Section 5.03(b), (A) 0.75% per annum for Base Rate Advances and (B) 2.00%

per annum for Eurodollar Rate Advances, and (ii) thereafter for the Revolving Credit Facility only, the percentage per annum set forth below, as determined by reference to the Leverage Ratio as set forth in the most recent financial statements (together with the applicable schedule and certificates) of the Borrower delivered pursuant to Section 5.03(b) or (c), as applicable:

Leverage Ratio	Revolving Credit Facility
	Base Rate Advances	Eurodollar Rate Advances
Level 1 equal to or higher than 5.5:1.0	0.75%	2.00%

Level 2 lower than 5.5:1.0 but equal to or higher than 5.0:1.0	0.50%	1.75%

Level 3 lower than 5.0:1.0 but equal to or higher than 4.5:1.0	0.25%	1.50%

Level 4 lower than 4.5:1.0 but equal to or higher than 4.0:1.0	0.00%	1.25%

Level 5 lower than 4.0:1.0	0.00%	1.00%

Any increase or decrease in the Applicable Margin resulting from a change in the Leverage Ratio shall become effective as of the second Business Day after the date the financial statements (together with the applicable schedule and certificates) of the Borrower are delivered pursuant to Section 5.03(b) or (c), as applicable; provided, however, that in the event that the Borrower fails to timely provide the financial statements (together with the applicable schedule and certificates) pursuant to Section 5.03(b) or (c), as applicable, the Applicable Margin at Level 1 shall apply as of the first Business Day after the date on which such financial statements (together with the applicable schedule and certificates) were required to have been delivered until the actual delivery of such financial statements (together with the applicable schedule and certificates).

In the event that any financial statement or Compliance Certificate delivered pursuant to Section 5.03(b) or (c) is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected would have led to a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (i) Borrower shall immediately deliver to the Administrative Agent a correct Compliance Certificate for such Applicable Period, (ii) the Applicable Margin shall be determined as if Level 1 were applicable for such Applicable Period, and (iii) Borrower shall immediately pay to the Administrative Agent the additional interest owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with the terms hereof. This paragraph shall not limit the rights of the Administrative Agent and the Lenders hereunder.

“Applicable Revolving Commitment Fee Percentage” means, with respect to commitment fees payable pursuant to Section 2.08(a)(i), (a) until the second Business Day after the date on which the Administrative Agent receives the financial statements (together with the applicable schedule and certificates) of the Borrower for the fiscal quarter ended June 30, 2007 pursuant to Section 5.03(b), 0.50% per annum, and (b) thereafter, the percentage per annum set forth below, as determined by reference to the Leverage Ratio as set forth in the most recent financial statements (together with the applicable schedule and certificates) of the Borrower delivered pursuant to Section 5.03(b) or (c), as applicable:

Leverage Ratio	Commitment Fee
Level 1 equal to or higher than 5.5:1.0	0.50%

Level 2 lower than 5.5:1.0 but equal to or higher than 5.0:1.0	0.50%

Level 3 lower than 5.0:1.0 but equal to or higher than 4.5:1.0	0.375%

Level 4 lower than 4.5:1.0 but equal to or higher than 4.0:1.0	0.375%

Level 5 lower than 4.0:1.0	0.375%

Any increase or decrease in the Applicable Commitment Fee Percentage resulting from a change in the Leverage Ratio shall become effective as of the second Business Day after the date the financial statements (together with the applicable schedule and certificates) of the Borrower are delivered pursuant to Section 5.03(b) or (c), as applicable; provided, however, that in the event that the Borrower fails to timely provide the financial statements (together with the applicable schedule and certificates) pursuant to Section 5.03(b) or (c), as applicable, the Applicable Commitment Fee Percentage at Level 1 shall apply as of the first Business Day after the date on which such financial statements (together with the applicable schedule and certificates) were required to have been delivered until the actual delivery of such financial statements (together with the applicable schedule and certificates).

“Appropriate Lender” means, at any time, with respect to (a) any of the Term Facility or the Revolving Credit Facility, a Lender that has a Commitment with respect to such Facility at such time, (b) the Letter of Credit Facility, (i) any Issuing Bank and (ii) if the other Revolving Credit Lenders have made Letter of Credit Advances pursuant to Section 2.03(c) that are outstanding at such time, each such other Revolving Credit Lender and (c) the Swing Line Facility, (i) any Swing Line Bank and (ii) if the other Revolving Credit Lenders have made Swing Line Advances pursuant to Section 2.02(b) that are outstanding at such time, each such other Revolving Credit Lender.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender Party, (b) an Affiliate of a Lender Party or (c) an entity or an Affiliate of an entity that administers or manages a Lender Party.

“Arranger” means WCM in its capacity as sole lead arranger and sole bookrunner.

“Asset Disposition” means the disposition of any or all of the assets (including, without limitation, the Equity Interests of a Subsidiary or any ownership interest in a joint venture) of any Loan Party or any Subsidiary thereof whether by sale, lease, transfer or otherwise, in a single transaction, or in a series of related transactions, excluding any Asset Disposition of the Borrower and its Subsidiaries permitted pursuant to Section 5.02(e)(i), (ii), and (iv). The term “Asset Disposition” shall not include any Equity Issuance.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender Party and an Eligible Assignee, and accepted by the Administrative Agent, in accordance with Section 8.07 and in substantially the form of Exhibit C hereto or as otherwise approved by the Administrative Agent.

“Availability Period” means the period from and including the Closing Date to the earliest of (i) the second anniversary of Closing Date and (ii) the date of termination of the commitments of the Term Lenders to make Term Advances pursuant to Section 6.01.

“Available Amount” of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).

“Bankruptcy Law” means any proceeding of the type referred to in Section 6.01(s) or Title 11, U.S. Code, or any similar foreign, federal or state law for the relief of debtors.

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of:

(a) the rate of interest established by Wachovia in Charlotte, North Carolina, from time to time, as its prime rate for dollars loaned in the United States of America; and

(b)  1/2 of 1% per annum above the Federal Funds Rate.

The Base Rate is an index rate and is not necessarily intended to be the lowest or best rate of interest charged to other customers in connection with extensions of credit or to other banks. Any change in the Base Rate due to change in prime rate or Federal Funds Rate shall be effective on the date of such change, as the case may be.

“Base Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(i).

“Borrower” has the meaning specified in the recital of parties to this Agreement.

“Borrower’s Account” means the account of the Borrower maintained by the Borrower with the Administrative Agent at its office at 301 South College Street, Charlotte, North Carolina 28288, and designated between the Borrower and the Administrative Agent as the “Borrower’s Account”, or such other account for such purpose as the Borrower shall specify in writing to the Administrative Agent.

“Borrowing” means a Term Borrowing or a Revolving Credit Borrowing or a Swing Line Borrowing.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York, New York or Charlotte, North Carolina and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.

“Capital Expenditures” means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations) as determined in accordance with GAAP.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“Certificate of Occupancy” means a temporary or permanent certificate of occupancy, in either case, for the Hotel Project issued by the appropriate Governmental Authority, pursuant to Applicable Law which permanent or temporary certificate of occupancy shall permit the Hotel Project to be used for its respective intended purposes and shall be in full force and effect and, in the case of a temporary certificate of occupancy, if such temporary certificate of occupancy shall provide for an expiration date, any items which must be completed in order for such temporary certificate of occupancy to be renewed or extended shall be completed no later than 15 days prior to the applicable expiration date.

“CFC” means an entity that is a controlled foreign corporation under Section 957 of the Internal Revenue Code.

“Change of Control” means the occurrence of any of the following: (a) any Person or two or more Persons acting in concert other than any Permitted Holder shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Interests of the Borrower (or other securities convertible into such Voting Interests) representing 40% or more of the combined voting power of all Voting Interests of the Borrower; or (b) during any period of up to 24 consecutive months, commencing after the date of this Agreement, individuals who at the beginning of such 24-month period were directors of the Borrower shall cease for any reason to constitute a majority of the board of directors of the Borrower; (c) any Person or two or more Persons acting in concert other than any Permitted Holder shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of control over Voting Interests of the Borrower (or other securities convertible into such Voting Interests) representing 40% or more of the combined voting power of all Voting Interests of the Borrower; or (d) prior to an initial public offering of Borrower’s Equity Interests Parent ceases to own 100% of the Equity Interests of the Borrower, or following an initial public offering of Borrower’s Equity Interests Parent ceases to own more than 50% of the Equity Interests of the Borrower.

“Closing Date” means the date of this Agreement or such later Business Day upon which the conditions set forth in Section 3.01 shall have been satisfied.

“Collateral” means all “Collateral” referred to in the Collateral Documents and all “Mortgaged Property” or “Trust Property” referred to in each Mortgage and all other property that is subject to any Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Collateral Account” has the meaning specified in the Security Agreement.

“Collateral Agent” shall mean Wachovia in its capacity as collateral agent hereunder.

“Collateral Documents” means the Security Agreement, the Intellectual Property Security Agreement, the Mortgages, the Intercreditor Agreement, each of the collateral documents, instruments and agreements delivered pursuant to Sections 3.01, 5.01(l) or (m), and each other agreement that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Commitment” means a Term Commitment, a Revolving Credit Commitment, a Swing Line Commitment, a Letter of Credit Commitment or any Commitment to make Term Advances as provided in Section 2.17.

“Completion” means, with respect to the Hotel Project, completion in substantial conformance with the Project Plans such that when completed, a Certificate of Occupancy will be issued.

“Completion Certificate” means a written certificate executed by the architect, General Contractor and the Lenders’ Consultant certifying that the applicable Project has been completed in all material respects (subject to customary punch list items) in accordance with its Project Plans together with a certificate executed by a Responsible Officer to that effect.

“Compliance Certificate” means a certificate of a Financial Officer substantially in the form of Exhibit I.

“Confidential Information” means information that any Loan Party furnishes to any Agent or any Lender Party in a writing designated as confidential or is known by the Lender Parties to be material non-public information, but does not include any such information that is or becomes generally available to the public or that is or becomes available to such Agent or such Lender Party from a source other than the Loan Parties.

“Consolidated” means, when used with reference to financial statements or financial statement items of any Person, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

“Consolidated EBITDA” means, for any period, the sum of (without duplication) (a) Consolidated Net Income or Consolidated Net Loss, as the case may be, for such period plus (b) the sum of (i) Consolidated Interest Expense, (ii) income and franchise taxes, (iii) depreciation expense, (iv) amortization expense, (v) extraordinary losses, (vi) one time costs related to the Refinancing, including without limitation tender premiums, and (vii) non-cash items, in each case, which were deducted in determining Consolidated Net Income or Consolidated Net Loss, as the case may be, of the Borrower and its Subsidiaries on a Consolidated basis for such period minus (c) to the extent included in determining Consolidated Net Income or Consolidated Net Loss, as the case may be, of the Borrower and its Subsidiaries on a Consolidated basis for such period, (i) non-cash gains, (ii) gains arising from asset dispositions not in the ordinary course of business and (iii) non-cash gains under Hedge Agreements. The historical Consolidated EBITDA for the relevant measurement period of entities (A) that are acquired by the Borrower or any of its Subsidiaries after the Closing Date as permitted under the Loan Documents will be included in the calculation of Consolidated EBITDA for the entire period of determination on a pro forma basis (determined in accordance with adjustments reasonably agreed by the Administrative Agent based on demonstrated cost savings and excluding extraordinary items) and (B) that are disposed of by the Borrower or any of its Subsidiaries after the Closing Date for the entire period of determination following such disposition, in each case, will be excluded in the calculation of Consolidated EBITDA; provided that, in the case of entities that are acquired by the Borrower or any of its Subsidiaries after the Closing Date, the Administrative Agent and the Lenders are furnished with audited financial statements, or if audited financial statements are not available, other financial statements reasonably acceptable to the Administrative Agent and the Required Lenders, of such entities (or if the acquisition is of a division or branch of a larger business or a group of businesses, the audited financial statements, or if audited financial statements are not available, other financial statements reasonably acceptable to the Administrative Agent and the Required Lenders, of such larger business or group of businesses, so long as the individual activities of the acquired entity are clearly reflected in such financial statements, together with a certificate certifying that the Borrower has reviewed the historical financial statements of the division or branch and that they reflect proper divisional accounting in relation to the large business or group of businesses), reasonably satisfactory to the Administrative Agent and the Required Lenders in all respects, confirming such historical results.

“Consolidated Interest Expense” means, with respect to the Borrower and its Subsidiaries for any period, the gross interest expense (including, without limitation, interest expense attributable to Capital Leases and all net payment obligations pursuant to Hedge Agreements and excluding non-cash amortization of loan costs) of the Borrower and its Subsidiaries, all determined for such period on a Consolidated basis, without duplication, in accordance with GAAP.

“Consolidated Net Income” and “Consolidated Net Loss” mean, with respect to the Borrower and its Subsidiaries, for any period of determination, the net income (or loss) of the Borrower and its Subsidiaries for such period, determined on a Consolidated basis in accordance with GAAP; provided that there shall be excluded from Consolidated Net Income (a) the net income (or loss) of any Person (other than a Subsidiary which shall be subject to clause (c) below), in which the Borrower or any of its Subsidiaries has a joint interest with a third party, except to the extent such net income is actually paid in cash to the Borrower or any of its Subsidiaries by dividend or other distribution during such period, (b) the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of such Person or is merged into or consolidated with such Person or any of its Subsidiaries or that Person’s assets are acquired by such Person or any of its Subsidiaries except to the extent included pursuant to the foregoing clause (a), (c) the net income (if positive) of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary to the Borrower or any of its Subsidiaries of such net income (i) is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute rule or governmental regulation applicable to such Subsidiary or (ii) would be subject to any taxes payable on such dividends or distributions, and (d) cash and non-cash losses related to The Fremont Street Experience Limited Liability Company in an amount not to exceed $2,500,000 in the aggregate in any fiscal year.

“Construction Contracts” means any and all contracts, written or oral, between the Borrower, any applicable Loan Party and any contractor and any subcontractor and between any of the foregoing and any other Person (including, without limitation, any architect or engineer) relating in any way to the construction of the Hotel Project, including the performing of labor or the furnishing of standard or specially fabricated materials in connection therewith or the preparation or furnishing of any drawings, renderings, plans, design documents or other related items for the design, architecture or construction of the Hotel Project.

“Contingent Obligation” means, with respect to any Person, any obligation or arrangement of such Person to guarantee or intended to guarantee any Debt, leases, dividends or other payment obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (b) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement or (c) any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Conversion”, “Convert” and “Converted” each refer to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.09 or 2.10.

“Cure Amount” has the meaning set forth in Section 6.03(a).

“Debt” means, with respect to the Borrower and its Subsidiaries at any date without duplication, the sum of the following calculated in accordance with GAAP: (a) all liabilities, obligations and indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than 90 days incurred in the ordinary course of such Person’s business), (c) all indebtedness of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under Capitalized Leases, (f) all obligations of such Person under acceptance, letters of credit or other similar arrangements or credit support facilities, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person or any warrants, rights or options to acquire such Equity Interests, valued, in the case of Redeemable Preferred Interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Contingent Obligations (other than Contingent Obligations with respect to underlying payment obligations for leases and other obligations that are incurred in the ordinary course of business and are otherwise not prohibited by the terms of this Agreement) and Off Balance Sheet Obligations of such Person and (i) all indebtedness and other payment obligations referred to in clauses (a) through (h) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt or other payment obligations.

“Debt for Borrowed Money” of any Person means, at any date of determination, all items that, in accordance with GAAP, would be classified as indebtedness for borrowed money on a Consolidated balance sheet of such Person at such date but excluding any intercompany debt between the Loan Parties.

“Debt Issuance” shall mean the issuance of any Debt for borrowed money by the Borrower or any of its Subsidiaries, excluding any Equity Issuance, any issuance of Equity Interests of the Borrower or Subsidiaries to Parent or any Loan Party, or any Debt of the Borrower and its Subsidiaries permitted to be incurred pursuant to Section 5.02(a).

“Default” means any Event of Default or any event that would constitute an Event of Default but for the passage of time or the requirement that notice be given or both.

“Default Interest” has the meaning set forth in Section 2.07(b).

“Defaulting Lender” has the meaning specified in Section 2.15.

“Disqualified Stock” means any capital stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the Termination Date. Notwithstanding the preceding sentence, any Equity Interests that would constitute Disqualified Stock solely because the holders thereof have the right to require the Borrower to repurchase such capital stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such capital stock provide that the Borrower may not repurchase or redeem any such capital stock pursuant to such provisions unless such repurchase or redemption complies with Section 5.02. The term “Disqualified Stock” shall also include any options, warrants or other rights that are convertible into Disqualified Stock or that are redeemable at the option of the holder, or required to be redeemed, prior to the date that is one year after the Termination Date.

“Distribution Amount” means the sum of, without duplication, (i) 50% of cumulative Consolidated Net Income of the Borrower since the Closing Date or if such Consolidated Net Income is of a deficit, 100% of such deficit, plus (ii) Parent Qualified Contributions (excluding Parent Qualified Contributions applied toward the Cure Amount and excludes Parent Qualified Contributions used to consummate a Permitted Acquisition) after the Closing Date to a Loan Party not otherwise prohibited by this Agreement, minus (iii) the dollar amount of Restricted Payments made pursuant to Section 5.02(f)(iv), plus (iv) $10,000,000.

“Dividend” has the meaning specified in the Preliminary Statements.

“Domestic Lending Office” means, with respect to any Lender Party, the office of such Lender Party specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender Party, as the case may be, or such other office of such Lender Party as such Lender Party may from time to time specify to the Borrower and the Administrative Agent.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; (d) a commercial bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $5 billion; (e) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership, trust or other entity) that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course and having total assets in excess of $100,000,000 and (f) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) in the case of any assignment of a Revolving Credit Commitment, the Issuing Banks and the Swing Line Banks, and (iii) the Borrower (which approval not to be unreasonably withheld or delayed); provided that the Borrower shall not have any approval rights in connection with any of the foregoing (x) if an Event of Default shall have occurred and be continuing or (y) to the extent determined by the Administrative Agent to be reasonably necessary to achieve a successful initial syndication of the Commitments hereunder. Notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Subsidiaries or Affiliates or any Person found unsuitable under any Gaming Laws.

“Employee Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA which (a) is maintained for employees of any Credit Party or any ERISA Affiliate or (b) has at any time within the preceding six (6) years been maintained for the employees of any Credit Party or any current or former ERISA Affiliate.

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, any Environmental Permit or Hazardous Material or arising from alleged injury or threat to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any Federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“Equity Issuance” means any issuance by the Borrower or any Subsidiary to any Person which is not the Parent or a Loan Party of (a) shares of its Equity Interests, (b) any shares of its Equity Interests pursuant to the exercise of options or warrants or (c) any shares of its Equity Interests pursuant to the conversion of any debt securities to equity. The term “Equity Issuance” shall not include (i) any Asset Disposition or (ii) any Debt Issuance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the controlled group of any Loan Party, or under common control with any Loan Party, within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Event” means (a) unless the applicable 30 day notice requirement with respect to such event has been waived by the PBGC, (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan or (ii) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Loan Party or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by any Loan Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan.

“Eurocurrency Liabilities” has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Lending Office” means, with respect to any Lender Party, the office of such Lender Party specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender Party (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender Party as such Lender Party may from time to time specify to the Borrower and the Administrative Agent.

“Eurodollar Rate” means a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Administrative Agent pursuant to the following formula:

LIBOR Rate =	LIBOR
1.00-Eurodollar Reserve Percentage

“Eurodollar Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(ii).

“Eurodollar Reserve Percentage” for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.

“Events of Default” has the meaning specified in Section 6.01.

“Excess Cash Flow” means, for any period of determination, the sum of the following determined on a Consolidated basis, without duplication, in accordance with GAAP: (a) Consolidated EBITDA of the Borrower and its Subsidiaries for such period minus (b) the sum of the cash amounts expended during such period for (i) expenditures made in connection with any acquisition permitted under Section 5.02(c)(iii) and to the extent not funded by Debt or equity, (ii) Investments made under other clauses of Section 5.02(c) to the extent not funded by Debt or equity, (iii) Restricted Payments made under Section 5.02(f), (iv) Capital Expenditures, (v) Consolidated Interest Expense, (vi) taxes paid in cash during such period with respect to income of the Borrower and its Subsidiaries on a Consolidated basis, and (vii) regularly scheduled and optional repayments or optional prepayments made with respect to principal on outstanding Debt (other than revolving Debt), as the case may be, of the Borrower and its Subsidiaries, plus or minus, as the case may be, any changes in working capital of the Borrower and its Subsidiaries for such period.

“Existing Debt” means Debt of the Borrower and its Subsidiaries outstanding immediately before the occurrence of the Closing Date, as set forth on Schedule 4.01(v).

“Extraordinary Receipt” means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including, without limitation, pension plan reversions, proceeds of insurance (including, without limitation, any key man life insurance but excluding proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation and casualty awards (and payments in lieu thereof), indemnity payments and any purchase price adjustment received in connection with any purchase agreement, but in any event excluding any tax refund; provided, however, that, so long as no Event of Default has occurred and is continuing, an Extraordinary Receipt shall not include cash receipts received from proceeds of insurance, condemnation awards (or payments in lieu thereof) or indemnity payments to the extent that such proceeds, awards or payments (a) do not exceed, individually or in the aggregate, $5,000,000 or (b) in respect of loss or damage to equipment, fixed assets or real property are applied (or in respect of which expenditures were previously incurred) to replace or repair the equipment, fixed assets or real property in respect of which such proceeds were received in accordance with the terms of the Loan Documents.

“Facility” means the Term Facility, the Revolving Credit Facility, the Swing Line Facility or the Letter of Credit Facility.

“FDIC” means the Federal Deposit Insurance Corporation, or any successor thereto.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the fee letter dated April 30, 2007, between the Borrower, the Administrative Agent and WCM, as amended from time to time in accordance with the terms thereof.

“Financial Performance Covenants” means the covenants of the Borrower set forth in Sections 5.04(a) and (b).

“Financings” has the meaning specified in the Preliminary Statements.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“Financial Officer” of any person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such person.

“Fiscal Year” means a fiscal year of the Borrower and its Consolidated Subsidiaries ending on December 31 in any calendar year.

“Force Majeure” means any cause beyond the reasonable control of the Borrower and occurring without the Borrower’s fault or negligence, including acts of God, unforeseen Government restrictions (including the denial or cancellation of license), wars or insurrections.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Fronting Fee” has the meaning specified in Section 2.08(b).

“Fund” means any Person (other than an individual) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“Funded Debt” of any Person means Debt in respect of the Loan Documents and the Second Lien Loan Documents, in the case of the Borrower, and all other Debt for Borrowed Money of such Person that by its terms matures more than one year after the date of determination or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year after such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year after such date.

“GAAP” has the meaning specified in Section 1.03.

“Gaming Authority” means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the federal government or any state, county, city or other political subdivision, whether now or hereafter in existence, or any officer or official thereof, but only to the extent that such agency, authority, board, bureau, commission, department, office or instrumentality possesses authority to regulate any gaming operation owned, managed or operated, or proposed to be owned, managed or operated, by the Borrower or any of its Subsidiaries.

“Gaming Laws” means all applicable federal, state and local laws, rules and regulations pursuant to which Gaming Authorities possess regulatory, licensing or permit authority over the ownership or operation of gaming facilities.

“Gaming License” means any finding of suitability, registration, license, franchise or other approval or authorization issued by or from any Gaming Authority under Gaming Laws that is required to own, lease, operate or otherwise conduct or manage the gaming activities of the Borrower and its Subsidiaries in any state or jurisdiction in which any Borrower or any of its Subsidiaries conduct business.

“General Contractor” means any Person who contracts for the construction of any entire Project, rather than for a portion of the work relating thereto and otherwise has the obligation to retain and pay subcontractors and coordinates the work to be performed.

“Governmental Authority” means any nation or government, any state, province, city, municipal entity or other political subdivision thereof, and any governmental, executive, legislative, judicial, administrative or regulatory agency, department, authority, instrumentality, commission, board, bureau or similar body, whether federal, state, provincial, territorial, local or foreign.

“Governmental Authorization” means any authorization, approval, consent, franchise, license, covenant, order, ruling, permit, certification, exemption, notice, declaration or similar right, undertaking or other action of, to or by, or any filing, qualification or registration with, any Governmental Authority.

“Governmental Real Property Disclosure Requirements” shall mean any requirement of any Governmental Authority requiring notification of the buyer, lessee, mortgagee, assignee or other transferee of any Real Property, facility, establishment or business, or notification, registration or filing to or with any Governmental Authority, in connection with the sale, lease, mortgage, assignment or other transfer (including any transfer of control) of any Real Property, facility, establishment or business, of the actual or threatened presence or release or discharge in or into the Environment, or the use, disposal or handling of Hazardous Materials on, at, under or near the Real Property, facility, establishment or business to be sold, leased, mortgaged, assigned or transferred.

“Guarantors” means the Subsidiaries of the Borrower.

“Guaranties” means, collectively, the Guaranty made by the Guarantors in favor of the Administrative Agent on behalf of the Lenders, substantially in the form of Exhibit E, together with each guaranty and guaranty supplement delivered pursuant to Section 5.01(l) or (m).

“Hazardous Materials” means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Hedge Agreements” means interest rate, commodity or currency swap, cap or collar agreements, future or option contracts and other hedging agreements (including, without limitation, all “swap agreements” as defined in 11 U.S.C. § 101).

“Hedge Bank” means any Lender Party or Affiliate of a Lender Party in its capacity as a party to a Secured Hedge Agreement and any counterparty to such Secured Hedge Agreement that was a Lender Party or Affiliate of a Lender Party at the time such Secured Hedge Agreement was entered into.

“Hotel Project” has the meaning specified in the Preliminary Statements.

“Increase Effective Date” shall have the meaning assigned to such term in Section 2.17(a).

“Increase Joinder” shall have the meaning assigned to such term in Section 2.17(c).

“Incremental Term Advance” shall have the meaning assigned to such term in Section 2.17(c).

“Incremental Term Advance Commitment” shall have the meaning assigned to such term in Section 2.17(a).

“Indemnified Party” has the meaning specified in Section 8.04(b).

“Information Memorandum” means the Confidential Information Memorandum dated May 2007, used by the Arranger in connection with the syndication of the Commitments.

“Initial Additional Term Advance” means the first Additional Term Advance to take place.

“Initial Extension of Credit” means the earlier to occur of the initial Borrowing and the initial issuance of a Letter of Credit hereunder.

“Initial Term Borrowing” means the Term Borrowing that takes place on the Closing Date.

“Insufficiency” means, with respect to any Plan, the amount, if any, by which its benefit liabilities, as defined in Section 4001(a)(16) of ERISA, determined using the actuarial assumptions used for funding purposes in the most recent actuarial report prepared for such Plan, exceeds the fair market value of such Plan’s assets.

“Insurance and Condemnation Event” means the receipt by the Borrower or any of its Subsidiaries of any cash insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective property or assets.

“Intellectual Property Security Agreement” has the meaning specified in Section 3.01(a)(iii).

“Intercreditor Agreement” means the Intercreditor Agreement among Borrower, Collateral Agent, and the Collateral Agent (as defined under the Second Lien Loan Documents) to be dated the Closing Date in the form attached hereto as Exhibit K.

“Interest Coverage Ratio” has the meaning specified in Section 5.04(b).

“Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance, and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months (nine or twelve months if agreed to by all participating lenders), as the Borrower may, upon notice received by the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(a) the Borrower may not select any Interest Period with respect to any Eurodollar Rate Advance under a Facility that ends after any principal repayment installment date for such Facility unless, after giving effect to such selection, the aggregate principal amount of Base Rate Advances and of Eurodollar Rate Advances having Interest Periods that end on or prior to such principal repayment installment date for such Facility shall be at least equal to the aggregate principal amount of Advances under such Facility due and payable on or prior to such date;

(b) Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Borrowing shall be of the same duration;

(c) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(d) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Investment” in any Person means any loan or advance to such Person, any purchase or other acquisition of any Equity Interests or Debt or the assets comprising a division or business unit or a substantial part or all of the business of such Person, any capital contribution to such Person or any other direct or indirect investment in such Person, including, without limitation, any acquisition by way of a merger or consolidation (or similar transaction) and any arrangement pursuant to which the investor incurs Debt of the types referred to in clause (h) or (i) of the definition of “Debt” in respect of such Person.

“Issuing Bank” means Wachovia, in its capacity as issuer of any Letter of Credit, or any successor thereto.

“Issuing Bank Fee” has the meaning specified in Section 2.08(c)

“L/C Collateral Account” has the meaning specified in the Security Agreement.

“L/C Disbursement” shall mean a payment or disbursement made by any Issuing Bank pursuant to a Letter of Credit.

“L/C Related Documents” has the meaning specified in Section 2.04(c)(i)(A).

“Lender Party” means any Lender, Swing Line Bank or Issuing Bank.

“Lenders” means each Person executing this Agreement as a Lender (including, without limitation, the Issuing Bank and the Swing Line Bank unless the context otherwise requires) set forth on the signature pages hereto and each Person that shall become a Lender hereunder pursuant to Section 8.07 hereunder.

“Lenders’ Consultant” means a consulting engineer selected by the Administrative Agent.

“Letter of Credit Advance” means an advance made by any Issuing Bank or any Revolving Credit Lender pursuant to Section 2.03(c).

“Letter of Credit Agreement” has the meaning specified in Section 2.03(a).

“Letter of Credit Commitment” means, with respect to any Issuing Bank at any time, the amount set forth opposite such Issuing Bank’s name on Schedule I hereto under the caption “Letter of Credit Commitment” or, if such Issuing Bank has entered into an Assignment and Acceptance, set forth for such Issuing Bank in the Register maintained by the Administrative Agent pursuant to Section 8.07(d) as such Issuing Bank’s “Letter of Credit Commitment”, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Letter of Credit Facility” means, at any time, an amount equal to the lesser of (a) the aggregate amount of the Issuing Banks’ Letter of Credit Commitments at such time and (b) $25,000,000, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Letter of Credit Fees” has the meaning specified in Section 2.08(b).

“Letters of Credit” has the meaning specified in Section 2.01(c).

“Leverage Ratio” means, at any date of determination, the ratio of (a) total Debt for Borrowed Money of the Borrower and its Subsidiaries as of such date to (b) Consolidated EBITDA of the Borrower and its Subsidiaries for the period of the four consecutive fiscal quarters of the Borrower then most recently ended; provided that for purposes of determining the Leverage Ratio at any date, such Debt for Borrowed Money shall include, with respect to any entities acquired by the Borrower or any of its Subsidiaries after the Closing Date as permitted under the Loan Documents, the Debt for Borrowed Money of such entities as of the date of determination.

“LIBOR” means the rate of interest per annum determined on the basis of the rate for deposits in Dollars in minimum amounts of at least $1,000,000 for a period equal to the applicable Interest Period which appears on the Reuters Screen LIBOR01 Page at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period (rounded upward, if necessary, to the nearest 1/100th of 1%). If, for any reason, such rate does not appear on Reuters Screen LIBOR01 Page, then “LIBOR” shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars in minimum amounts of at least $1,000,000 would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period. Each calculation by the Administrative Agent of LIBOR shall be conclusive and binding for all purposes, absent manifest error.

“Lien” means any lien, mortgage, deed of trust, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Loan Documents” means (a) this Agreement, (b) the Notes, (c) the Collateral Documents, (d) the Guaranties, (e) the Fee Letter, (f) each Letter of Credit Agreement, and (g) any certificate, letter or other document executed in connection herewith or therewith or pursuant hereto or thereto, excluding, in each case, any Secured Hedge Agreement.

“Loan Parties” means the Borrower and the Guarantors.

“Margin Stock” has the meaning specified in Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, condition, assets or liabilities of the Borrower and its Subsidiaries, taken as a whole, (b) the ability of any Loan Party to any Loan Documents or any document related thereto to perform its obligations thereunder or (c) the validity or enforceability of any Loan Documents or the rights and remedies of the Lender Parties.

“Material Contract” means, with respect to any Person, each contract to which such Person is a party involving aggregate consideration payable to or by such Person of $5,000,000 or more in any year or otherwise material to the business, condition (financial or otherwise), operations, performance or properties of such Person.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgages” has the meaning specified in Section 3.01(a)(xv).

“Mortgaged Property” shall mean each Real Property, if any, which shall be subject to a Mortgage delivered on or after the Closing Date pursuant to Section 5.01(l).

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and at least one Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Net Cash Proceeds” means, with respect to (a) any sale, lease, transfer or other disposition of any asset, (b) the incurrence or issuance of any Debt, (c) the sale or issuance of any Equity Interests

(including, without limitation, any capital contribution) by any Person, or (d) any Extraordinary Receipt received by or paid to or for the account of any Person, the aggregate amount of cash received from time to time (whether as initial consideration or through payment or disposition of deferred consideration) by or on behalf of such Person in connection with such transaction after deducting therefrom only (without duplication) (i) reasonable and customary brokerage commissions, underwriting fees and discounts, legal fees, finder’s fees and other similar fees, commissions, costs and expenses directly relating to such transaction, (ii) the amount of taxes payable in connection with or as a result of such transaction and (iii) the amount of any Debt secured by a Lien on such asset that, by the terms of the agreement or instrument governing such Debt, is required to be repaid upon such disposition, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid to a Person that is not an Affiliate of such Person or any Loan Party or any Affiliate of any Loan Party and are properly attributable to such transaction or to the asset that is the subject thereof; provided, however, that in the case of taxes that are deductible under clause (ii) above but for the fact that, at the time of receipt of such cash, such taxes have not been actually paid or are not then payable, such Loan Party or such Subsidiary may deduct an amount (the “Reserved Amount”) equal to the amount reserved in accordance with GAAP for such Loan Party’s or such Subsidiary’s reasonable estimate of such taxes, other than taxes for which such Loan Party or such Subsidiary is indemnified, provided further, however, that, at the time such taxes are paid, an amount equal to the amount, if any, by which the Reserved Amount for such taxes exceeds the amount of such taxes actually paid shall constitute “Net Cash Proceeds” of the type for which such taxes were reserved for all purposes hereunder; provided further that, so long as no Event of Default has occurred and is continuing, Net Cash Proceeds shall not include any cash receipts from any transaction described in clause (a) above to the extent the proceeds of such cash receipts (individually or in the aggregate) shall not exceed $1,000,000.

“Non-Consenting Lender” has the meaning specified in Section 2.10(f).

“Note” means a Term Note or a Revolving Credit Note.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Notice of Issuance” has the meaning specified in Section 2.03(a).

“Notice of Prepayment” has the meaning assigned thereto in Section 2.06(a).

“Notice of Renewal” has the meaning specified in Section 2.01(c).

“Notice of Swing Line Borrowing” has the meaning specified in Section 2.02(b).

“Notice of Termination” has the meaning specified in Section 2.01(c).

“NPL” means the National Priorities List under CERCLA.

“Obligation” means, with respect to any Loan Party under any and all of the Loan Documents, (a) the obligation to pay principal, interest, Letter of Credit commissions, reimbursement amounts, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by such Loan Party under any Loan Document and (b) the obligation of such Loan Party to reimburse any amount in respect of any of the foregoing that any Lender Party, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

“Off Balance Sheet Obligation” means, with respect to any Person, any obligation of such Person under a synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing classified as an operating lease in accordance with GAAP, if such obligations would give rise to a claim against such Person in a proceeding referred to in Section 6.01(s).

“Other Taxes” has the meaning specified in Section 2.12(b).

“Parent” has the meaning specified in the Preliminary Statements.

“Parent Qualified Contributions” means the amount of Net Cash Proceeds actually received by the Borrower or any Guarantor from the issuance of any Equity Interests (excluding Disqualified Stock), and any capital contribution from Parent in respect thereof.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Perfection Certificate” means a perfection certificate, executed by the Loan Parties substantially in the form of Exhibit J.

“Permitted Acquisition” means any investment by the Borrower or any Subsidiary in the form of acquisitions of all or substantially all of the business or a line of business (whether by the acquisition of capital stock, assets or any combination thereof) of any other Person if each such acquisition meets all of the following requirements:

(a) no less than ten (10) Business Days prior to the proposed closing date of such acquisition, the Borrower shall have delivered written notice of such acquisition to the Administrative Agent and the Lenders, which notice shall include the proposed closing date of such acquisition;

(b) such acquisition shall not be hostile;

(c) the Person or business to be acquired shall be in a substantially similar line of business as the Borrower and its Subsidiaries pursuant to Section 5.02(1);

(d) if such transaction is a merger or consolidation, the Borrower or a Subsidiary shall be the surviving Person and no Change of Control shall have been effected thereby;

(e) the Borrower shall have delivered to the Administrative Agent such documents reasonably requested by the Administrative Agent or the Required Lenders (through the Administrative Agent) pursuant to Section 5.01(l) to be delivered at the time required pursuant to Section 5.01(1);

(f) no later than five (5) Business Days prior to the proposed closing date of such acquisition, the Borrower shall have delivered to the Administrative Agent and the Lenders Compliance Certificate for the most recent fiscal quarter end preceding such acquisition demonstrating, in form and substance reasonably satisfactory thereto, (A) pro forma compliance (as of the date of the acquisition and after giving effect thereto and any Extensions of Credit made or to be made in connection therewith) with each covenant contained in Section 5.04;

(g) no later than five (5) Business Days prior to the proposed closing date of such acquisition the Borrower, to the extent requested by the Administrative Agent, shall have delivered to the Administrative Agent promptly upon the finalization thereof copies of substantially final Permitted Acquisition Documents;

(h) no Event of Default shall have occurred and be continuing both before and after giving effect to such acquisition;

(i) the Borrower shall have obtained the prior written consent of the Administrative Agent and the Required Lenders prior to the consummation of such acquisition if (A) the Permitted Acquisition Consideration for any such acquisition (or series of related acquisitions), together with all other acquisitions consummated during the previous twelve (12) month period, and (B) the Permitted Acquisition Consideration for all acquisitions (or series of related acquisitions), together with all other acquisitions consummated during the term of this Agreement exceeds $100,000,000 in the aggregate.

(j) the Borrower shall provide such other documents and other information available to it as may be reasonably requested by the Administrative Agent or the Required Lenders (through the Administrative Agent) in connection with the consummation of the acquisition no later than ten (10) days prior to the acquisition.

“Permitted Acquisition Consideration” means the aggregate amount of the purchase price (including, but not limited to, any assumed debt, earn-outs (valued at the maximum amount payable thereunder), deferred payments, or Equity Interests of the Borrower, net of the applicable acquired company’s cash (including investments of the type described in Section 5.02(c)(vi)) balance as shown on its most recent financial statements delivered in connection with the applicable Permitted Acquisition) to be paid on a singular basis in connection with any applicable Permitted Acquisition as set forth in the applicable Permitted Acquisition Documents executed by the Borrower or any of its Subsidiaries in order to consummate the applicable Permitted Acquisition.

“Permitted Acquisition Documents” means, with respect to any acquisition proposed by the Borrower or any Subsidiary, final copies or substantially final drafts if not executed at the required time of delivery of the purchase agreement, sale agreement, merger agreement or other agreement evidencing such acquisition, including, without limitation, all legal opinions and each other document executed, delivered, contemplated by or prepared in connection therewith and any amendment, modification or supplement to any of the foregoing.

“Permitted Holder” means Tilman J. Fertitta and his estate, spouse and lineal descendants, and the legal representatives of any of the foregoing, and the trustees of any bona fide trusts of which any of the foregoing are the sole beneficiaries and grantors, or any corporation, limited partnership, limited liability company or similar entity, all of the Voting Interests of which are owned by any of the foregoing.

“Permitted Liens” means the Liens permitted pursuant to Section 5.02(b).

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Pledged Debt” has the meaning specified in the Security Agreement.

“Pledged Equity” has the meaning specified in the Security Agreement.

“Preferred Interests” means, with respect to any Person, Equity Interests issued by such Person that are entitled to a preference or priority over any other Equity Interests issued by such Person upon any distribution of such Person’s property and assets, whether by dividend or upon liquidation.

“Pro Rata Share” of any amount means, with respect to any Revolving Credit Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender’s Revolving Credit Commitment at such time (or, if the Commitments shall have expired or been terminated pursuant to Section 2.05 or 6.01, such Lender’s Revolving Credit Commitment as in effect immediately prior to such expiration or termination) and the denominator of which is the aggregate amount of the Revolving Credit Facility at such time (or, if the Commitments shall have expired or been terminated pursuant to Section 2.05 or 6.01, the Revolving Credit Facility as in effect immediately prior to such termination).

“Project Budget” has the meaning specified in Section 3.02(d).

“Project Construction Schedule” has the meaning specified in Section 3.02(c).

“Project Cost” has the meaning specified in Section 3.02(d).

“Project Documents” has the meaning specified in Section 3.02(g).

“Project Plans” has the meaning specified in Section 3.02(b).

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Redeemable” means, with respect to any Equity Interest, any Debt or any other right or obligation, any such Equity Interest, Debt, right or obligation that (a) the issuer has undertaken to redeem at a fixed or determinable date or dates, whether by operation of a sinking fund or otherwise, or upon the occurrence of a condition not solely within the control of the issuer or (b) is redeemable at the option of the holder.

“Refinancing” has the meaning specified in the Preliminary Statements.

“Register” has the meaning specified in Section 8.07(c).

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders owed or holding at least a majority in interest of the sum of (a) the aggregate principal amount of the Advances outstanding at such time, (b) the aggregate Available Amount of all Letters of Credit outstanding at such time, (c) the aggregate unused Term Commitments at such time and (d) the aggregate Unused Revolving Credit Commitments at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time (i) the aggregate principal amount of the Advances owing to such Lender (in its capacity as a Lender) and outstanding at such time, (ii) such Lender’s Pro Rata Share of the aggregate Available Amount of all Letters of Credit outstanding at such time, (iii) the aggregate unused Term Commitment of such Lender at such time and (iv) the Unused Revolving Credit Commitment of such Lender at such time. For purposes of this definition, the aggregate principal amount of Swing Line Advances owing to any Swing Line Bank and of Letter of Credit Advances owing to any Issuing Bank and the Available Amount of each Letter of Credit shall be considered to be owed to the Revolving Credit Lenders ratably in accordance with their respective Revolving Credit Commitments.

“Required Revolving Credit Lenders” means, at any time, Revolving Credit Lenders owed or holding at least a majority in interest of the sum of (a) the aggregate principal amount of the Revolving Credit Advances outstanding at such time, (b) the aggregate Available Amount of all Letters of Credit outstanding at such time and (c) the aggregate Unused Revolving Credit Commitments at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Revolving Credit Lenders at such time (i) the aggregate principal amount of the Revolving Credit Advances owing to such Lender (in its capacity as a Lender) and outstanding at such time, (ii) such Lender’s Pro Rata Share of the aggregate Available Amount of all Letters of Credit outstanding at such time and (iii) the Unused Revolving Credit Commitment of such Lender at such time. For purposes of this definition, the aggregate principal amount of Swing Line Advances owing to any Swing Line Bank and of Letter of Credit Advances owing to any Issuing Bank and the Available Amount of each Letter of Credit shall be considered to be owed to the Revolving Credit Lenders ratably in accordance with their respective Revolving Credit Commitments.

“Required Term Lenders” means, at any time, Lenders owed or holding at least a majority in interest of the aggregate principal amount of the Term Advances outstanding at such time; provided, however, that if any Lender making Term Advances shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Term Lenders at such time the aggregate principal amount of the Term Advances owing to such Lender (in its capacity as a Lender) and outstanding at such time.

“Responsible Officer” means the chief executive officer, president, chief financial officer, chief administrative officer, treasurer or assistant treasurer of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” has the meaning specified in Section 5.02(f).

“Revolving Credit Advance” has the meaning specified in Section 2.01(b).

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Advances of the same Type made by the Revolving Credit Lenders.

“Revolving Credit Commitment” means, with respect to any Revolving Credit Lender at any time, the amount set forth opposite such Lender’s name on Schedule I hereto under the caption “Revolving Credit Commitment” or, if such Lender has entered into one or more Assignment and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 8.07(d) as such Lender’s “Revolving Credit Commitment”, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time. As of the Closing Date, the aggregate amount of the Revolving Credit Commitments is $50,000,000.

“Revolving Credit Lender” means any Lender that has a Revolving Credit Commitment.

“Revolving Credit Note” means a promissory note of the Borrower payable to the order of any Revolving Credit Lender, in substantially the form of Exhibit A 1 hereto, evidencing the aggregate Debt of the Borrower to such Lender resulting from the Revolving Credit Advances, Letter of Credit Advances and Swing Line Advances made by such Lender, as amended, endorsed or replaced.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

“Sale-and-Leaseback Transaction” has the meaning specified in Section 5.02(r).

“Second Lien Administrative Agent” means Wachovia as Administrative Agent under the Second Lien Credit Agreement, and any successor administrative agent thereunder.

“Second Lien Credit Agreement” means the Second Lien Credit Agreement, dated as of the Closing Date, by and among the Borrower, the lenders party thereto and the Second Lien Administrative Agent, as in effect on the date hereof.

“Second Lien Loan Documents” means Loan Documents as defined in the Second Lien Credit Agreement.

“Second Lien Secured Parties” means Secured Parties as defined in the Second Lien Credit Agreement.

“Secured Hedge Agreement” means any Hedge Agreement permitted by Article V that is entered into by and between any Loan Party and any Hedge Bank and that is secured by the Collateral Documents.

“Secured Obligations” means, collectively, the “Secured Obligations” defined in Section 2 of the Security Agreement.

“Secured Parties” means the Agents, the Lender Parties, the Indemnified Parties and the Hedge Banks.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” has the meaning specified in Section 3.01(a)(ii).

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and no Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Solvent” and “Solvency” mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock (or membership interests) having ordinary voting power to elect a majority of the Board of Directors (or equivalent governing body) of such Person (irrespective of whether at the time capital stock of any other class or classes of such Person shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries. For the avoidance of doubt, The Fremont Street Experience Limited Liability Company is not a Subsidiary of any Loan Party.

“Subordinated Debt” means the collective reference to any Debt of the Borrower or any Subsidiary subordinated in right and time of payment to the Obligations and containing such other terms and conditions, in each case as are reasonably satisfactory to the Administrative Agent.

“Supplemental Collateral Agent” has the meaning specified in Section 7.10(a).

“Survey” shall mean a survey of any Mortgaged Property (and all improvements thereon) which is (a) (i) prepared by a surveyor or engineer licensed to perform surveys in the jurisdiction where such Mortgaged Property is located, (ii) dated (or redated) not earlier than six months prior to the date of delivery thereof unless there shall have occurred within six months prior to such date of delivery any exterior construction on the site of such Mortgaged Property or any easement, right of way or other interest in the Mortgaged Property has been granted or become effective through operation of law or otherwise with respect to such Mortgaged Property which, in either case, can be depicted on a survey, in which events, as applicable, such survey shall be dated (or redated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than 20 days prior to such date of delivery, or after the grant or effectiveness of any such easement, right of way or other interest in the Mortgaged Property, (iii) certified by the surveyor (in a manner reasonably acceptable to the Administrative Agent) to the Administrative Agent, the Collateral Agent and the Title Company, (iv) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey and (v) sufficient for the Title Company to remove all standard survey exceptions from the title insurance policy (or commitment) relating to such Mortgaged Property and issue the endorsements of the type required by Section 3.01(xvi) or (b) otherwise acceptable to the Collateral Agent.

“Surviving Debt” means Debt of the Borrower and its Subsidiaries outstanding immediately before and after giving effect to the Initial Extension of Credit.

“Swing Line Advance” means an advance made by (a) any Swing Line Bank pursuant to Section 2.01(d) or (b) any Revolving Credit Lender pursuant to Section 2.02(b).

“Swing Line Bank” means Wachovia in its capacity as swing line lender hereunder or any Lender that becomes a Swing Line Bank upon Wachovia’s resignation as Administrative Agent.

“Swing Line Borrowing” means a borrowing consisting of a Swing Line Advance made by any Swing Line Bank pursuant to Section 2.01(d) or the Revolving Credit Lenders pursuant to Section 2.02(b).

“Swing Line Commitment” means, with respect to any Swing Line Bank at any time, the amount set forth opposite such Swing Line Bank’s name on Schedule I hereto under the caption “Swing Line Commitment” or, if such Swing Line Bank has entered into one or more Assignment and Acceptances, set forth for such Swing Line Bank in the Register maintained by the Administrative Agent pursuant to Section 8.07(d) as such Swing Line Bank’s “Swing Line Commitment”, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Swing Line Facility” means, at any time, an amount equal to the lesser of (a) the aggregate amount of the Swing Line Banks’ Swing Line Commitments at such time and (b) $10,000,000, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Taxes” has the meaning specified in Section 2.12(a).

“Term Advance” has the meaning specified in Section 2.01(a) or an Incremental Term Advance.

“Term Borrowing” means a borrowing consisting of simultaneous Term Advances of the same Type made by the Term Lenders.

“Term Commitment” means, with respect to any Term Lender at any time, the amount set forth opposite such Lender’s name on Schedule I hereto under the caption “Term Commitment”, by an Increase Joinder or, if such Lender has entered into one of more Assignment and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 8.07(d) as such Lender’s “Term Commitment”, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Term Facility” means, at any time, the aggregate amount of the Term Lenders’ Term Commitments at such time.

“Term Lender” means any Lender that has a Term Commitment or has made Term Advances.

“Term Note” means a promissory note of the Borrower payable to the order of any Term Lender, in substantially the form of Exhibit A-2 hereto, evidencing the Debt of the Borrower to such Lender resulting from the Term Advance made by such Lender, as amended, endorsed or replaced.

“Termination Date” means the earlier of (a) the date of termination in whole of the Revolving Credit Commitments, the Swing Line Commitments, the Letter of Credit Commitment and the Term Commitments pursuant to Section 2.05 or 6.01 and (b)(i) for purposes of the Revolving Credit Facility, the Swing Line Facility and the Letter of Credit Facility, June 30, 2013, and (ii) for purposes of the Term Facility, the earlier of (A) the payment in full of the Term Facility and (B) June 30, 2014.

“Title Company” shall mean any title insurance company as shall be retained by Borrower and reasonably acceptable to the Administrative Agent.

“Title Policy” shall have the meaning assigned to such term in Section 3.01(xvi).

“Transactions” has the meaning specified in the Preliminary Statements.

“Type” refers to the distinction between Advances bearing interest at the Base Rate and Advances bearing interest at the Eurodollar Rate.

“UCC” means the Uniform Commercial Code as in effect, from time to time, in the State of New York.

“Unused Revolving Credit Commitment” means, with respect to any Revolving Credit Lender at any time, an amount equal to (a) such Lender’s Revolving Credit Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Revolving Credit Advances and Letter of Credit Advances made by or deemed to be purchased by such Lender (in its capacity as a Lender) and outstanding at such time plus (ii) such Lender’s Pro Rata Share of (A) the aggregate Available Amount of all Letters of Credit outstanding at such time, and (B) the aggregate principal amount of all Swing Line Advances made by the Swing Line Banks pursuant to Section 2.01(d) and outstanding at such time.

“Voting Interests” means shares of capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Wachovia” has the meaning specified in the recital of parties to this Agreement.

“WCM” has the meaning specified in the recital of parties to this Agreement.

“Withdrawal Liability” has the meaning specified in Section 4201(b) of ERISA.

SECTION 1.02. Computation of Time Periods; Other Definitional Provisions. In this Agreement and the other Loan Documents in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”. References in the Loan Documents to any agreement or contract “as amended” shall mean and be a reference to such agreement or contract as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms. All notices shall be required to be in writing.

SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles in effect from time to time in the United States of America (“GAAP”). If, at any time after the date of this Agreement, any material change is made to GAAP or the Borrower’s accounting practices that would affect in any material respect the determination of compliance with the covenants set forth in this Agreement, the Borrower shall notify the Administrative Agent of the change and the Borrower and the Administrative Agent shall negotiate in good faith to amend such covenant to restore the Borrower and the Lenders to the position they occupied before the implementation of such material change in GAAP or accounting practices; provided that if the Borrower and the Administrative Agent are unable to reach agreement within 30 days following the implementation of such material change, the Administrative Agent shall be permitted, acting in good faith, to make such amendments to the covenants set forth in this Agreement as it reasonably determines are necessary to restore the Borrower and the Lenders to the position they occupied prior to the implementation thereof.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

AND THE LETTERS OF CREDIT

SECTION 2.01. The Advances and the Letters of Credit.

(a) The Term Advances. Each Term Lender severally and not jointly agrees, on the terms and conditions hereinafter set forth, to make loans to the Borrower from time to time (each, a “Term Advance”) on any Business Day during the Availability Period for the Term Facility, in an aggregate amount not to exceed such Lender’s Term Commitment at such time. The Initial Term Borrowing shall consist of a Term Advance of $210,000,000 made on the Closing Date by the Term Lenders ratably according to their Term Commitments. Additional Term Advances shall not exceed $120,000,000, provided that (i) any such Borrowing shall be in a minimum amount of $20,000,000 and (ii) the Borrower may make a maximum of five such Borrowings. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed.

(b) The Revolving Credit Advances. Each Revolving Credit Lender severally agrees, on the terms and conditions hereinafter set forth, to make advances (each a “Revolving Credit Advance”) to the Borrower from time to time on any Business Day during the period from the Closing Date until the Termination Date in respect of the Revolving Credit Facility in an amount for each such Advance not to exceed such Lender’s Unused Revolving Credit Commitment at such time. Each Revolving Credit Borrowing shall be in an aggregate amount of $1,000,000 in the case of Eurodollar Rate Advances or $1,000,000 in the case of Base Rate Advances, or in each case an integral multiple of $1,000,000 in excess thereof (other than a Borrowing the proceeds of which shall be used solely to repay or prepay in full outstanding Letter of Credit Advances) and shall consist of Revolving Credit Advances made simultaneously by the Revolving Credit Lenders ratably according to their Revolving Credit Commitments. Within the limits of each Revolving Credit Lender’s Unused Revolving Credit Commitment in effect from time to time, the Borrower may borrow under this Section 2.01(b), prepay pursuant to Section 2.06(a) and reborrow under this Section 2.01(b).

(c) The Letters of Credit. The Issuing Bank agrees, on the terms and conditions hereinafter set forth, to issue or renew (or cause any Affiliate that is a commercial bank to issue or renew on its behalf) standby letters of credit and commercial letters of credit (together, the “Letters of Credit”) in United States dollars for the account of the Borrower from time to time on any Business Day during the period from the Closing Date until 30 days before the Termination Date in respect of the Revolving Credit Facility in an aggregate Available Amount (i) for all Letters of Credit not to exceed at any time the lesser of (x) the Letter of Credit Facility at such time and (y) such Issuing Bank’s Letter of Credit Commitment at such time and (ii) for each such Letter of Credit not to exceed the Unused Revolving Credit Commitments of the Revolving Credit Lenders at such time. No Letter of Credit shall have an expiration date (including all rights of the Borrower or the beneficiary to require renewal) later than the earlier of (a) one year after the date of issuance thereof and (b) the date that is 30 days before the Termination Date in respect of the Revolving Credit Facility, but may by its terms be renewable annually upon written notice (a “Notice of Renewal”) given to the Issuing Bank that issued such Letter of Credit and the Administrative Agent on or prior to any date for notice of renewal set forth in such Letter of Credit but in any event at least ten Business Days prior to the date of the proposed renewal of such Letter of Credit and upon fulfillment of the applicable conditions set forth in Article III unless such Issuing Bank has notified the Borrower (with a copy to the Administrative Agent) on or prior to the date for notice of termination set forth in such Letter of Credit but in any event at least 30 Business Days prior to the date of automatic renewal of its election not to renew such Letter of Credit (a “Notice of Termination”); provided that the terms of each Letter of Credit that is automatically renewable annually shall (x) require the Issuing Bank that issued such Letter of Credit to give the beneficiary named in such Letter of Credit notice of any Notice of Termination, (y) permit such beneficiary, upon receipt of such notice, to draw under such Letter of Credit prior to the date such Letter of Credit otherwise would have been automatically renewed and (z) not permit the expiration date (after giving effect to any renewal) of such Letter of Credit in any event to be extended to a date later than 30 days before the Termination Date in respect of the Revolving Credit Facility. If either a Notice of Renewal is not given by the Borrower or a Notice of Termination is given by the Issuing Bank that issued a Letter of Credit pursuant to the immediately preceding sentence, such Letter of Credit shall expire on the date on which it otherwise would have been automatically renewed. Within the limits of the Letter of Credit Facility, and subject to the limits referred to above, the Borrower may request the issuance of Letters of Credit under this Section 2.01(c), repay any Letter of Credit Advances resulting from drawings thereunder pursuant to Section 2.03(c) and request the issuance of additional Letters of Credit under this Section 2.01(c).

(d) The Swing Line Advances. Each Swing Line Bank agrees, on the terms and conditions hereinafter set forth, to make Swing Line Advances to the Borrower from time to time on any Business Day during the period from the date hereof until the Termination Date in an amount for each such Advance not to exceed the lesser of (i) such Swing Line Bank’s Swing Line Commitment at such time and (ii) the aggregate Unused Revolving Credit Commitments at such time. No Swing Line Advance shall be used for the purpose of funding the payment of principal of any other Swing Line Advance. Each Swing Line Borrowing shall be in an amount of $1,000,000 or an integral multiple of $1,000,000 in excess thereof and shall be made as a Base Rate Advance. Within the limits of the Swing Line Facility and within the limits referred to in clauses (i) and (ii) above, the Borrower may borrow under this Section 2.01(d), repay pursuant to Section 2.04(d) or prepay pursuant to Section 2.06(a) and reborrow under this Section 2.01(d).

SECTION 2.02. Making the Advances.

(a) Except as otherwise provided in Section 2.02(b) or 2.03, each Borrowing shall be made on notice, given not later than 12:00 noon (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurodollar Rate Advances, or the Business Day of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by the Borrower to the Administrative Agent, which shall give to each Appropriate Lender prompt notice thereof. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be in writing or electronic mail or by telephone, confirmed immediately in writing, or telecopier or electronic communication, in substantially the form of Exhibit B-1 hereto, specifying therein the requested (i) date of such Borrowing, (ii) Facility under which such Borrowing is to be made, (iii) Type of Advances comprising such Borrowing, (iv) aggregate amount of such Borrowing and (v) in the case of a Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Advance. Each Appropriate Lender shall, before 1:00 P.M. (New York City time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing in accordance with the respective Commitments under the applicable Facility of such Lender and the other Appropriate Lenders. Upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower by crediting the Borrower’s Account; provided, however, that, in the case of any Revolving Credit Borrowing, the Administrative Agent shall first make a portion of such funds equal to the aggregate principal amount of any Swing Line Advances and Letter of Credit Advances made by any Swing Line Bank or any Issuing Bank, as the case may be, and by any other Revolving Credit Lender and outstanding on the date of such Revolving Credit Borrowing, plus interest accrued and unpaid thereon to and as of such date, available to such Swing Line Bank or such Issuing Bank, as the case may be, and such other Revolving Credit Lenders for repayment of such Swing Line Advances and Letter of Credit Advances.

(b) Each Swing Line Borrowing shall be made on notice, given not later than 11:00 A.M. (New York City time) on the date of the proposed Swing Line Borrowing, by the Borrower to any Swing Line Bank and the Administrative Agent. Each such notice of a Swing Line Borrowing (a “Notice of Swing Line Borrowing”) shall be in writing or by telephone, confirmed immediately in writing, or telecopier or electronic communication, in substantially the form of Exhibit B-1 hereto, specifying therein the requested (i) date of such Borrowing, (ii) amount of such Borrowing and (iii) maturity of such Borrowing (which maturity shall be no later than the seventh day after the requested date of such Borrowing). Swing Line Bank will make the amount thereof available to the Administrative Agent at the Administrative Agent’s Account, in same day funds. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower by crediting the Borrower’s Account. Upon written demand by any Swing Line Bank with an outstanding Swing Line Advance, with a copy of such demand to the Administrative Agent, or automatically upon the occurrence of an Event of Default described in Section 6.01(k), (s) or (t) each other Revolving Credit Lender shall purchase from such Swing Line Bank, and such Swing Line Bank shall sell and assign to each such other Revolving Credit Lender, such other Lender’s Pro Rata Share of such outstanding Swing Line Advance as of the date of such demand, by making available for the account of its Applicable Lending Office to the Administrative Agent for the account of such Swing Line Bank, by deposit to the Administrative Agent’s Account, in same day funds, an amount equal to the portion of the outstanding principal amount of such Swing Line Advance to be purchased by such Lender. The Borrower hereby agrees to each such sale and assignment. Each Revolving Credit Lender agrees to purchase its Pro Rata Share of an outstanding Swing Line Advance on the Business Day on which demand therefor is made by the Swing Line Bank that made such Advance, provided that notice of such demand is given not later than 1:00 P.M. (New York City time) on such Business Day or the first Business Day next succeeding such demand if notice of such demand is given after such time or, in the case of the occurrence of an Event of Default described in Section 6.01(k), (s) or (t) on the date of such occurrence. Upon any such assignment by a Swing Line Bank to any other Revolving Credit Lender of a portion of a Swing Line Advance, such Swing Line Bank represents and warrants to such other Lender that such Swing Line Bank is the legal and beneficial owner of such interest being assigned by it, but makes no other representation or warranty and assumes no responsibility with respect to such Swing Line Advance, the Loan Documents or any Loan Party. If and to the extent that any Revolving Credit Lender shall not have so made the amount of such Swing Line Advance available to the Administrative Agent, such Revolving Credit Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by such Swing Line Bank until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate. If such Lender shall pay to the Administrative Agent such amount for the account of such Swing Line Bank on any Business Day, such amount so paid in respect of principal shall constitute a Swing Line Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Swing Line Advance made by such Swing Line Bank shall be reduced by such amount on such Business Day.

(c) Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrower may not select Eurodollar Rate Advances for any Borrowing if the aggregate amount of such Borrowing is less than $1,000,000 or if the obligation of the Appropriate Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.09 or 2.10 and (ii) the Advances may not be outstanding as part of more than 8 separate Borrowings with more than 8 different Interest Periods.

(d) Each Notice of Borrowing and Notice of Swing Line Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Appropriate Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(e) Unless the Administrative Agent shall have received written notice from an Appropriate Lender prior to the date of any Borrowing under a Facility under which such Lender has a Commitment that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay or pay to the Administrative Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid or paid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at such time under Section 2.07 to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate for 3 days, and then the interest rate applicable at such time under Section 2.07 to Advances comprising such Borrowing. If such Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender’s Advance as part of such Borrowing for all purposes.

(f) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

(g) The Administrative Agent may conclusively rely on the purported genuineness of all telephonic notices, without any responsibility or liability, except for its own gross negligence or willful misconduct.

SECTION 2.03. Issuance of and Drawings and Reimbursement Under Letters of Credit.

(a) Request for Issuance. Each Letter of Credit shall be issued upon notice, given not later than 11:00 A.M. (New York City time) on the fifth Business Day prior to the date of the proposed issuance of such Letter of Credit, by the Borrower to the Issuing Bank that shall issue such Letter of Credit, which shall give to the Administrative Agent and each Revolving Credit Lender prompt notice thereof by telecopier or electronic communication. Each such notice of issuance of a Letter of Credit (a “Notice of Issuance”) shall be in writing or electronic mail or by telephone, confirmed immediately in writing, or telecopier or electronic communication, specifying therein the requested (i) date of such issuance (which shall be a Business Day), (ii) Available Amount of such Letter of Credit (which amount shall not be less than $1,000,000), (iii) expiration date of such Letter of Credit, (iv) name and address of the beneficiary of such Letter of Credit and (v) form of such Letter of Credit, and shall be accompanied by such Issuing Bank’s customary application and agreement for letter of credit as the applicable Issuing Bank may specify to the Borrower for use in connection with such requested Letter of Credit (a “Letter of Credit Agreement”). If the requested form of such Letter of Credit is acceptable to the applicable Issuing Bank in its reasonable discretion, such Issuing Bank will, upon fulfillment of the applicable conditions set forth in Article III, make such Letter of Credit available to the Borrower at its office referred to in Section 8.02 or as otherwise agreed with the Borrower in connection with such issuance. In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern.

(b) Letter of Credit Reports. Each Issuing Bank shall furnish (i) to the Administrative Agent on or about the first Business Day of each week a written report summarizing issuance and expiration dates of Letters of Credit issued by such Issuing Bank during the previous week and drawings during such week under all Letters of Credit issued by such Issuing Bank and (ii) to the Administrative Agent and each Revolving Credit Lender on or about the first Business Day of each calendar quarter a written report setting forth the average daily aggregate Available Amount during the preceding calendar quarter of all Letters of Credit.

(c) Participations in Letters of Credit. Upon the issuance of a Letter of Credit by any Issuing Bank under Section 2.03(a), such Issuing Bank shall be deemed, without further action by any party hereto, to have sold to each Revolving Credit Lender, and each such Revolving Credit Lender shall be deemed, without further action by any party hereto, to have purchased from such Issuing Bank, a participation in such Letter of Credit in an amount for each Revolving Credit Lender equal to such Lender’s Pro Rata Share of the Available Amount of such Letter of Credit, effective upon the issuance of such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay such Lender’s Pro Rata Share of each L/C Disbursement made by any Issuing Bank and not reimbursed by the Borrower forthwith on the date due as provided in Section 2.04(c) (or which has been so reimbursed but must be returned or restored by such Issuing Bank because of the occurrence of an event specified in Section 6.01(f) or otherwise) by making available for the account of its Applicable Lending Office to the Administrative Agent for the account of such Issuing Bank by deposit to the Administrative Agent’s Account, in same day funds, an amount equal to such Lender’s Pro Rata Share of such L/C Disbursement. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire and pay for participations pursuant to this Section 2.03(c) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default or the termination of the Commitments, and that each such payment shall be made without any off-set, abatement, withholding or reduction whatsoever. If and to the extent that any Revolving Credit Lender shall not have so made the amount of such L/C Disbursement available to the Administrative Agent, such Revolving Credit Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date such L/C Disbursement is due pursuant to Section 2.04(c) until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate for its account or the account of such Issuing Bank, as applicable. If such Lender shall pay to the Administrative Agent such amount for the account of such Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute a Letter of Credit Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Letter of Credit Advance made by such Issuing Bank shall be reduced by such amount on such Business Day.

(d) Drawing and Reimbursement. The payment by any Issuing Bank of a draft drawn under any Letter of Credit shall constitute for all purposes of this Agreement the making by such Issuing Bank of a Letter of Credit Advance, which shall be a Base Rate Advance and reimbursed in accordance with Section 2.04(c), in the amount of such draft.

(e) Failure to Make Letter of Credit Advances. The failure of any Lender to make the Letter of Credit Advance to be made by it on the date specified in Section 2.03(c) shall not relieve any other Lender of its obligation hereunder to make its Letter of Credit Advance on such date, but no Lender shall be responsible for the failure of any other Lender to make the Letter of Credit Advance to be made by such other Lender on such date.

(f) Applicability of ISP98 (ICC Publication No. 590). Unless otherwise expressly agreed by the applicable Issuing Bank and the Borrower when a Letter of Credit is issued, the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance) shall apply to each Letter of Credit.

SECTION 2.04. Repayment of Advances.

(a) Term Advances. The Borrower shall repay to the Administrative Agent for the ratable account of the Term Lenders the aggregate outstanding principal amount of the Term Advances on the following dates in the amounts specified below (which amounts shall be increased as a result of Additional Term Borrowings pursuant to Section 2.01 or reduced as a result of the application of prepayments in accordance with Section 2.06):

Date	Amount
September 30, 2009	$525,000
December 31, 2009	$525,000
March 31, 2010	$525,000
June 30, 2010	$525,000
September 30, 2010	$525,000
December 31, 2010	$525,000
March 31, 2011	$525,000
June 30, 2011	$525,000
September 30, 2011	$525,000
December 31, 2011	$525,000

Date	Amount
March 31, 2012	$525,000
June 30, 2012	$525,000
September 30, 2012	$525,000
December 31 2012	$525,000
March 31, 2013	$525,000
June 30, 2013	$525,000
September 30, 2013	$525,000
December 31, 2013	$525,000
March 31, 2014	$525,000
Termination Date	$200,025,000

Additional Term Advances shall amortize in equal quarterly installments equal to 0.25% of such Additional Term Advances commencing with the first full quarter after such borrowing until the Termination Date, it being understood that the final principal installment shall be repaid on the Termination Date in respect of the Term Facility and in any event shall be in an amount equal to the aggregate principal amount of the Term Advances outstanding on such date.

(b) Revolving Credit Advances. The Borrower shall repay to the Administrative Agent for the ratable account of the Revolving Credit Lenders on the Termination Date in respect of the Revolving Credit Facility the aggregate principal amount of the Revolving Credit Advances then outstanding.

(c) Letter of Credit Advances. The Borrower shall repay to the Administrative Agent for the account of each Issuing Bank and each other Revolving Credit Lender that has made a Letter of Credit Advance on the earlier of demand and the Termination Date in respect of the Revolving Credit Facility the outstanding principal amount of each Letter of Credit Advance made by each of them.

(i) The Obligations of the Borrower and the obligations of the Revolving Credit Lenders with respect to Letters of Credit under this Agreement, any Letter of Credit Agreement and any other agreement or instrument relating to any Letter of Credit (including any and all reimbursement obligations payable to the Issuing Banks) shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances:

(A) any lack of validity or enforceability of any Loan Document, any Letter of Credit Agreement, any Letter of Credit or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the “L/C Related Documents”);

(B) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of the Borrower in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

(C) the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), any Issuing Bank or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

(D) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(E) payment by any Issuing Bank under a Letter of Credit against presentation of a draft, certificate or other document that does not strictly comply with the terms of such Letter of Credit;

(F) any exchange, release or non perfection of any Collateral or other collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other guarantee, for all or any of the Obligations of the Borrower in respect of the L/C Related Documents; or

(G) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or a guarantor.

(d) Swing Line Advances. The Borrower shall repay to the Administrative Agent for the account of each Swing Line Bank and each other Revolving Credit Lender that has made a Swing Line Advance the outstanding principal amount of each Swing Line Advance made by each of them on the earlier of the maturity date specified in the applicable Notice of Swing Line Borrowing and the Termination Date.

SECTION 2.05. Termination or Reduction of the Commitments.

(a) Optional. The Borrower may, upon at least five Business Days’ written notice to the Administrative Agent, terminate in whole or reduce in part the unused portions of the Swing Line Commitments and the Letter of Credit Facility and the Unused Revolving Credit Commitments; provided, however, that each partial reduction of a Facility (i) shall be in an aggregate amount of $1,000,000 or an integral multiple of $1,000,000 in excess thereof and (ii) shall be made ratably among the Appropriate Lenders in accordance with their Commitments with respect to such Facility.

(b) Mandatory. (i) The Term Commitments shall be automatically and permanently reduced to zero on the last day of the Availability Period of the Term Facility.

(ii) The Letter of Credit Facility shall be permanently reduced from time to time on the date of each reduction in the Revolving Credit Facility by the amount, if any, by which the amount of the Letter of Credit Facility exceeds the Revolving Credit Facility after giving effect to such reduction of the Revolving Credit Facility.

(iii) The Swing Line Facility shall be permanently reduced from time to time on the date of each reduction in the Revolving Credit Facility by the amount, if any, by which the amount of the Swing Line Facility exceeds the Revolving Credit Facility after giving effect to such reduction of the Revolving Credit Facility.

(iv) The Revolving Credit Facility shall be (subject to the proviso below) reduced, on a pro rata basis, on each date on which prepayment thereof is required to be made pursuant to Section 2.06(b) in an amount equal to the amount of such prepayment, provided that (A) each such reduction of the Revolving Credit Facility shall be made ratably among the Revolving Credit Lenders in accordance with their Revolving Credit Commitments and (B) such reductions shall not, reduce the aggregate amount of the Revolving Credit Facility (or such lower amount resulting from any such reductions made during the continuance of an Event of Default) provided, if an Event of Default has occurred and is continuing, the Revolving Credit Facility shall be automatically and permanently reduced by the amount of such prepayment.

SECTION 2.06. Prepayments.

(a) Optional. The Borrower may, upon at least three Business Days’ notice to the Administrative Agent substantially in the form of Exhibit B-3 (a “Notice of Prepayment”) stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding aggregate principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the aggregate principal amount prepaid; provided, however, that (i) each partial prepayment shall be in an aggregate principal amount of $1,000,000 in the case of Eurodollar Rate Advances and $1,000,000 in the case of Base Rate Advances, in each case an integral multiple of $1,000,000 in excess thereof and (ii) if any prepayment of a Eurodollar Rate Advance is made on a date other than the last day of an Interest Period for such Advance, the Borrower shall also pay any amounts owing pursuant to Section 8.04(d). Each such prepayment of any Term Advances shall be applied ratably to the installments thereof.

(b) Mandatory.

(i) (A) Debt Issuances. The Borrower shall prepay the Advances in the manner set forth in clause (F) below in amounts equal to one hundred percent (100%) of the aggregate Net Cash Proceeds from any Debt Issuance. Such prepayment shall be made within three (3) Business Days after the date of receipt of Net Cash Proceeds of any such transaction.

(B) Equity Issuances. The Borrower shall prepay the Advances in the manner set forth in clause (F) below in amounts equal to fifty percent (50%) of the aggregate Net Cash Proceeds from any Equity Issuance or capital contribution to any of the Loan Parties other than (i) sales or issuances of Equity Interests by Borrower or its Subsidiaries as part of employee benefit plan in existence from time to time or (ii) conversion to equity of any debt securities in connection with which a prepayment under Section 2.06(b)(i)(A) has been made. Such prepayment shall be made within three (3) Business Days after the date of receipt of Net Cash Proceeds of any such transaction; provided that, no such prepayment shall be required hereunder in connection with Net Cash Proceeds received by the Borrower from a Parent Qualified Contribution made pursuant to Section 2.06(b)(D), 6.03 or 6.04.

(C) Asset Dispositions. The Borrower shall prepay the Advances in the manner set forth in clause (F) below in amounts equal to one hundred percent (100%) of the aggregate Net Cash Proceeds from any Asset Disposition by the Borrower or any of its Subsidiaries. Such prepayments shall be made within three (3) Business Days after receipt of Net Cash Proceeds of any such transaction by the Borrower or any of its Subsidiaries; provided that, no prepayments shall be required hereunder for (i) aggregate Asset Dispositions of less than $10,000,000 in any Fiscal Year and (ii) from Asset Dispositions which is reinvested within one hundred and eighty (180) days after receipt of such Net Cash Proceeds by the Borrower or any of its Subsidiaries in similar replacement assets, or (ii) in connection with Asset Dispositions permitted pursuant to Section 5.02(e).

(D) Insurance and Condemnation Events. The Borrower shall prepay the Advances in the manner set forth in clause (F) below in amounts equal to one hundred percent (100%) of the aggregate Net Cash Proceeds from any Insurance and Condemnation Event by the Borrower or any of its Subsidiaries. Such prepayments shall be made within three (3) Business Days after receipt of Net Cash Proceeds of any such transaction by the Borrower or any of its Subsidiaries; provided that, if no Default or Event of Default has then occurred and remains continuing, then no such prepayment shall be required hereunder in connection with Net Cash Proceeds from Insurance and Condemnation Events received by the Borrower or any of its Subsidiaries if the Borrower or any of its Subsidiaries commits to reinvest to repair, replace or construct the property damaged within three hundred sixty-five (365) days (for the avoidance of doubt the three hundred sixty-five days applies to the commitment to use the funds and not to the completion of such reinvestment). Upon making such commitment to reinvest such Net Cash Proceeds as described above, to the extent that the aggregate amount of such Net Cash Proceeds exceed $20,000,000, the Borrower shall remit such excess to the Administrative Agent to be held as cash collateral for the Obligations hereunder, and thereafter, the excess Net Cash Proceeds shall be remitted to the Borrower by the Administrative Agent at such time the Administrative Agent determines that such Net Cash Proceeds are adequate (when taken together with any Parent Qualified Contributions agreed to by the Borrower and any other cash resources reasonably available to Borrower) to so repair, replace or construct the property damaged (it being understood that the Administrative Agent shall not unreasonably withhold or delay its approval).

(E) Excess Cash Flow. No later than five (5) days after the date set forth for delivery of annual financials pursuant to Section 5.03(b) the Borrower (commencing after the Completion) shall make mandatory principal prepayments of the Advances in the manner set forth in clause (F) below in an amount equal to fifty percent (50%) of Excess Cash Flow, if any, for such Fiscal Year; provided that such percentage shall be reduced to twenty-five percent (25%) if the Leverage Ratio is less than 5.00:1.00 but greater than or equal to 4.00:1.00, and zero percent (0%) if the Leverage Ratio is less than 4.00:1.00, in each case based on the most recent financial statements of the Borrower delivered pursuant to Section 5.03(b) or (c), as applicable; provided further that first prepayment pursuant to this Section 2.06 (b)(i)(E) shall be for the period commencing the first full quarter after Completion until the end of such Fiscal Year.

(F) Notice; Manner of Payment. Upon the occurrence of any event triggering the prepayment requirement under clauses (A) through and including (E) above, the Borrower shall promptly deliver a Notice of Prepayment to the Administrative Agent and upon receipt of such notice, the Administrative Agent shall promptly so notify the Lenders. Each prepayment of the Advances under this Section shall be applied as follows: first, to the Term Facility on a pro rata basis to the remaining installments thereof and second, to the Revolving Credit Facility to be applied as set forth in clause (iv) below.

(ii) The Borrower shall, on each Business Day, prepay an aggregate principal amount of the Revolving Credit Advances comprising part of the same Borrowings, the Swing Line Advances and the Letter of Credit Advances in an amount equal to the amount by which (A) the sum of the aggregate principal amount of (x) the Revolving Credit Advances, (y) the Swing Line Advances and (z) the Letter of Credit Advances then outstanding plus the aggregate Available Amount of all Letters of Credit then outstanding exceeds (B) the Revolving Credit Facility on such Business Day.

(iii) Upon the occurrence and during the continuance of a Default or an Event of Default, the Borrower shall, on each Business Day, pay to the Administrative Agent for deposit in the L/C Collateral Account an amount sufficient to cause the aggregate amount on deposit in the L/C Collateral Account to equal the amount by which the aggregate Available Amount of all Letters of Credit then outstanding exceeds the Letter of Credit Facility on such Business Day.

(iv) Prepayments of the Revolving Credit Facility made pursuant to clause (A) through (E) shall be first applied to prepay Letter of Credit Advances then outstanding until such Advances are paid in full, second applied to prepay Swing Line Advances then outstanding until such Advances are paid in full, third applied to prepay Revolving Credit Advances then outstanding comprising part of the same Borrowings until such Advances are paid in full and fourth upon the occurrence and continuance of a Default or an Event of Default, deposited in the L/C Collateral Account to cash collateralize 100% of the Available Amount of the Letters of Credit then outstanding. Upon the drawing of any Letter of Credit for which funds are on deposit in the L/C Collateral Account, such funds shall be applied to reimburse the Issuing Bank that issued such Letter of Credit or the Revolving Credit Lenders, as applicable.

(c) All prepayments under this subsection (b) shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid, together with any amounts owing pursuant to Section 8.04(d). If any payment of Eurodollar Rate Advances otherwise required to be made under Section 2.06(b) would be made on a day other than the last day of the applicable Interest Period therefor, the Borrower may direct the Administrative Agent to (and if so directed, the Administrative Agent shall) deposit such payment in the Collateral Account until the last day of the applicable Interest Period at which time the Administrative Agent shall apply the amount of such payment to the prepayment of such Advances; provided, however, that such Advances shall continue to bear interest as set forth in Section 2.07 until the last day of the applicable Interest Period therefor.

(d) No prepayment made pursuant to this Section 2.06, no repayment or acceleration under this Agreement and no change in the terms hereof shall affect the obligations of each Loan Party under any Secured Hedge Agreement, which obligations shall remain in full force and effect notwithstanding such prepayment, repayment, acceleration or change, subject to the terms of such Hedge Agreement.

SECTION 2.07. Interest.

(a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (A) the Base Rate in effect from time to time plus (B) the Applicable Margin in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

(ii) Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (A) the Eurodollar Rate for such Interest Period for such Advance plus (B) the Applicable Margin in effect on the first day of such Interest Period, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

(b) Default Interest. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent, upon the request of the Required Lenders, shall require that the Borrower pay interest (“Default Interest”) on (i) the unpaid principal amount of each Advance owing to each Lender Party at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (i) or (ii) of Section 2.07(a), as applicable, and (ii) to the fullest extent permitted by Applicable Law, the amount of any interest, fee or other amount payable under this Agreement or any other Loan Document to any Agent or any Lender Party that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid, in the case of interest, on the Type of Advance on which such interest has accrued pursuant to clause (i) or (ii) of Section 2.07(a), as applicable, and, in all other cases, on Base Rate Advances pursuant to clause (i) of Section 2.07(a); provided, however, that following the acceleration of the Advances, or the giving of notice by the Administrative Agent to accelerate the Advances, pursuant to Section 6.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Administrative Agent.

(c) Notice of Interest Period and Interest Rate. Promptly after receipt of a Notice of Borrowing pursuant to Section 2.02(a), a notice of Conversion pursuant to Section 2.09 or a notice of selection of an Interest Period pursuant to the terms of the definition of “Interest Period”, the Administrative Agent shall give notice to the Borrower and each Appropriate Lender of the applicable Interest Period and the applicable interest rate determined by the Administrative Agent for purposes of clause (a)(i) or (a)(ii) above.

SECTION 2.08. Fees.

(a) Commitment Fee. (i) The Borrower shall pay to the Administrative Agent for the account of the Revolving Credit Lenders a commitment fee, from and including the date hereof in the case of each Revolving Credit Lender or from the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender, and in each case until the Termination Date, payable in arrears quarterly (calculated on a 360 day basis) on the last day of each March, June, September and December, commencing September 30, 2007, and on the Termination Date in respect of the Revolving Credit Facility, at the Applicable Revolving Commitment Fee Percentage of the average daily Unused Revolving Credit Commitment of such Lender (it being understood and agreed that any outstanding Swing Line Advances shall not constitute usage of the Revolving Credit Commitment of any of the Lenders for such purposes).

(ii) The Borrower shall pay to the Administrative Agent for the account of each Term Lender a commitment fee, from and including the date hereof in the case of each Term Lender or from the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender, and in each case until the last day of the Availability Period, payable in arrears quarterly on the last Business Day of each March, June, September and December, commencing September 30, 2007, and on the last day of the Availability Period, at the Applicable First Lien Commitment Fee Percentage of the actual daily amount by which the aggregate Term Commitments exceed the aggregate amount of Term Advances. In each case, the commitment fee shall be calculated quarterly in arrears (calculated on a 360 day basis).

(b) Letter of Credit Fees, Etc. In consideration of the Letter of Credit Commitments, the Borrower agrees to pay the Issuing Bank a fee (the “Letter of Credit Fee”) equal to the Applicable Margin for Eurodollar Rate Advances under the Revolving Credit Facility per annum on the average daily maximum amount available to be drawn under each Letter of Credit from the date of issuance to the date of expiration. In addition to such Letter of Credit Fee, the Issuing Bank may charge, and retain for its own account without sharing by the other Lenders, an additional fronting fee (the “Fronting Fee”) of one-eight of one percent (0.125%) on the face amount of each Letter of Credit at the time such Letter of Credit is issued and at any time such Letter of Credit is renewed. The Issuing Bank shall promptly pay over to the Administrative Agent, for the ratable benefit of the Revolving Lenders (including the Issuing Bank), the Letter of Credit Fee. The Letter of Credit fee shall be payable quarterly in arrears on the last Business Day of each March, June, September and December during the term of this Agreement and on the Revolving Commitment Termination Date.

(c) Issuing Bank Fees. In addition to the Letter of Credit Fees and the Fronting Fees payable pursuant to subsection (b) hereof, the Borrower shall pay to the Issuing Bank for its own account without sharing by the other Lenders the reasonable and customary charges, from time to time, of the Issuing Bank with respect to the amendment, transfer, administration, cancellation and conversion of, and drawing under, such Letter of Credit (collectively, the “Issuing Bank Fees”)

(d) Upfront Fees. The Borrower shall pay to each Revolving Credit Lender on the Closing Date on such Revolving Credit Lender’s final allocation with respect to the Revolving Credit Facility upfront fees equal to the amounts previously agreed with such Revolving Credit Lender.

(e) Agents’ Fees. The Borrower shall pay to the Arranger and the Administrative Agent for their respective own accounts such fees as may from time to time be agreed between the Borrower and such Agent.

SECTION 2.09. Conversion of Advances.

(a) Optional. The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.07 and 2.10, Convert all or any portion of the Advances of one Type comprising the same Borrowing into Advances of the other Type; provided, however, that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances, any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(c), no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(c) and each Conversion of Advances comprising part of the same Borrowing under any Facility shall be made ratably among the Appropriate Lenders in accordance with their Commitments under such Facility. Each such notice of Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for such Advances. Each notice of Conversion shall be irrevocable and binding on the Borrower.

(b) Mandatory. (i) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $1,000,000, such Advances shall automatically Convert into Base Rate Advances at the end of the applicable Interest Period.

(i) If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent will forthwith so notify the Borrower and the Appropriate Lenders, whereupon each such Eurodollar Rate Advance shall automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance.

(ii) Upon the occurrence and during the continuance of any Default or any Event of Default, (A) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (B) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

SECTION 2.10. Increased Costs, Etc.

(a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender Party of agreeing to make or of making, funding or maintaining Eurodollar Rate Advances or of agreeing to issue or of issuing or maintaining or participating in Letters of Credit or of agreeing to make or of making or maintaining Letter of Credit Advances (excluding, for purposes of this Section 2.10, any such increased costs resulting from (x) Taxes or Other Taxes (as to which Section 2.12 shall govern) and (y) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender Party is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrower shall from time to time, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender Party additional amounts sufficient to compensate such Lender Party for such increased cost incurred by such Lender Party; provided, however, that a Lender Party claiming additional amounts under this Section 2.10(a) agrees to (x) use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost that may thereafter accrue and would not, in the reasonable judgment of such Lender Party, be otherwise disadvantageous to such Lender Party and (y) promptly notify the Borrower of the circumstances. A certificate as to the amount of such increased cost, submitted to the Borrower by such Lender Party, shall be conclusive and binding for all purposes, absent manifest error.

(b) If, due to either (i) the introduction or effectiveness of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the amount of capital required or expected to be maintained by any Lender Party or any corporation controlling such Lender Party as a result of or based upon the existence of such Lender Party’s commitment to lend or to issue or participate in Letters of Credit hereunder and other commitments of such type or the issuance or maintenance of or participation in the Letters of Credit (or similar contingent obligations), then, upon demand by such Lender Party or such corporation (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender Party, from time to time as specified by such Lender Party after notice to the Borrower, additional amounts sufficient to compensate such Lender Party in the light of such circumstances, to the extent that such Lender Party reasonably determines such increase in capital to be allocable to the existence of such Lender Party’s commitment to lend or to issue or participate in Letters of Credit hereunder or to the issuance or maintenance of or participation in any Letters of Credit. A certificate as to such amounts submitted to the Borrower by such Lender Party shall be conclusive and binding for all purposes, absent manifest error.

(c) If, with respect to any Eurodollar Rate Advances under any Facility, Lenders owed at least 51% of the then aggregate unpaid principal amount thereof notify the Administrative Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Lenders of making, funding or maintaining their Eurodollar Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Appropriate Lenders, whereupon (i) each such Eurodollar Rate Advance under such Facility will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Appropriate Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower that such Lenders have determined that the circumstances causing such suspension no longer exist.

(d) Notwithstanding any other provision of this Agreement, if the introduction or effectiveness of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other governmental authority shall assert that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances hereunder, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, (i) each Eurodollar Rate Advance under each Facility under which such Lender has a Commitment will automatically, upon such demand, Convert into a Base Rate Advance and (ii) the obligation of the Appropriate Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower that such Lender has determined that the circumstances causing such suspension no longer exist; provided, however, that, before making any such demand, such Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would allow such Lender or its Eurodollar Lending Office to continue to perform its obligations to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

(e) In the event that any Lender Party demands payment of costs or additional amounts pursuant to Section 2.10 or Section 2.12 or asserts, pursuant to Section 2.10(d), that it is unlawful for such Lender Party to make Eurodollar Rate Advances or becomes a Defaulting Lender then (subject to such Lender Party’s right to rescind such demand or assertion within 10 days after the notice from the Borrower referred to below) the Borrower may, so long as no Event of Default has occurred and is continuing and so long as such costs or additional amounts are materially more than those charged by other Lenders, upon 20 days’ prior written notice to such Lender Party and the Administrative Agent, elect to cause such Lender Party to assign its Advances and Commitments in full to one or more Persons selected by the Borrower so long as (a) each such Person satisfies the criteria of an Eligible Assignee and is reasonably satisfactory to the Administrative Agent, (b) such Lender Party receives payment in full in cash of the outstanding principal amount of all Advances made by it and all accrued and unpaid interest thereon and all other amounts due and payable to such Lender Party as of the date of such assignment (including, without limitation, amounts owing pursuant to Sections 2.10, 2.12, 2.15 and 8.04) and (c) each such Lender Party assignee agrees to accept such assignment and to assume all obligations of such Lender Party hereunder in accordance with Section 8.07.

(f) If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 8.01 requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then provided no Event of Default then exists, such Borrower shall have the right to replace such Non-Consenting Lender and shall have the right to assign all of such Non-Consenting Lender’s rights and obligations under this Agreement of such Non-Consenting Lender (including, without limitation, the Advances owing to it, its Commitment or Commitments hereunder and the Note or Notes held by it) to one or more assignees selected by the Borrower so long as any such assignee satisfies the criteria of an Eligible Assignee and is reasonably acceptable to the Administrative Agent (evidenced by prior written consent), provided that: (a) all Obligations of the Borrower owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment, and (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest and fees thereon. In connection with any such assignment each Borrower, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 8.07.

SECTION 2.11. Payments and Computations.

(a) The Borrower shall make each payment hereunder and under the Notes, irrespective of any right of counterclaim or set-off, not later than 12:00 noon (New York City time) on the day when due in U.S. dollars to the Administrative Agent at the Administrative Agent’s Account in same day funds, with payments being received by the Administrative Agent after such time being deemed to have been received on the next succeeding Business Day. The Administrative Agent will promptly thereafter cause like funds to be distributed (i) if such payment by the Borrower is in respect of principal, interest, commitment fees or any other Obligation then payable hereunder and under the Notes to more than one Lender Party, to such Lender Parties for the account of their respective Applicable Lending Offices ratably in accordance with the amounts of such respective Obligations then payable to such Lender Parties and (ii) if such payment by the Borrower is in respect of any Obligation then payable hereunder to one Lender Party, to such Lender Party for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.07(d), from and after the effective date of such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender Party assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) The Borrower hereby authorizes each Lender Party and each of its Affiliates, if and to the extent payment owed to such Lender Party is not made when due hereunder or, in the case of a Lender, under the Note held by such Lender, to charge from time to time, to the fullest extent permitted by law, against any or all of the Borrower’s accounts with such Lender Party or such Affiliate any amount so due.

(c) All computations of interest based on the Base Rate, fees and Letters of Credit commissions shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Administrative Agent of an interest rate, fee or commission hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment or letter of credit fee or commission, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to any Lender Party hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender Party on such due date an amount equal to the amount then due such Lender Party. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender Party shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender Party together with interest thereon, for each day from the date such amount is distributed to such Lender Party until the date such Lender Party repays such amount to the Administrative Agent, at the Federal Funds Rate.

(f) Whenever any payment received by the Administrative Agent under this Agreement, any of the other Loan Documents or any Secured Hedge Agreement is insufficient to pay in full all amounts due and payable to the Agents, the Lender Parties and the Hedge Banks under or in respect of this Agreement, the other Loan Documents and the Secured Hedge Agreements on any date, such payment shall be distributed by the Administrative Agent and applied by the Agents and the Lender Parties in the following order of priority:

(i) first, to the payment of all of the fees, indemnification payments, costs and expenses that are due and payable to the Agents (solely in their respective capacities as Agents) under or in respect of this Agreement and the other Loan Documents on such date, ratably based upon the respective aggregate amounts of all such fees, indemnification payments, costs and expenses owing to the Agents on such date;

(ii) second, to the payment of all of the fees, indemnification payments, costs and expenses that are due and payable to the Issuing Banks and the Swing Line Banks (solely in its capacity as such) under or in respect of this Agreement and the other Loan Documents on such date, ratably based upon the respective aggregate amounts of all such fees, indemnification payments, costs and expenses owing to the Issuing Banks and the Swing Line Banks on such date;

(iii) third, to the payment of all of the indemnification payments, costs and expenses that are due and payable to the Lenders under Sections 8.04 hereof, Section 23 of the Security Agreement and any similar section of any of the other Loan Documents on such date, ratably based upon the respective aggregate amounts of all such indemnification payments, costs and expenses owing to the Lenders on such date;

(iv) fourth, to the payment of all of the amounts that are due and payable to the Administrative Agent and the Lender Parties under Sections 2.10 and 2.12 hereof on such date, ratably based upon the respective aggregate amounts thereof owing to the Administrative Agent and the Lender Parties on such date;

(v) fifth, to the payment of all of the accrued and unpaid interest on the Obligations of the Borrower under or in respect of the Loan Documents that is due and payable to the Administrative Agent and the Lender Parties under Section 2.07(b) on such date, ratably based upon the respective aggregate amounts of all such interest owing to the Administrative Agent and the Lender Parties on such date;

(vi) sixth, to the payment of all of the fees that are due and payable to the Lenders under Section 2.08(a) on such date, ratably based upon the respective aggregate Commitments of the Lenders under the Facilities on such date;

(vii) seventh, to the payment of all of the accrued and unpaid interest and commissions on the Advances and the Letters of Credit that are due and payable to the Administrative Agent and the Lender Parties under Sections 2.07(a) and 2.08(b) on such date, ratably based upon the respective aggregate amounts of all such interest owing to the Administrative Agent and the Lender Parties on such date;

(viii) eighth, ratably to (A) the payment of the principal amount of all of the outstanding Advances that is due and payable to the Administrative Agent and the Lender Parties on such date, ratably based upon the respective aggregate amounts of all such principal owing to the Administrative Agent and the Lender Parties on such date, (B) the payment of all amounts payable under Secured Hedge Agreements on such date, ratably based upon the respective aggregate amounts of all such amounts owing to the Hedge Banks on such date and (C) be deposited in the L/C Collateral Account to cash collateralize up to 100% of the Available Amount of the Letters of Credit then outstanding; and

(ix) ninth, to the payment of all other Obligations of the Loan Parties owing under or in respect of the Loan Documents that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date.

(g) If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the Advances or the Facility to which, or the manner in which, such funds are to be applied, the Administrative Agent shall distribute such funds to each of the Lender Parties in accordance with such Lender Party’s Pro Rata Share of the sum of (i) the aggregate principal amount of all Advances outstanding at such time and (ii) the aggregate Available Amount of all Letters of Credit outstanding at such time, in repayment or prepayment of such of the outstanding Advances or other Obligations then owing to such Lender Party, and, in the case of the Term Facility, for application to such principal repayment installments thereof, as the Administrative Agent shall direct.

SECTION 2.12. Taxes.

(a) Any and all payments by any Loan Party to or for the account of any Lender Party or any Agent hereunder or under the Notes or any other Loan Document shall be made, in accordance with Section 2.11 or the applicable provisions of such other Loan Document, if any, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender Party and each Agent, taxes that are imposed on its overall net income by the United States and taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction under the laws of which such Lender Party or such Agent, as the case may be, is organized or any political subdivision thereof and, in the case of each Lender Party, taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction of such Lender Party’s Applicable Lending Office or any political subdivision thereof (all such non excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as “Taxes”). If any Loan Party shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note or any other Loan Document to any Lender Party or any Agent, (i) the sum payable by the Borrower shall be increased as may be necessary so that after such Loan Party and the Administrative Agent have made all required deductions (including deductions applicable to additional sums payable under this Section 2.12) such Lender Party or such Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make all such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with Applicable Law.

(b) In addition, a Loan Party shall pay any present or future stamp, documentary, excise, property, intangible, mortgage recording or similar taxes, charges or levies that arise from any payment made by such Loan Party hereunder or under any Notes, any of the Mortgages or any other Loan Documents or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement, the Notes or the other Loan Documents (hereinafter referred to as “Other Taxes”).

(c) The Loan Parties shall indemnify each Lender Party and each Agent for and hold them harmless against the full amount of Taxes and Other Taxes, and for the full amount of taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 2.12, imposed on or paid by such Lender Party or such Agent (as the case may be) and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender Party or such Agent (as the case may be) makes written demand therefor.

(d) Within 30 days after the date of any payment of Taxes directly by a Loan Party, the appropriate Loan Party shall furnish to the Administrative Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing such payment, to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent. In the case of any payment hereunder or under the Notes or the other Loan Documents by or on behalf of a Loan Party through an account or branch outside the United States or by or on behalf of a Loan Party by a payor that is not a United States person, if such Loan Party determines that no Taxes are payable in respect thereof, such Loan Party shall furnish, or shall cause such payor to furnish, to the Administrative Agent, at such address, an opinion of counsel acceptable to the Administrative Agent stating that such payment is exempt from Taxes. For purposes of subsections (d) and (e) of this Section 2.12, the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

(e) Each Lender Party organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Lender Party and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender Party in the case of each other Lender Party, and from time to time thereafter as reasonably requested in writing by the Borrower (but only so long thereafter as such Lender Party remains lawfully able to do so), provide each of the Administrative Agent and the Borrower with two original Internal Revenue Service Forms W-8BEN or W-8ECI or in the case of a Lender Party that has certified in writing to the Administrative Agent that it is not (i) a “bank” as defined in Section 881(c)(3)(A) of the Internal Revenue Code, (ii) a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of the Borrower or (iii) a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Internal Revenue Code), Internal Revenue Service Form W-8BEN, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender Party is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the Notes or any other Loan Document or, in the case of a Lender Party that has certified that it is not a “bank” as described above, certifying that such Lender Party is a foreign corporation, partnership, estate or trust. If the forms provided by a Lender Party at the time such Lender Party first becomes a party to this Agreement indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender Party provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such forms; provided, however, that if, at the effective date of the Assignment and Acceptance pursuant to which a Lender Party becomes a party to this Agreement, the Lender Party assignor was entitled to payments under subsection (a) of this Section 2.12 in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender Party assignee on such date. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service Form W-8BEN or W-8ECI or the related certificate described above, that the applicable Lender Party reasonably considers to be confidential, such Lender Party shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information.

(f) For any period with respect to which a Lender Party has failed to provide the Borrower with the appropriate form, certificate or other document described in subsection (e) above (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring after the date on which a form, certificate or other document originally was required to be provided or if such form, certificate or other document otherwise is not required under subsection (e) above), such Lender Party shall not be entitled to indemnification under subsection (a) or (c) of this Section 2.12 with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender Party become subject to Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Loan Parties shall take such steps as such Lender Party shall reasonably request to assist such Lender Party to recover such Taxes.

(g) Any Lender Party claiming any additional amounts payable pursuant to this Section 2.12 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender Party, be otherwise disadvantageous to such Lender Party.

SECTION 2.13. Sharing of Payments, Etc. If any Lender Party shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set off, or otherwise, other than as a result of an assignment pursuant to Section 8.07) (a) on account of Obligations due and payable to such Lender Party hereunder and under the Notes and the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender Party at such time to (ii) the aggregate amount of the Obligations due and payable to all Lender Parties hereunder and under the Notes and the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lender Parties hereunder and under the Notes at such time obtained by all the Lender Parties at such time or (b) on account of Obligations owing (but not due and payable) to such Lender Party hereunder and under the Notes and the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Lender Party at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the Notes and the other Loan Documents at such time) of payments on account of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the Notes at such time obtained by all of the Lender Parties at such time, such Lender Party shall forthwith purchase from the other Lender Parties such interests or participating interests in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender Party to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender Party, such purchase from each other Lender Party shall be rescinded and such other Lender Party shall repay to the purchasing Lender Party the purchase price to the extent of such Lender Party’s ratable share (according to the proportion of (i) the purchase price paid to such Lender Party to (ii) the aggregate purchase price paid to all Lender Parties) of such recovery together with an amount equal to such Lender Party’s ratable share (according to the proportion of (i) the amount of such other Lender

Party’s required repayment to (ii) the total amount so recovered from the purchasing Lender Party) of any interest or other amount paid or payable by the purchasing Lender Party in respect of the total amount so recovered; provided further that, so long as the Obligations under the Loan Documents shall not have been accelerated, any excess payment received by any Appropriate Lender shall be shared on a pro rata basis only with other Appropriate Lenders. The Borrower agrees that any Lender Party so purchasing an interest or participating interest from another Lender Party pursuant to this Section 2.13 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such interest or participating interest, as the case may be, as fully as if such Lender Party were the direct creditor of the Borrower in the amount of such interest or participating interest, as the case may be.

SECTION 2.14. Use of Proceeds. The proceeds of the Advances and issuances of Letters of Credit shall be available (and the Borrower agrees that it shall use such proceeds and Letters of Credit) solely to consummate the Transactions and to finance the ongoing working capital and other general corporate purposes of the Borrower and its Subsidiaries, including the financing of Permitted Acquisitions.

SECTION 2.15. Defaulting Lenders. Notwithstanding anything in this Agreement to the contrary, as to any Lender which (a) has refused to make available its portion of any Borrowing (to be made in compliance with Section 3.02) or to fund its portion of any unreimbursed (or disgorged) payment under Section 2.03(c) or (b) has given notice to the Administrative Agent and/or the Borrower that it does not intend to comply with its obligations under Section 2.01 (in respect of Borrowings that comply with Section 3.02) or under Section 2.03(c) (a “Defaulting Lender”):

(a) such lender shall not be deemed a Required Lender or, if applicable, Required Revolving Credit Lender hereunder and such Lender’s (A) Revolving Credit Notes, (B) Revolving Credit Commitments, (C) Term Notes, (D) Term Commitments, (E) Advances and (F) Letter of Credit Advances, as applicable, shall be excluded from the calculations set forth in the definition of Required Lenders and Required Revolving Credit Lenders above, as applicable,

(b) such Lender shall not be entitled to receive and Borrower shall not be required to pay any portion of (A) Letter of Credit fees, (B) interest payable with respect to any Letter of Credit Advances or (C) amounts received in respect of Letter of Credit Advances, as applicable, and

(c) such Lender shall not be entitled to receive and Borrower shall not be required to pay any commitment fee payable in respect of the Revolving Credit Commitments and Term Commitments, as applicable.

In addition to the foregoing, and notwithstanding Section 2.01(c), if any Lender shall fall within the description set forth in clause (a) or (b) above, the Issuing Bank shall not be required to issue any Letter of Credit such that the aggregate amount of outstanding Letters of Credit would exceed the Letter of Credit Facility, less the Defaulting Lender’s Pro Rata Share of the Letter of Credit Facility unless arrangements reasonably satisfactory to the Issuing Bank have been entered into (the Issuing Banks having made a good faith effort to enter into such arrangements) to eliminate the Issuing Banks’ risk with respect to the participation in Letters of Credit by such Lender, including cash collateralizing such Lender’s Letter of Credit commitment. The provisions of this Section 2.15 are not in lieu of any other claim the Borrower may have against such Defaulting Lender.

SECTION 2.16. Evidence of Debt.

(a) Each Lender Party shall maintain in accordance with its usual practice an account or accounts evidencing the Debt of the Borrower to such Lender Party resulting from each Advance owing to such Lender Party from time to time, including the amounts of principal and interest payable and paid to such Lender Party from time to time hereunder. The Borrower agrees that upon notice by any Lender Party to the Borrower (with a copy of such notice to the Administrative Agent) to the effect that a promissory note or other evidence of Debt is required or appropriate in order for such Lender Party to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender Party, the Borrower shall promptly execute and deliver to such Lender Party, with a copy to the Administrative Agent, a Revolving Credit Note and a Term Note, as applicable, in substantially the form of Exhibits A-1 and A 2 hereto, respectively, payable to the order of such Lender Party in a principal amount equal to the Revolving Credit Commitment and the Term Commitment, respectively, of such Lender Party. All references to Notes in the Loan Documents shall mean Notes, if any, to the extent issued hereunder.

(b) The Register maintained by the Administrative Agent pursuant to Section 8.07(d) shall include a control account, and a subsidiary account for each Lender Party, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender Party hereunder, and (iv) the amount of any sum received by the Administrative Agent from the Borrower hereunder and each Lender Party’s share thereof.

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to subsection (b) above, and by each Lender Party in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender Party and, in the case of such account or accounts, such Lender Party, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender Party to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

SECTION 2.17. Increase in Term Commitments.

(a) Borrower Request. The Borrower may by written notice to the Administrative Agent elect to request the establishment of one or more new Term Commitments (each, an “Incremental Term Advance Commitment”) by an amount not in excess of $50,000,000 in the aggregate and not less than $10,000,000 individually; provided that the Borrower shall be limited to three such requests. Each such notice shall specify (i) the date (each, an “Increase Effective Date”) on which the Borrower proposes that the Incremental Term Advance Commitments referred to therein shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent and (ii) the identity of each Eligible Assignee to whom the Borrower proposes any portion of such Incremental Term Advance Commitments be allocated and the amounts of such allocations; provided that any existing Lender approached to provide all or a portion of the Incremental Term Advance Commitments may elect or decline, in its sole discretion, to provide such Incremental Term Advance Commitment.

(b) Conditions. Any Incremental Term Advance Commitments shall become effective, as of such Increase Effective Date; provided that:

(i) each of the conditions set forth in Section 3.04 shall be satisfied;

(ii) no Default shall have occurred and be continuing or would result from the borrowings to be made on the Increase Effective Date;

(iii) after giving pro forma effect to the Advances to be made on the Increase Effective Date and to any change in Consolidated EBITDA and any increase in Indebtedness resulting from the consummation of any Permitted Acquisition concurrently with such borrowings as of the date of the most recent financial statements delivered pursuant to Section 5.03(b) or (c), Borrower shall be in compliance with each of the covenants set forth in Section 5.04;

(iv) Borrower shall deliver or cause to be delivered or other documents reasonably requested by the Administrative Agent in connection with any such transaction together with any legal opinions as to the enforceability of such other documents as may be reasonably requested by the Administrative Agent.

(c) Terms of New Advances and Commitments. The terms and provisions of Advances made pursuant to the Incremental Term Advance Commitments (collectively, “Incremental Term Advances”) shall be as follows:

(i) terms and provisions of Incremental Term Advances shall be, except as otherwise set forth herein or in the Increase Joinder, identical to the Term Advances (it being understood that Incremental Term Advances may be a part of the Term Advances);

(ii) the weighted average life to maturity of any Incremental Term Advances shall be no shorter than the weighted average life to maturity of the existing Term Advances;

(iii) the maturity date of Incremental Term Advances shall not be earlier than the Termination Date;

(iv) the Applicable Margins for the Incremental Term Advances shall be determined by the Borrower and the Lenders of the Incremental Term Advances; provided that in the event that the Applicable Margins for any Incremental Term Advances are greater than the Applicable Margins for the Term Advances by more than fifty (50) basis points, then the Applicable Margins for the Term Advances shall be increased to the extent necessary so that the Applicable Margins for the Incremental Term Advances are no more than fifty (50) basis points greater than the Applicable Margins for the Term Advances; provided, further, that in determining the Applicable Margins applicable to the Term Advances and the Incremental Term Advances, (x) original issue discount (“OID”) or upfront fees (which shall be deemed to constitute like amounts of OID) payable by the Borrower to the Lenders of the Term Advances or the Incremental Term Advances in the primary syndication thereof shall be included (with OID being equated to interest based on an assumed four-year life to maturity) and (y) customary arrangement or commitment fees payable to the Arranger (or its affiliates) in connection with the Term Advances or to one or more arrangers (or their affiliates) of the Incremental Term Advances shall be excluded; and

(v) to the extent that the terms and provisions of Incremental Term Advances are not identical to the Term Advances (except to the extent permitted by clause (iii) or (iv) above) they shall be reasonably satisfactory to the Administrative Agent.

The Incremental Term Advance Commitments shall be effected by a joinder agreement (the “Increase Joinder”) executed by the Borrower, the Administrative Agent and each Lender making such Incremental Term Advance Commitment, in form and substance satisfactory to each of them. The Increase Joinder may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.17. In addition, unless otherwise specifically provided herein, all references in Loan Documents to Term Advances shall be deemed, unless the context otherwise requires, to include references to Incremental Term Advances that are Term Advances, respectively, made pursuant to this Agreement.

(d) Making of New Term Advances. On any Increase Effective Date on which Incremental Term Advance Commitments are effective, subject to the satisfaction of the foregoing terms and conditions, each Lender of such Incremental Term Advance Commitment shall make a Term Advance to Borrower in an amount equal to its Incremental Term Advance Commitment.

(e) Equal and Ratable Benefit. The Incremental Term Advances and Incremental Term Advance Commitments established pursuant to this Section shall constitute Advances and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Security Documents. The Loan Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Security Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any such Type of Term Advances or any such Incremental Term Advance Commitments.

ARTICLE III

CONDITIONS OF LENDING AND

ISSUANCES OF LETTERS OF CREDIT

SECTION 3.01. Conditions Precedent to Initial Extension of Credit. The obligation of each Lender to make an Advance or of each Issuing Bank to issue a Letter of Credit on the occasion of the Initial Extension of Credit hereunder is subject to the satisfaction of the following conditions precedent before or concurrently with the Initial Extension of Credit:

(a) In addition to its receipt of executed counterparts of this Agreement by the Borrower and each Lender Party, the Administrative Agent shall have received on or before the day of the Initial Extension of Credit the following, each dated such day (unless otherwise specified), in form and substance satisfactory to the Administrative Agent (unless otherwise specified) and (except for the Notes) in sufficient copies for each Lender Party:

(i) The Notes payable to the order of the Lenders to the extent requested by the Lenders pursuant to the terms of Section 2.16.

(ii) A security agreement in substantially the form of Exhibit D hereto (together with each other security agreement and security agreement supplement delivered pursuant to Section 5.01(l), in each case as amended, the “Security Agreement”), duly executed by the Borrower and each Subsidiary of the Borrower, as grantors thereunder, together with:

(A) certificates representing any Pledged Equity (other than Pledged Equity of Loan Parties that requires Gaming Authority approval) referred to therein accompanied by undated stock powers executed in blank and instruments evidencing any Pledged Debt indorsed in blank,

(B) proper financing statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect and protect the first priority liens and security interests created under the Security Agreement, covering the Collateral described in the Security Agreement,

(C) completed requests for information, dated on or before the date of the Initial Extension of Credit listing all effective financing statements filed in the jurisdictions referred to in clause (B) above that name any of its Subsidiaries as debtor, together with copies of such other financing statements,

(D) evidence that all instruments and documents sufficient for all other recordings and filings of or with respect to the Security Agreement that the Administrative Agent may deem necessary or desirable in order to perfect and protect the security interest created thereunder have been delivered to the Administrative Agent,

(E) evidence of the insurance required by the terms of the Security Agreement, and

(F) evidence that all other action that the Administrative Agent may deem necessary or desirable in order to perfect and protect the first priority liens and security interests created under the Security Agreement has been taken, completed or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent (including, without limitation, receipt of duly executed payoff letters and UCC-3 termination statements) except for any approvals required under Gaming Laws for the pledge of Equity Interests in the Loan Parties that hold licenses which will be applied for and obtained after the Closing Date.

(iii) An intellectual property security agreement in substantially the form of Exhibit C to the Security Agreement (together with each other intellectual property security agreement and intellectual property security agreement supplement delivered pursuant to Section 5.01(l), in each case as amended, the “Intellectual Property Security Agreement”), duly executed by the Borrower and each of its Subsidiaries, together with evidence that all action that the Administrative Agent may deem necessary or desirable in order to perfect and protect the first priority liens and security interests created under the Intellectual Property Security Agreement has been taken.

(iv) Certified copies of the resolutions of the Board of Directors of each Loan Party approving the transaction contemplated hereby and each Loan Document to which it is or is to be a party, and of all documents evidencing other necessary corporate action and governmental and other third party approvals and consents, if any, with respect to the transaction contemplated hereby and each Loan Document to which it is or is to be a party.

(v) A copy of a certificate of the Secretary of State of the jurisdiction of organization of each Loan Party, dated reasonably near the date of the Initial Extension of Credit, certifying (A) as to a true and correct copy of the charter or other constitutive document of such Loan Party and each amendment thereto on file in such Secretary’s office and (B) that (1) such amendments are the only amendments to such Loan Party’s charter or other constitutive document on file in such Secretary’s office, and (2) such Loan Party is in good standing or presently subsisting under the laws of the State of the jurisdiction of its organization.

(vi) A certificate of each Loan Party, signed on behalf of such Loan Party by its President or a Vice President or such other officer as reasonably approved by the Administrative Agent, dated the date of the Initial Extension of Credit (the statements made in which certificate shall be true on and as of the date of the Initial Extension of Credit), certifying as to (A) the absence of any amendments to the charter or other constitutive document of such Loan Party since the date of the Secretary of State’s certificate referred to in Section 3.01(a)(v), (B) a true and correct copy of the bylaws or other governing document of such Loan Party as in effect on the date on which the resolutions referred to in Section 3.01(a)(iv) were adopted and on the date of the Initial Extension of Credit, (C) the due organization and good standing or valid existence of such Loan Party under the laws of the jurisdiction of its organization, and the absence of any proceeding for the dissolution or liquidation of such Loan Party, (D) the truth of the representations and warranties contained in the Loan Documents as though made on and as of the date of the Initial Extension of Credit, (E) the absence of any event occurring and continuing, or resulting from the Initial Extension of Credit, that constitutes a Default, and (F) the names and true signatures of the officers of such Loan Party authorized to sign each Loan Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder.

(vii) Such financial, business and other information regarding each Loan Party and its Subsidiaries as the Administrative Agent shall have requested, including, without limitation: (A) copies of satisfactory unaudited consolidated balance sheets, statements of income and cash flows for the Borrower and its subsidiaries for the year ended December 31, 2006, (B) evidence of the Borrower having filed with the Securities and Exchange Commission on Form 8-K the unaudited consolidated balance sheets, statements of income and cash flows for the Borrower and its subsidiaries for the year ended December 31, 2006, (C) copies of satisfactory audited consolidated financial statements for the Borrower and its subsidiaries for the three fiscal years ended December 31, 2005 and interim unaudited financial statements for each quarterly period ended since the last audited financial statements for which financial statements are available, (D) pro forma consolidated balance sheets, statements of income and cash flows for the Borrower and its subsidiaries for the four-quarter period most recently ended prior to the Closing Date for which financial statements are available giving pro forma effect to the Transactions (prepared in accordance with Regulation S-X under the Securities Act of 1933, as amended, and all other rules and regulations of the SEC under such Securities Act, and including other adjustments reasonably acceptable to the Arranger) and (E) yearly projections prepared by management of balance sheets, income statements and cash flow statements of the Borrower and its subsidiaries, in each case in form and substance satisfactory to the Administrative Agent.

(viii) The Guaranty made by the Subsidiaries of the Borrower.

(ix) Evidence of the Borrower’s insurance coverage reasonably satisfactory to the Administrative Agent, demonstrating that the Borrower’s existing insurance coverage remains in effect.

(x) A Notice of Borrowing or Notice of Issuance, as applicable, relating to the Initial Extension of Credit.

(xi) [Reserved].

(xii) A favorable opinion of Andrews Kurth LLP, counsel for the Loan Parties, the form reasonably acceptable to the Administrative Agent.

(xiii) Favorable opinions of Brownstein Hyatt Farber Schreck, P.C., local counsel for the Loan Parties, in substantially the form reasonably acceptable to the Administrative Agent.

(xiv) A favorable opinion of Steven L. Scheinthal, General Counsel for the Borrower, in form reasonably acceptable to the Administrative Agent.

(xv) Deeds of trust, trust deeds and mortgages in substantially the form of Exhibit H hereto (with such changes as may be required to account for local law matters) and otherwise in form and substance satisfactory to the Collateral Agent, covering the Mortgaged Properties as of the Closing Date (together with each other mortgage delivered pursuant to Section 5.01(l), in each case as amended, amended and restated, supplemented or modified the “Mortgages”), duly executed by the Borrower or such other appropriate Loan Party, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof to create a lien under Applicable Law, and such financing statements and any other instruments necessary to grant a mortgage lien under the Applicable Laws of any applicable jurisdiction, all of which shall be in form and substance reasonably satisfactory to Collateral Agent;

(xvi) with respect to each Mortgage, a policy of title insurance (or marked up title insurance commitment or pro forma policy having the effect of a policy of title insurance) insuring the Lien of such Mortgage as a valid first mortgage Lien on the Mortgaged Property and fixtures described therein in the amount equal to not less than 115% of the fair market value of such Mortgaged Property and fixtures, which fair market value is set forth on Schedule 3.01(a)(xvi), which policy (or such marked-up commitment) (each, a “Title Policy”) shall (A) be issued by the Title Company, (B) to the extent necessary, include such reinsurance arrangements (with provisions for direct access, if necessary) as shall be reasonably acceptable to the Collateral Agent, (C) contain a “tie-in” or “cluster” endorsement, if available under Applicable Law (i.e., policies which insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount), (D) have been supplemented by such endorsements as shall be reasonably requested by the Collateral Agent, and (E) contain no exceptions to title other than exceptions reasonably acceptable to the Collateral Agent;

(xvii) with respect to each Mortgaged Property, such affidavits, certificates, information (including financial data) and instruments of indemnification (including a so-called “gap” indemnification) as shall be required to induce the Title Company to issue the Title Policy/ies and endorsements contemplated above;

(xviii) evidence reasonably acceptable to the Collateral Agent of payment by Borrower of all Title Policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and issuance of the Title Policies referred to above;

(xix) with respect to each Mortgaged Property, each Loan Party shall have made all notifications, registrations and filings, to the extent required by, and in accordance with, all Governmental Real Property Disclosure Requirements applicable to such Mortgaged Property;

(xx) a completed Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property;

(xxi) appraisals for the Mortgaged Properties that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA and are otherwise in form and substance satisfactory to the Collateral Agent;

(xxii) a survey with respect to each Mortgaged Property to the extent required by the Administrative Agent;

(xxiii) evidence of the insurance required by the terms of the Mortgages and other Loan Documents;

(xxiv) with respect to each Mortgaged Property, to the extent required by the Administrative Agent a Phase I environmental assessment and such other environmental report reasonably requested by the Administrative Agent by an environmental engineering firm and satisfactory to the Administrative Agent showing no environmental conditions in violation of Environmental Laws or liabilities under Environmental Laws.

(xxv) such other consents, agreements and confirmations of third parties as the Administrative Agent may deem necessary or desirable and evidence that all other actions that the Administrative Agent may deem necessary or desirable in order to create valid first and subsisting Liens on the property described in the Mortgages has been taken;

(xxvi) The Existing Debt shall be repaid in full and terminated and all collateral security therefor shall be released, and the Administrative Agent shall have received a pay-off letter in form and substance satisfactory to it evidencing such repayment, termination, reconveyance and release;

(xxvii) the Intercreditor Agreement, duly executed by the parties thereto; and

(xxviii) a Perfection Certificate, duly executed by the Loan Parties.

(b) The Administrative Agent shall have received satisfactory confirmation that the Facilities shall have been rated by each of Moody’s and S&P.

(c) Since December 31, 2006, there shall not have occurred any change, development, event or circumstance which in the opinion of the Lenders could reasonably be expected to have a Material Adverse Effect and the Administrative Agent shall not have become aware of any information or other matter that is inconsistent in a material and adverse manner with any information or other material theretofore disclosed to the Administrative Agent.

(d) The Administrative Agent and the Revolving Credit Lenders shall have received all fees, and the Administrative Agent shall have received all reasonable expenses (including the accrued reasonable fees and expenses of counsel to the Administrative Agent, including local counsel) required to be paid, reimbursed or delivered on or before the Closing Date.

(e) The Administrative Agent shall be satisfied that there are no encumbrances on any material real property owned by the Borrower or any of its Subsidiaries other than Permitted Liens.

(f) [Reserved.]

(g) Concurrently with the initial borrowing hereunder, the Second Lien Loan Documents shall be fully executed and delivered, and not more than $165,000,000 shall be borrowed under the Second Lien Loan Documents, the proceeds to be applied, along with the proceeds of the Advances hereunder, to fund the Transactions.

(h) The Borrower shall have paid to the Administrative Agent and the Lenders the fees set forth or referenced in Section 2.08 and any other accrued and unpaid fees or commissions due hereunder (including, without limitation, legal fees and expenses) and to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents.

(i) The Administrative Agent shall have received (i) copies of the most recent Gaming Authority gaming audit reports of the Borrower’s operations and the results of such audit reports shall be reasonably satisfactory to the Administrative Agent and (ii) reasonable confirmation from the Borrower that all Gaming Licenses are in full force and effect as of the Closing Date and that the Loan Parties are in good standing with all applicable Gaming Authorities.

(j) All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Administrative Agent. The Administrative Agent shall have received copies of all other documents, certificates and instruments reasonably requested thereby, with respect to the transactions contemplated by this Agreement.

SECTION 3.02. Conditions Precedent to Initial Additional Term Advance. The obligations of each Term Lender to make the Initial Additional Term Advance hereunder is subject to the satisfaction of the following conditions precedent before or concurrently with the Initial Additional Term Advance:

(a) Compliance with Sections 3.03 and 3.04.

(b) The Administrative Agent shall have received a complete set of all initial plans and specifications (the “Project Plans”) for the development of the Hotel Project, which Project Plans must be reasonably satisfactory to the Administrative Agent.

(c) The Administrative Agent shall have received a schedule (the “Project Construction Schedule”) establishing a timetable for completion of the Hotel Project and all other work on the Hotel Project showing, on a quarterly basis, the anticipated progress of the work. The Project Construction Schedule must be reasonably acceptable to the Administrative Agent.

(d) The Administrative Agent shall have received a budget (the “Project Budget”) together with all supporting data reasonably requested by the Administrative Agent. The Project Budget shall include, without limitation, a breakdown of all hard and soft costs together with a schedule of costs by trades and Hotel Project costs which are to be paid from the First Lien Term Facility. Such Project Budget shall include amounts reasonably satisfactory to the Administrative Agent and the Lenders’ Consultant for hard and soft cost contingencies and reserves as required herein. It is anticipated that the Project Budget shall show Hotel Project costs (the “Project Cost”) of approximately $150 million, but in no event shall the Project Cost be more than $160 million.

(e) The Administrative Agent shall have received a report reasonably satisfactory to the Administrative Agent prepared by the Lenders’ Consultant which, among other things, contains an analysis of the Project Plans, the Project Budget, the Project Construction Schedule, the construction contracts, and all other similar reports related to the Hotel Project submitted to the Administrative Agent. In addition, such report shall contain an analysis reasonably satisfactory to the Administrative Agent demonstrating the adequacy of the Project Budget to complete the Hotel Project in accordance with the Project Plans, confirmation that the Project Construction Schedule can be adhered to in all material respects, confirmation that the contingency reserve is 15% of hard construction costs, architectural engineering and other soft costs and verifying that the information delivered by the Borrower relating to the Hotel Project is accurate in all material respects.

(f) The Administrative Agent shall have received a copy of each of the architect’s contracts with the Borrower or any of its Subsidiaries relating to the Hotel Project and an architect’s certificate executed by the architect for the Hotel Project reasonably satisfactory to the Lenders’ Consultant that: (i) the Project Plans are complete in all material respects and conform in all material respects to all applicable laws, ordinances, codes, rules and regulations; (ii) the listed (or otherwise identified) contracts and subcontracts previously delivered to the Administrative Agent contain all details necessary to provide for construction of the Hotel Project substantially in accordance with the Project Plans; (iii) if constructed substantially in accordance with the Project Plans, the Hotel Project will comply in all material respects with all applicable zoning, building, environmental and land use laws, statutes, codes and regulations; (iv) all permits (including the building permit) necessary for construction of the Hotel Project have been issued when required or will be issued.

(g) The Administrative Agent shall have received collateral assignments, each in form and substance acceptable to the Collateral Agent, of the Construction Contracts and architectural and engineering contracts for the Hotel Project shall have been made to the Administrative Agent and Collateral Agent.

SECTION 3.03. Condition Precedent to Each Additional Term Advance. The obligations of each Term Lender to make Additional Term Advances hereunder are subject to the Borrower’s compliance with Sections 3.04, 5.02(u) and pro forma compliance with Section 5.04 hereunder.

SECTION 3.04. Conditions Precedent to Each Borrowing and Issuance and Renewal. The obligation of each Appropriate Lender to make an Advance (other than a Letter of Credit Advance made by an Issuing Bank or a Revolving Credit Lender pursuant to Section 2.03(c) and a Swing Line Advance made by a Revolving Credit Lender pursuant to Section 2.02(b)) on the occasion of each Borrowing (including the initial Borrowing), and the obligation of each Issuing Bank to issue a Letter of Credit (including the initial issuance) or renew a Letter of Credit, shall be subject to the further conditions precedent that on the date of such Borrowing or issuance or renewal, the following statements shall be true (and each of the giving of the applicable Notice of Borrowing, Notice of Swing Line Borrowing or Notice of Issuance or Notice of Renewal and the acceptance by the Borrower of the proceeds of such Borrowing or of such Letter of Credit or the renewal of such Letter of Credit shall constitute a representation and warranty by the Borrower that both on the date of such notice and on the date of such Borrowing or issuance or renewal such statements are true):

(i) the representations and warranties contained in each Loan Document are correct in all material respects on and as of such date, before and after giving effect to such Borrowing or issuance or renewal and to the application of the proceeds therefrom, as though made on and as of such date, other than any such representations or warranties that, by their express terms, refer to a specific date other than the date of such Borrowing or issuance or renewal, in which case as of such specific date, and

(ii) no Event of Default, and no Default under Section 6.01(a) or (s), has occurred and is continuing, or would result from such Borrowing or issuance or renewal or from the application of the proceeds therefrom.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Loan Parties. Each of the Borrower and its Subsidiaries represents and warrants as follows:

(a) Organization; Power; Qualification. The Borrower and each of its Subsidiaries (i) is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) is duly qualified and in good standing as a foreign corporation in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed would not be reasonably likely to have a Material Adverse Effect and (iii) has all requisite corporate or limited liability company power and authority (including, without limitation, all Governmental Authorizations) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted. All of the outstanding Equity Interests in the Borrower have been validly issued, are fully paid and non assessable and free and clear of all Liens, except those created under the Collateral Documents.

(b) Ownership. Set forth on Schedule 4.01(b) hereto is a complete and accurate list of all Subsidiaries of each Loan Party, showing as of the date hereof (as to each such Subsidiary) the jurisdiction of its organization, the number of shares of each class of its Equity Interests authorized, and the number outstanding, if any, on the date hereof and the percentage of each such class of its Equity Interests owned (directly or indirectly) by such Loan Party and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the date hereof. All of the outstanding Equity Interests in each Loan Party’s Subsidiaries have been validly issued with respect to those Subsidiaries which are corporations, are fully paid and non assessable, and are owned by such Loan Party or one or more of its Subsidiaries free and clear of all Liens, except those created under the Collateral Documents.

(c) Authorization of Agreement, Loan Documents and Borrowing. The execution, delivery and performance by such Loan Party of each Loan Document to which it is or is to be a party, and the consummation of the transactions contemplated hereby, are within such Loan Party’s corporate or limited liability company powers, have been duly authorized by all necessary corporate or limited liability company action, and do not (i) contravene such Loan Party’s constitutive or governing documents, (ii) violate any law, rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any Loan Party, any of its Subsidiaries or any of their properties which breach or conflict could reasonably be expected to have a Material Adverse Effect or (iv) except for the Liens created under the Loan Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries. None of such Loan Parties or any of its Subsidiaries is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which would be reasonably likely to have a Material Adverse Effect.

(d) Authorization of Agreement, Loan Documents and Borrowing. Each of the Borrower and its Subsidiaries has the right, power and authority and has taken all necessary corporate, limited liability company and other action to authorize the execution, delivery and performance of this Agreement and each of the other Loan Documents to which it is a party in accordance with their respective terms. This Agreement and each of the other Loan Documents have been duly executed and delivered by the duly authorized officers of the Borrower and each of its Subsidiaries party thereto, and each such document constitutes the legal, valid and binding obligation of the Borrower or its Subsidiary party thereto, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies.

(e) Compliance of Agreement, Loan Documents and Borrowing with Laws, Etc. The execution, delivery and performance by the Borrower and its Subsidiaries of the Loan Documents to which each such Person is a party, in accordance with their respective terms, the Borrowings hereunder and the transactions contemplated hereby do not and will not, by the passage of time, the giving of notice or otherwise, (i) violate any Applicable Law relating to the Borrower or any of its Subsidiaries where the failure to obtain such Governmental Authorization could reasonably be expected to have a Material Adverse Effect, (ii) conflict with any Governmental Approval relating to such Person, which could reasonably be expected to have a Material Adverse Effect or (iii) require any consent or authorization of, filing with, or other act in respect of, an arbitrator or Governmental Authority or other Governmental Approval and no consent of any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement other than consents, authorizations, filings or other acts or consents the failure to obtain or make which could not reasonably be expected to have a Material Adverse Effect and other than consents or filings under the UCC and other than approval of the pledge of Equity Interests of the Loan Parties that hold Gaming Licenses by the Gaming Authorities.

(f) Compliance with Law; Governmental Approvals. Each of the Borrower and its Subsidiaries (i) has all Governmental Approvals required by any Applicable Law for it to conduct its business, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to the best of its knowledge, threatened attack by direct or collateral proceeding, (ii) is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Laws relating to it or any of its respective properties and (iii) has timely filed all material reports, documents and other materials required to be filed by it under all Applicable Laws with any Governmental Authority and has retained all material records and documents required to be retained by it under Applicable Law except in each case (i), (ii) or (iii) where the failure to have, comply or file could not reasonably be expected to have a Material Adverse Effect.

(g) Reserved.

(h) Reserved.

(i) Financial Statements. The audited Consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2005 and the related audited Consolidated statement of income and Consolidated statement of cash flows of the Borrower and its Subsidiaries for the Fiscal Year then ended and, accompanied by an unqualified opinion of Pricewaterhouse Coopers, independent public accountants, fairly present the Consolidated financial condition of the Borrower and its Subsidiaries as of such date and the Consolidated results of operations of the Borrower and its Subsidiaries for the periods ended on such date, in each case all in accordance with GAAP applied on a consistent basis. The unaudited Consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2006 and the related unaudited Consolidated statement of income and Consolidated statement of cash flows of the Borrower and its Subsidiaries for the Fiscal Year then ended, and the financial information as presented in Borrower’s Form 8-K dated April 30, 2007, each fairly present the Consolidated financial condition of the Borrower and its Subsidiaries as of such date and the Consolidated results of operations of the Borrower and its Subsidiaries for the periods ended on such date, in each case all in accordance with GAAP applied on a consistent basis. Since December 31, 2005 there has been no Material Adverse Effect.

(j) Pro Forma Financial Statements. The Consolidated pro forma balance sheet of the Borrower and its Subsidiaries as at March 31, 2007, and the related Consolidated pro forma statements of income of the Borrower and its Subsidiaries for the year then ended, certified by the Chief Financial Officer of the Borrower, copies of which have been furnished to the Administrative Agent, fairly present the Consolidated pro forma financial condition of the Borrower and its Subsidiaries as at such date and the Consolidated pro forma results of operations of the Borrower and its Subsidiaries for the period ended on such date, in each case giving effect to the transactions contemplated hereby.

(k) Projections. The Consolidated projections, forecasted balance sheet, statement of income and statement of cash flows of the Borrower and its Subsidiaries delivered to the Administrative Agent pursuant to Section 3.01(a)(vii), and of each of the Borrower and its Subsidiaries and of the Borrower and its Subsidiaries delivered to the Administrative Agent pursuant to Section 5.03, were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Borrower’s best estimate of its future financial performance.

(l) Information Memorandum. All written information (other than projections) that has been or will hereafter be made available to the Administrative Agent, any Arranger, any other Lender Party or any potential Lender Party by the Borrower or any of its representatives in connection with preparation of the Information Memorandum pertaining to the Loan Parties taken as a whole is and will be, as of the dates on which such information was provided or to which such information relates, complete and correct in all material respects and does not or will not, as of the dates on which such information was or is to be provided or to which such information relates, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were or are made and all projections, if any, that have been or will be prepared by the Borrower and made available to the Administrative Agent, any Arranger, any other Lender Party or any potential Lender Party in connection with the Loan Documents have been or will be prepared in good faith based upon reasonable assumptions at the time they were made (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, and that no assurance can be given that the projections will be realized).

(m) Margin Stock. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance or drawings under any Letter of Credit will be used directly or indirectly to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

(n) Investment Company Act. Neither any Loan Party nor any of its Subsidiaries is an “investment company”, or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended. Neither the making of any Advances, nor the issuance of any Letters of Credit, nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated by the Loan Documents, will violate any provision of any such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

(o) Other Agreements. Neither any Loan Party nor any of its Subsidiaries is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter or constitutive or corporate restriction that would be reasonably likely to have a Material Adverse Effect.

(p) Perfection. All filings and other actions necessary or desirable to perfect and protect the security interest in the Collateral created under the Collateral Documents have been duly made or taken or otherwise provided in a manner reasonably satisfactory to the Administrative Agent for and are in full force and effect, except for delivery of the stock certificates of the Loan Parties which hold Gaming Licenses pursuant to the Security Agreement, and the Collateral Documents create, or will create, upon delivery of such certificate, in favor of the Collateral Agent for the benefit of the Secured Parties a valid and, together with such filings and other actions, perfected first priority security interest in the Collateral (other than Equity Interests in Unrestricted

Subsidiaries) and perfected first priority security interest in Equity Interests issued by Subsidiaries to the extent not prohibited by the terms of financing arrangements of the Subsidiaries, in each case subject to Permitted Liens and securing the payment of the Secured Obligations, and all filings and other actions necessary or desirable to perfect and protect such security interest have been duly taken or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent. The Loan Parties are the legal and beneficial owners of the Collateral free and clear of any Lien, except for the liens and security interests created or permitted under the Loan Documents and Permitted Liens.

(q) Solvency. Immediately following the making of Initial Extension of Credit and after giving effect to the application of the proceeds of the Initial Extension of Credit, the Borrower and its Subsidiaries on a Consolidated basis will be Solvent. The Borrower does not intend to, or to permit any of its Subsidiaries to, and does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash anticipated to be received by it or any such Subsidiary and the timing of the amounts of cash anticipated to be payable on or in respect of its Debt or the Debt of any such Subsidiary.

(r) Environmental Laws. (i) The operations and properties of each Loan Party and each of its Subsidiaries comply in all material respects with all applicable Environmental Laws and Environmental Permits, all past non-compliance with such Environmental Laws and Environmental Permits has been resolved without material ongoing obligations or costs, and no circumstances exist that would be reasonably likely to (A) form the basis of an Environmental Action against any Loan Party or any of its Subsidiaries or any of their properties that would have a Material Adverse Effect or (B) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law.

(ii) None of the properties currently or formerly owned or operated by any Loan Party or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; there are no and never have been any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any of its Subsidiaries in violation of Environmental Laws or, to the best of its knowledge, on any property formerly owned or operated by any Loan Party or any of its Subsidiaries in violation of Environmental Laws; there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Subsidiaries in violation of Environmental Laws; and Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries in violation of Environmental Laws.

(iii) Neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any governmental or regulatory authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in accordance with Environmental Laws.

(s) (i) Neither any Loan Party nor any of its Subsidiaries is party to any tax sharing agreement other than a tax sharing agreement with the Parent or as otherwise approved by the the Administrative Agent.

(ii) Each Loan Party and each of its Subsidiaries and Affiliates has filed, has caused to be filed or has been included in all tax returns (Federal, state, local and foreign) required to be filed and has paid all taxes shown thereon to be due, together with applicable interest and penalties.

(t) Neither the business nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that would be reasonably likely to have a Material Adverse Effect.

(u) Reserved.

(v) Set forth on Schedule 4.01(v) hereto is a complete and accurate list of all Surviving Debt, showing as of the date hereof the obligor and the principal amount outstanding thereunder, the maturity date thereof.

(w) Set forth on Schedule 4.01(w) hereto is a complete and accurate list of all Liens on the property or assets of the Borrower or any of its Subsidiaries, showing as of the date hereof the principal amount of the obligations secured thereby.

(x) Schedules 8(a) and 8(b) to the Perfection Certificate dated the Closing Date contain a true and complete list of each interest in Real Property (i) owned by any Loan Party as of the date hereof and describes the type of interest therein held by such Loan Party and whether such owned Real Property is leased and if leased whether the underlying lease contains any option to purchase all or any portion of such Real Property or any interest therein or contains any right of first refusal relating to any sale of such Real Property or any portion thereof or interest therein and (ii) leased, subleased or otherwise occupied or utilized by any Loan Party, as lessee, sublessee, franchisee or licensee, as of the date hereof and describes the type of interest therein held by such Loan Party and, in each of the cases described in clauses (i) and (ii) of this Section 4.01(x), whether any lease requires the consent of the landlord or tenant thereunder, or other party thereto, to the Transactions.

(y) Set forth on Schedule 4.01(y) hereto is a complete and accurate list of all Investments held by any Loan Party or any of its Subsidiaries on the date hereof, showing as of the date hereof the amount, obligor or issuer and maturity, if any, thereof.

(z) Reserved.

(aa) Material Contracts. Set forth on Schedule 4.01(aa) hereto is a complete and accurate list of all Material Contracts of each Loan Party and its Subsidiaries as of the Closing Date, showing as of the Closing Date the parties, subject matter and term thereof. Each such Material Contract (i) has been duly authorized, executed and delivered by all parties thereto, (ii) has not been amended or otherwise modified, (iii) is in full force and effect and is binding upon and enforceable against all parties thereto in accordance with its terms, and (iv) there exists no default under any Material Contract by any party thereto, except, with respect to clauses (ii) and (iii) after the Closing Date, to the extent such Material Contract has been appropriately replaced with other agreements reasonably satisfactory to the Administrative Agent.

(bb) Employee Relations. Each of the Borrower and its Subsidiaries is not, as of the Closing Date, party to any collective bargaining agreement nor has any labor union been recognized as the representative of its employees except as set forth on Schedule 4.01(bb). The Borrower knows of no pending, threatened or contemplated strikes, work stoppage or other collective labor disputes involving its employees or those of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect.

(cc) Burdensome Provisions. No Subsidiary is party to any agreement or instrument or otherwise subject to any restriction or encumbrance that restricts or limits its ability to make dividend payments or other distributions in respect of its Equity Interests to the Borrower or any Subsidiary or to transfer any of its assets or properties to the Borrower or any other Subsidiary in each case other than existing under or by reason of the Loan Documents or Applicable Law.

(dd) Litigation. Except for matters existing on the Closing Date and set forth on Schedule 4.01(dd), there are no actions, suits or proceedings pending nor, to the knowledge of the Borrower, threatened against or in any other way relating adversely to or affecting the Borrower or any Subsidiary thereof or any of their respective properties in any court or before any arbitrator of any kind or before or by any Governmental Authority that (i) have or could reasonably be expected to have a Material Adverse Effect, or (ii) materially adversely affect the enforceability of the Loan Documents.

(ee) (i) No ERISA Event that would reasonably be expected to have a Material Adverse Effect has occurred or is reasonably expected to occur with respect to any Plan.

(ii) Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) for each Plan, copies of which have been filed with the Internal Revenue Service and furnished to the Lender Parties, is complete and accurate in all material respects and fairly presents the funding status of such Plan, and since the date of such Schedule B there has been no material adverse change in such funding status.

(iii) Neither any Loan Party nor any ERISA Affiliate has incurred or is reasonably expected to incur any material Withdrawal Liability to any Multiemployer Plan.

(iv) Neither any Loan Party nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA.

(ff) The Borrower has insurance in full force and effect which satisfies the requirements of Section 5.01(e).

(gg) No event of default (or condition which would constitute an event of default with the giving of notice or the passage of time) under any material capital stock, financing agreements, lease agreements or other Material Contracts of the Borrower or any of its Subsidiaries has occurred or is continuing.

(hh) Each Loan Party is in compliance in all material respects with the requirements of all Applicable Laws (including, without limitation, the Patriot Act), rules, regulations and all orders, writs, injunctions, decrees, determinations or awards applicable to it or to its properties, except in such instances in which (i) such requirement of law, rule, regulation, order, writ, injunction, decree, determination or award is being contested in good faith by appropriate proceedings diligently conducted or (ii) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(ii) None of the Loan Parties or any of their Subsidiaries is (i) named on the list of Specially Designated Nationals or Blocked Persons maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control available at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html, or (ii)(A) an agency of the government of a country, (B) an organization controlled by a country, or (C) a person resident in a country that is subject to a sanctions program identified on the list maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control and available at http://www.treas.gov/offices/eotffc/ofac/sanctions/index.html, or as otherwise published from time to time, as such program may be applicable to such agency, organization or person, and the proceeds from any Advances hereunder will not be used to fund any operations in, finance any investments or activities in, or make any payments to, any such country, agency, organization or person.

(jj) No Debt other than the Debt in respect of the Obligations under the Loan Documents has been designated as “Designated Senior Debt” (or any comparable term) under any instrument, indenture, loan or credit or similar agreement evidencing any Debt that is subordinated to the Obligations under the Loan Documents.

(kk) The Borrower and each of its Subsidiaries have valid fee, leasehold or other interests in all Real Property which they use in their respective businesses, as well as good and marketable title to all their other property, and none of such property is subject to any Lien, except as permitted in Section 5.02(b). The Borrower and each of its Subsidiaries own, or possess the right to use, all trademarks, trade names, copyrights, patents, patent rights, franchises, licenses and other intangible assets that are used in the conduct of their respective businesses as now operated, and none of such items, to the best knowledge of the Borrower, conflicts with, infringe, misappropriate, dilute, misuse or otherwise violate the intellectual property rights of any other Person to the extent that such conflict, infringement, misappropriation, dilution, misuse or violation would reasonably be expected to have a Material Adverse Effect.

(ll) Gaming Matters. Except as set forth on Schedule 4.01(ll), Borrower, and its Subsidiaries, have obtained (i) approval for all Gaming Licenses necessary or appropriate to conduct their businesses and operations conducted or as contemplated to be conducted, and (ii) as of the Closing Date, all required approvals from Gaming Authorities of the transactions contemplated hereby and by the other Loan Documents, subject to the provisions of such approvals or conditions in respect of the Gaming License as are satisfactory to the Administrative Agent.

SECTION 4.02. Survival of Representations and Warranties, Etc. All representations and warranties set forth in this Article IV and all representations and warranties contained in any certificate or any of the Loan Documents (including, but not limited to, any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date (except those that are expressly made as of a specific date), shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing hereunder.

ARTICLE V

COVENANTS OF THE LOAN PARTIES

SECTION 5.01. Affirmative Covenants. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, each of the Borrower and its Subsidiaries will:

(a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects, with all Applicable Laws, rules, regulations and orders the non-compliance with which would be reasonably expected to have a Material Adverse Effect, such compliance to include, without limitation, compliance with the Patriot Act and Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970.

(b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained and if the contest stays enforcement of the Lien.

(c) Compliance with Environmental Laws. Comply, and cause each of its Subsidiaries and all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew, and cause each of its Subsidiaries to obtain and renew, all Environmental Permits necessary for its operations and properties; and conduct, and cause each of its Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties in accordance with the requirements of all Environmental Laws, in each case where failure would be reasonably expected to have a Material Adverse Effect; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.

(d) Compliance with ERISA. In addition to and without limiting the generality of Section 5.01(a), (a) except where the failure to so comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) comply with all material applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans, (ii) not take any action or fail to take action the result of which could be a liability to the PBGC or to a Multiemployer Plan, (iii) not participate in any prohibited transaction that could result in any civil penalty under ERISA or tax under the Internal Revenue Code and (iv) operate each Employee Benefit Plan in such a manner that will not incur any tax liability under Section 4980B of the Internal Revenue Code or any liability to any qualified beneficiary as defined in Section 4980B of the Internal Revenue Code and (b) furnish to the Administrative Agent upon the Administrative Agent’s request such additional information about any Employee Benefit Plan as may be reasonably requested by the Administrative Agent.

(e) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations and such insurance shall be maintained in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or any of its Subsidiaries operates. The Administrative Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 3.01(a)(xxiii) and the applicable provisions of the Loan Documents, each of which shall be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable) and shall name the Collateral Agent, on behalf of the Secured Parties, as additional insured, in form and substance satisfactory to the Administrative Agent.

(f) Flood Insurance. With respect to each Mortgaged Property, obtain flood insurance in such total amount as the Administrative Agent or the Required Lenders may from time to time require, if at any time the area in which any improvements located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.

(g) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its existence, legal structure, legal name, rights (charter and statutory), permits, licenses, approvals, privileges and franchises, except as permitted herein and except where the failure would not reasonably be expected to cause a Material Adverse Effect. Maintain and operate its business in substantially the same manner as operated and conducted on the Closing Date

(h) Visitation Rights. At any reasonable time and from time to time and, unless an Event of Default or Default has occurred and is continuing, upon reasonable notice subject to applicable Gaming Laws, permit any of the Agents or any of the Lender Parties, or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants, all at the expense of the Borrower.

(i) Accounting Methods and Financial Records. Maintain a system of accounting, and keep proper books, records and accounts (which shall be true and complete in all material respects) as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP and in compliance with the regulations of any Governmental Authority having jurisdiction over it or any of its properties.

(j) Maintenance of Properties, Etc. (i) Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted and (ii) from time to time make or cause to be made, and cause each of its Subsidiaries to make or cause to be made, all appropriate repairs, renewals and replacements thereof except where failure to do so would not materially adversely affect the use of the related property.

(k) Reserved.

(l) Covenant to Guarantee Obligations and Give Security. Upon (x) the request of the Collateral Agent following the occurrence and during the continuance of an Event of Default, (y) the formation or acquisition of any new direct or indirect Subsidiary by the Borrower or any of its Subsidiaries or (z) the acquisition of any material property by the Borrower or any of its Subsidiaries, and such property, in the judgment of the Collateral Agent, shall not already be subject to a perfected security interest having the priority required under the applicable Collateral Documents in favor of the Collateral Agent for the benefit of the Secured Parties, then in each case at the Borrower’s expense:

(i) in connection with the formation or acquisition of a Subsidiary, within 15 days after such formation or acquisition, cause each such Subsidiary, and cause each direct and indirect parent of such Subsidiary (if it has not already done so), to duly execute and deliver to the Collateral Agent a guaranty or guaranty supplement, in form and substance satisfactory to the Collateral Agent, guaranteeing the other Loan Parties’ obligations under the Loan Documents,

(ii) within 15 days after (A) such request, furnish to the Collateral Agent a description of the real and personal properties of the Loan Parties and their respective Subsidiaries in detail satisfactory to the Collateral Agent and (B) such formation or acquisition, furnish to the Collateral Agent a description of the real and personal properties of such Subsidiary or the real and personal properties so acquired, in each case in detail satisfactory to the Collateral Agent,

(iii) within 30 days after (A) such request or acquisition of property by the Borrower or any of its Subsidiaries, duly execute and deliver, and cause each Subsidiary of the Borrower to duly execute and deliver, to the Collateral Agent such additional mortgages, deeds of trust, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and other security agreements as specified by, and in form and substance satisfactory to the Collateral Agent, securing payment of all the Secured Obligations of such Subsidiary of the Borrower under the Loan Documents and constituting valid and enforceable perfected Liens subject only to Permitted Liens or other Liens reasonably acceptable to the Collateral Agent on all such properties and (B) such formation or acquisition of any new Subsidiary, duly execute and deliver and cause each Subsidiary to duly execute and deliver to the Collateral Agent mortgages, deeds of trust, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and other security agreements as specified by, and in form and substance satisfactory to the Collateral Agent, securing payment of all of the obligations of such Subsidiary under the Loan Documents; provided that if such new property is Equity Interests in a CFC, only 66% of such voting Equity Interests and 100% of such non-voting Equity Interests (to the extent and for so long as the pledge of any greater percentage would have material adverse tax consequences for the Borrower) shall be pledged in favor of the Secured Parties,

(iv) within 30 days after such request, formation or acquisition, take, and cause each such Subsidiary of the Borrower and each newly acquired or newly formed Subsidiary to take, whatever action (including, without limitation, the filing of Uniform Commercial Code financing statements, the recording of mortgages or deeds of trust, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the mortgages, deeds of trust, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and security agreements delivered pursuant to this Section 5.01(l), enforceable against all third parties in accordance with their terms,

(v) within 60 days after such formation or acquisition, deliver to the Collateral Agent, upon the request of the Collateral Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Collateral Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Collateral Agent as to (1) the matters contained in clauses (i), (iii) and (iv) above (2) such guaranties, guaranty supplements, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and security agreements being legal, valid and binding obligations of each Loan Party thereto enforceable in accordance with their terms, as to the matters contained in clause (iv) above, and (3) such recordings, filings, notices, endorsements and other actions being sufficient to create valid perfected Liens on such properties,

(vi) as promptly as practicable after such request, formation or acquisition, deliver, upon the request of the Collateral Agent in its sole discretion, to the Collateral Agent with respect to each parcel of Real Property owned, leased or otherwise held by the Borrower or any of its Subsidiaries and each newly acquired or newly formed Subsidiary title reports, surveys, counsel opinions and other reports, each in scope, form and substance satisfactory to the Collateral Agent to the extent not previously provided; provided, however, that to the extent that the Borrower or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such real property, such items shall, promptly after the receipt thereof, be delivered to the Collateral Agent, and

(vii) at any time and from time to time, promptly execute and deliver, and cause to execute and deliver, each Subsidiary of the Borrower and each newly acquired or newly formed Subsidiary any and all further instruments and documents and take, and cause each Subsidiary of the Borrower and each newly acquired or newly formed Subsidiary to take, all such other action as the Collateral Agent may deem necessary or desirable in obtaining the full benefits of, or in perfecting and preserving the Liens of, such guaranties, mortgages, deeds of trust, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and security agreements.

(m) Further Assurances.

(i) Promptly upon request by the Administrative Agent, correct, and cause each of its Subsidiaries promptly to correct, any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and

(ii) Promptly upon request by the Administrative Agent, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, mortgages, deeds of trust, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as the Administrative Agent, may reasonably require from time to time in order to (A) carry out more effectively the purposes of the Loan Documents, (B) to the fullest extent permitted by Applicable Law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (C) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (D) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

(n) Preparation of Environmental Reports. At the request of the Administrative Agent or the Collateral Agent from time to time on account of a material environmental condition relating to any of the properties described in the Mortgages or during the continuance of an Event of Default, but in any event no more than once during any year, provide to the Lender Parties within 60 days after such request, at the expense of the Borrower, an environmental site assessment report for any of its or its Subsidiaries’ properties described in the Mortgages, prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent or the Collateral Agent, indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance, removal or remedial action as required by Environmental Laws in connection with any Hazardous Materials on such properties; without limiting the generality of the foregoing, if the Administrative Agent or the Collateral Agent determines at any time that a material risk exists that any such report will not be provided within the time referred to above, the Administrative Agent or the Collateral Agent may retain an environmental consulting firm to prepare such report at the expense of the Borrower, and the Borrower hereby grants and agrees to cause any Subsidiary that owns any property described in the Mortgages to grant at the time of such request to the Agents, the Lender Parties, such firm and any agents or representatives thereof an irrevocable non exclusive license, subject to the rights of tenants and to the requirement that business operations not be substantially impaired or limited, to enter onto their respective properties to undertake such an assessment.

(o) Compliance with Terms of Leaseholds. Make all payments and otherwise perform all obligations in respect of all leases of Real Property to which the Borrower or any of its Subsidiaries is a party as the tenant, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify the Administrative Agent of any default by any party with respect to such leases and cooperate with the Administrative Agent in all respects to cure any such default, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

(p) Hedging. Within 90 days of the Closing Date hedge the floating interest expense of Funded Debt of the Borrower and its Subsidiaries for at least three years after the Closing Date, by maintaining one or more interest rate Hedge Agreements with any of the Lenders (or with another financial institution approved by the Administrative Agent in writing) in such aggregate notional amount as is necessary so that, with respect to at least 30% of the outstanding principal balance as of the Closing Date of all Funded Debt of the Borrower and its Subsidiaries, the obligations of the Borrower and its Subsidiaries to make floating rate payments thereunder over such three years will be hedged with fixed rate payments to be paid by the Borrower and its Subsidiaries under such Hedge Agreements, all upon terms and subject to such conditions as shall be reasonably acceptable to the Administrative Agent and the Lender entering into such transaction with the Borrower or any other applicable Subsidiary. Any prepayment, acceleration, reduction, increase or any other change in the terms of the Advances hereunder will not alter the notional amount of any such interest rate Hedge Agreements or otherwise affect the obligation of the Borrower or any of its Subsidiaries to continue making payments under any such interest rate Hedge Agreements, which will remain in full force and effect notwithstanding any such prepayment, acceleration, reduction, increase or change, subject to the terms of such interest rate Hedge Agreements.

(q) Performance of Material Contracts. Perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, maintain (to the extent necessary in the exercise of its reasonable business judgment) each such Material Contract in full force and effect, enforce each such Material Contract in accordance with its terms and, upon request of the Administrative Agent, make to each other party to each such Material Contract such demands and requests for information and reports or for action as the Borrower or any of its Subsidiaries is entitled to make under such Material Contract, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

(r) Equity Interest of Borrower’s Subsidiaries. The Borrower shall own at all times 100% of the Equity Interests in each of its Subsidiaries.

(s) Capital Expenditures. Make capital expenditures for maintenance in the amount of no less than $7,500,000 in the aggregate for the Borrower and its Subsidiaries during each period of four consecutive fiscal quarters of the Borrower.

(t) Gaming Licenses. (a) Ensure that all necessary Gaming Licenses from any Gaming Authority for the ownership, use, or operation of the businesses or properties owned or operated by each Borrower and its Subsidiaries are in full force and effect, and (b) comply, in all material respects, with all of the provisions thereof applicable to them.

(u) Post-Closing Matters. The Borrower shall execute and deliver the documents and complete the tasks set forth on Schedule 5.01(u), in each case within the time limits specified on such schedule.

SECTION 5.02. Negative Covenants. Until all of the Obligations have been paid and satisfied in full and the Commitments terminated, the Borrower has not and will not permit any of its Subsidiaries to:

(a) Limitations on Indebtedness. Create, incur, assume or suffer to exist any Debt except:

(i) Debt incurred pursuant to the Loan Documents (excluding Hedge Agreements permitted pursuant to the following clause) (ii) and Second Lien Loan Documents;

(ii) Debt incurred in connection with a Hedge Agreements (A) with a counterparty and upon terms and conditions (including interest rate) reasonably satisfactory to the Administrative Agent or (B) required pursuant to Section 5.01(p); provided that any counterparty that is a Lender shall be deemed satisfactory to the Administrative Agent;

(iii) Debt existing on the Closing Date and not otherwise permitted under this Section and listed on Schedule 4.01(v), and the renewal, refinancing, extension and replacement (but not the increase in the aggregate principal amount) thereof; and listed on

Schedule 4.01(v) and any refinancings, refundings, renewals or extensions thereof; provided that (A) the principal amount of such Debt is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and (B) any refinancing, refunding, renewal or extension of any Subordinated Debt shall be (1) on subordination terms at least as favorable to the Lenders, (2) no more restrictive on the Borrower and its Subsidiaries than the Subordinated Debt being refinanced, refunded, renewed or extended and (3) in an amount not more than the amount outstanding at the time of such refinancing, refunding, renewal or extension;

(iv) Debt of the Borrower and its Subsidiaries incurred in connection with Capitalized Leases in an aggregate amount not to exceed $10,000,000 on any date of determination;

(v) purchase money Debt of the Borrower and its Subsidiaries in an aggregate amount not to exceed $10,000,000 on any date of determination;

(vi) Debt of a Person existing at the time such Person became a Subsidiary or assets were acquired from such Person, to the extent such Debt was not incurred in connection with or in contemplation of such Person becoming a Subsidiary or the acquisition of such assets, not to exceed in the aggregate at any time outstanding $25,000,000;

(vii) Guaranties in favor of the Administrative Agent for the benefit of the Administrative Agent and the Lenders;

(viii) Guaranties with respect to Debt permitted pursuant to clauses (i) through (v) of this subsection;

(ix) additional Subordinated Debt so long as after giving effect to such Subordinated Debt the Leverage Ratio would be less than or equal to .25 below the applicable Leverage Ratio set forth in Section 5.04(a) calculated on a pro forma basis on the date of the last quarter reported and the Interest Coverage Ratio would be at least .25 greater than the applicable Interest Coverage Ratio set forth in Section 5.04(b) calculated on a pro forma basis on the date of the last quarter reported; provided that in the case of each issuance of Subordinated Debt, (A) no Default or Event of Default shall have occurred and be continuing or would be caused by the issuance of such Subordinated Debt, and (B) the Administrative Agent shall have received satisfactory written evidence that the Borrower would be in compliance with all covenants contained in this Agreement on a pro forma basis after giving effect to the issuance of any such Subordinated Debt;

(x) Additional Debt not otherwise permitted pursuant to this Section in an aggregate amount outstanding not to exceed $10,000,000;

(xi) Debt incurred in the ordinary course of business in respect of obligations of the Borrower or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services that are paid by the Borrower or such Subsidiary in accordance with the applicable payment terms; and

(xii) Debt of any Loan Party owed to any other Loan Party in an aggregate amount not to exceed $50,000,000;

provided, that no agreement or instrument with respect to Debt permitted to be incurred by this Section shall restrict, limit or otherwise encumber (by covenant or otherwise) the ability of any Subsidiary of the Borrower to make any payment to the Borrower or any of its Subsidiaries (in the form of dividends, intercompany advances or otherwise) for the purpose of enabling the Borrower to pay the Obligations.

(b) Limitations on Liens. Create, incur, assume or suffer to exist any Lien on or with respect to any of its assets or properties (including, without limitation, shares of Equity Interests), real or personal, whether now owned or hereafter acquired, except:

(i) Liens for taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA or Environmental Laws) not yet due or as to which the period of grace (not to exceed thirty (30) days), if any, related thereto has not expired or which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP and otherwise comply with the provisions of Section 5.01(b);

(ii) the claims of materialmen, mechanics, carriers, warehousemen, processors or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, (A) which are not overdue for a period of more than thirty (30) days or (B) which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP and if the contest stays enforcement of the Lien;

(iii) Liens consisting of deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar legislation;

(iv) Liens constituting encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property, which in the aggregate do not, in any case, detract from the value of such property or impair the use thereof in the ordinary conduct of business;

(v) Liens of the Administrative Agent and Collateral Agent for the benefit of the Secured Parties under the Loan Documents and the Liens of the Second Lien Administrative Agent for the benefit of the Second Lien Secured Parties under the Second Lien Loan Documents provided that such Lien shall be subject and subordinated to the Lien granted to the Administrative Agent and Collateral Agent and shall be subject to the provisions of the Intercreditor Agreement;

(vi) Liens existing on any asset of any Person at the time such Person becomes a Subsidiary or is merged or consolidated with or into a Subsidiary which (i) were not created in contemplation of or in connection with such event and (ii) do not extend to or cover any other property or assets of the Borrower or any Subsidiary, so long as any Debt related to any such Liens is permitted under Section 5.02(a)(vi);

(vii) Liens not otherwise permitted hereunder securing obligations not at any time exceeding in the aggregate $10,000,000;

(viii) Liens not otherwise permitted by this Section and in existence on the Closing Date and described on Schedule 4.01(w);

(ix) Liens securing Debt permitted under Sections 5.02(a)(v) and (vi); provided that (A) such Liens shall be created substantially simultaneously with the acquisition or lease of the related asset, (B) such Liens do not at any time encumber any property other than the property financed by such Debt, (C) the amount of Debt secured thereby is not increased and (D) the principal amount of Debt secured by any such Lien shall at no time exceed one hundred percent (100%) of the original purchase price or lease payment amount of such property at the time it was acquired;

(x) Deposits or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of Debt), leases, or other similar obligations arising in the ordinary course of business; and

(xi) Liens securing obligations of the Borrower or any Subsidiary under Secured Hedge Agreements pursuant to the Collateral Documents.

(c) Limitations on Loans, Advances, Investments and Acquisitions. Purchase, own, invest in or otherwise acquire, directly or indirectly, any Equity Interests, interests in any partnership or joint venture (including, without limitation, the creation or capitalization of any Subsidiary), evidence of Debt or other obligation or security, substantially all or a portion of the business or assets of any other Person or any other investment or interest whatsoever in any other Person, or make or permit to exist, directly or indirectly, any loans, advances or extensions of credit to, or any investment in cash or by delivery of property in, any Person except:

(i) investments (A) in Persons that are not Loan Parties in amounts not to exceed (1) $12,500,000 in the aggregate if the Leverage Ratio based on the most recent financial statements of the Borrower delivered pursuant to Section 5.03(b) or (c), as applicable, is greater than or equal to 5.5:1.0, or (2) $15,000,000 in the aggregate if the Leverage Ratio based on the most recent financial statements of the Borrower delivered pursuant to Section 5.03(b) or (c), as applicable, is less than 5.5:1.0, (B) in Loan Parties existing on the Closing Date, (C) in Loan Parties formed or acquired after the Closing Date so long as the Borrower and the Loan Parties comply with the applicable provisions of Section 5.02(l) and (D) in the other loans, advances and investments described on Schedule 5.02(c)(i) existing on the Closing Date;

(ii) investments in (A) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency thereof maturing within one hundred twenty (120) days from the date of acquisition thereof, (B) commercial paper maturing no more than one hundred twenty (120) days from the date of creation thereof and currently having the highest rating obtainable from either S&P or Moody’s, (C) certificates of deposit maturing no more than one hundred twenty (120) days from the date of creation thereof issued by commercial banks incorporated under the laws of the United States, each having combined capital, surplus and undivided profits of not less than $500,000,000 and having a rating of “A” or better by a nationally recognized rating agency, or (D) time deposits maturing no more than thirty (30) days from the date of creation thereof with commercial banks or savings banks or savings and loan associations each either having membership in the FDIC or the deposits of which are insured by the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder;

(iii) investments by the Borrower or any of its Subsidiaries in the form of Permitted Acquisitions;

(iv) Hedge Agreements permitted pursuant to Section 5.02(a);

(v) purchases of assets in the ordinary course of business;

(vi) investments in the form of loans and advances to employees in the ordinary course of business, which, in the aggregate, do not exceed at any time $2,000,000;

(vii) intercompany Debt permitted pursuant to Section 5.02(a); and

(viii) other additional investments not otherwise permitted pursuant to this Section not exceeding (x) $5,000,000 in the aggregate in any Fiscal Year prior to the Completion of the Hotel Project or (y) $10,000,000 in the aggregate in any Fiscal Year following the Completion of the Hotel Project.

(d) Limitations on Mergers and Liquidation. Merge, consolidate or enter into any similar combination with any other Person or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution) except:

(i) any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving Person) or with or into any Guarantor (provided that the Subsidiary Guarantor shall be the continuing or surviving Person);

(ii) any Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other Subsidiary (provided that if the transferor in such a transaction is a Guarantor, then the transferee must either be the Borrower or a Guarantor);

(iii) any Subsidiary of the Borrower may wind up into the Borrower or any Guarantor;

(iv) the Borrower or any Subsidiary of the Borrower may be merged into or combined with any other Person in connection with, and according to the terms of, a Permitted Acquisition.

(e) Limitations on Asset Dispositions. Make any Asset Disposition (including, without limitation, the sale of any receivables and leasehold interests and any Sale-and-Leaseback Transaction or similar transaction) except:

(i) the sale of inventory in the ordinary course of business;

(ii) the sale of obsolete, worn-out or surplus assets no longer used or usable in the business of the Borrower or any of its Subsidiaries (including without limitation dispositions of slot machines);

(iii) the transfer of assets to the Borrower or any Guarantor pursuant to Section 5.02(d)(iii);

(iv) the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;

(v) the disposition of any Hedge Agreement;

(vi) additional Asset Dispositions not otherwise permitted pursuant to this Section in an aggregate amount not to exceed $10,000,000 in any Fiscal Year; and

(vii) Asset Dispositions pursuant to any Sale-and-Leaseback Transaction permitted pursuant to Section. 5.02(r).

(f) Limitations on Dividends and Distributions. Declare or pay any dividends upon any of its Equity Interests; purchase, redeem, retire or otherwise acquire, directly or indirectly, any shares of its Equity Interests, or make any distribution of cash, property or assets among the holders of shares of its Equity Interests (each, a “Restricted Payment”), or make any change in its capital structure which such change in its capital structure could reasonably be expected to have a Material Adverse Effect; provided that:

(i) the Borrower or any Subsidiary may pay dividends in shares of its own Equity Interests;

(ii) any Subsidiary may pay cash dividends to the Borrower;

(iii) the Borrower may pay the Dividend on or within five (5) Business Days of the Closing Date in an amount not to exceed $187,500,000;

(iv) the Borrower or any of its Subsidiaries may make additional Restricted Payments after Completion of the Hotel Project in an aggregate amount not exceeding the Distribution Amount immediately prior to the time of the making of such Restricted Payment; provided that (A) immediately prior to and after giving effect to such Restricted Payment, the Leverage Ratio is less than or equal to 5.50 to 1.00 based on the most recent financial statements of the Borrower delivered pursuant to Section 5.03(b) or (c), as applicable; and a (B) no Default or Event of Default has occurred and is continuing or would result therefrom; and

(v) additional Restricted Payments not to exceed $10.0 million over the term of this Agreement.

(g) Limitations on Exchange and Issuance of Equity Interests. Issue, sell or otherwise dispose of any class or series of Equity Interests that, by its terms or by the terms of any security into which it is convertible or exchangeable, is, or upon the happening of an event or passage of time would be, (i) convertible or exchangeable into Debt or (ii) required to be redeemed or repurchased, including at the option of the holder, in whole or in part, or has, or upon the happening of an event or passage of time would have, a redemption or similar payment due.

(h) Transactions with Affiliates. Directly or indirectly (i) make any loan or advance to, or purchase or assume any note or other obligation to or from, any of its officers, directors, shareholders or other Affiliates, or to or from any member of the immediate family of any of its officers, directors, shareholders or other Affiliates, or subcontract any operations to any of its Affiliates, or (ii) enter into, or be a party to, any other transaction not described in clause (i) above with any of its Affiliates other than:

(A) transactions permitted by Sections 5.02(c), (d), (f) and (g);

(B) transactions existing on the Closing Date and described on Schedule 5.02(h)(B);

(C) normal compensation and reimbursement of reasonable expenses of officers and directors; and

(D) other transactions in the ordinary course of business on terms as favorable as would be obtained by it on a comparable arm’s-length transaction with an in-dependent, unrelated third party; provided that for all such transactions in excess of $20,000,000, the Borrower shall deliver an opinion as to the fairness to the Borrower or such Subsidiary of such transaction or series of related transactions (other than Restricted Payments and cost reimbursements) from a financial point of view issued by an independent accounting, appraisal or investment banking firm of national standing or a comparable report, certification or recommendation by an executive compensation consulting firm of national standing, as applicable.

(i) Certain Accounting Changes; Organizational Documents. (i) Change its Fiscal Year end, or make any change in its accounting treatment and reporting practices except as required by GAAP or (ii) amend, modify or change its articles of incorporation (or corporate charter or other similar organizational documents) or amend, modify or change its bylaws (or other similar documents) in any manner adverse in any respect to the rights or interests of the Lenders.

(j) Amendments; Payments and Prepayments of Subordinated Debt.

(i) Amend or modify (or permit the modification or amendment of) any of the terms or provisions of any Subordinated Debt in any respect which would shorten the maturity thereof, increase the principal amount thereof, increase the interest rate thereof or alter the subordination provisions.

(ii) Cancel, forgive, make any payment or prepayment on, or redeem or acquire for value (including, without limitation, (A) by way of depositing with any trustee with respect thereto money or securities before due for the purpose of paying when due and (B) at the maturity thereof), any Subordinated Debt.

(k) Reserved.

(l) Nature of Business. Alter the character or conduct of the business conducted by the Borrower and its Subsidiaries as of the Closing Date.

(m) Impairment of Security Interests. Take or omit to take any action which might or would have the result of materially impairing the security interests in favor of the Administrative Agent or Collateral Agent with respect to the Collateral or grant to any Person (other than the Administrative Agent or Collateral Agent for the benefit of itself and the other Secured Parties pursuant to the Security Documents) any interest whatsoever in the Collateral, except for Permitted Liens and asset sales permitted under Section 5.02(e).

(n) Negative Pledge. Except as required by Gaming Authorities, enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its property or assets except (i) in favor of the Secured Parties or (ii) in connection with (A) any purchase money Debt permitted by Section 5.02(a)(iii) solely to the extent that the agreement or instrument governing such Debt prohibits a Lien on the property acquired with the proceeds of such Debt, (B) any Capitalized Lease permitted by Section 5.02(a)(iv) solely to the extent that such Capitalized Lease prohibits a Lien on the property subject thereto, (C) any Debt outstanding on the date any Subsidiary of the Borrower becomes such a Subsidiary (so long as such agreement was not entered into solely in contemplation of such Subsidiary becoming a Subsidiary of the Borrower), or (D) pursuant to the terms of any Surviving Debt.

(o) Speculative Transactions. Engage, or permit any of its Subsidiaries to engage, in any transaction involving commodity options or futures contracts or any similar speculative transactions other than transactions engaged in the ordinary course of business of the Borrower or any such Subsidiary, as the case may be, and reasonably related to the Borrower’s and its Subsidiaries’ permitted lines of business.

(p) Payment Restrictions Affecting Subsidiaries. Except as required by any Gaming Authority, directly or indirectly, enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement or arrangement limiting the ability of any of its Subsidiaries to declare or pay dividends or other distributions in respect of its Equity Interests or repay or prepay any Debt owed to, make loans or advances to, or otherwise transfer assets to or invest in, the Borrower or any Subsidiary of the Borrower (whether through a covenant restricting dividends, loans, asset transfers or investments, a financial covenant or otherwise), except (i) the Loan Documents and (ii) any agreement in effect at the time such Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower.

(q) Amendment, Etc., of Material Contracts. Except in the exercise of its reasonable business judgment, cancel or terminate any Material Contract or consent to or accept any cancellation or termination thereof, amend or otherwise modify any Material Contract or give any consent, waiver or approval thereunder, waive any default under or breach of any Material Contract, agree in any manner to any other amendment, modification or change of any term or condition of any Material Contract or take any other action in connection with any Material Contract that would impair the value of the interest or rights of the Borrower or any of its Subsidiaries thereunder or that would impair the interest or rights of any Agent or any Lender Party, or permit any of its Subsidiaries to do any of the foregoing.

(r) Sales and Leasebacks. Enter into any arrangement with any Person (other than Subsidiaries of the Borrower) providing for the leasing by the Borrower or any Subsidiary of real or personal property that has been or is to be sold or transferred by the Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such

Person on the security of such property or rental obligations of the Borrower or such Subsidiary (any such arrangement, a “Sale-and-Leaseback Transaction”), except for Sale-and-Leaseback Transactions not to exceed an aggregate fair market value of $10,000,000 for all Sale-and-Leaseback transactions consummated pursuant to this Section 5.02(r).

(s) Use of Proceeds. Use the proceeds of any Advance for any purpose other than for purposes set forth in Section 2.14; or use any such proceeds (i) in a manner which violates or results in a violation of any law or regulation, or (ii) to purchase or carry any Margin Stock in violation of this Agreement or Regulation U or to extend credit to others for that purpose.

(t) Designated Senior Debt. Designate any Debt other than the Debt in respect of the Obligations under the Loan Documents as “Designated Senior Debt” (or any comparable term) under any instrument, indenture, loan or credit or similar agreement evidencing any Debt that is subordinated to the Obligations under the Loan Documents.

(u) Construction of the Hotel Project:

(i) Fail to diligently pursue the Hotel Project to Completion in accordance with the Project Plans, Project Budgets and Project Construction Schedules;

(ii) Fail to provide the Lenders’ Consultant with all reasonably requested access to each Project’s construction site without unreasonable delay (including any advance notice which is reasonable under the circumstances), and access to the Project Plans, Project Budgets, Project Construction Schedules, all related plans, Project Budgets, drawings, Project Construction Schedules, and other related papers, including status reports and logs describing all executed contracts and subcontracts to which Borrower or any of its Subsidiaries are party for such work, and the then current lists of the names, addresses and telephone numbers of each material contractor, material subcontractor and material supplier with respect to such Project and the dollar value and amounts paid with respect to the related contracts;

(iii) Reserved.

(iv) Fail to maintain a full set of the current working drawings available for review by the Lenders’ Consultant at the construction office for the Hotel Project or at another location reasonably acceptable to the Lenders’ Consultant;

(v) Amend any Project Construction Schedule in any manner which would defer the completion of any material construction benchmark set forth therein unless the General Contractor and architect concur that such amendment will not cause Borrower to fail to achieve Completion of that Project by the date which is twenty-four (24) months from the start of construction or fail to provide the Lenders’ Consultant, if requested, with a letter from the General Contractor and architect to the Lenders’ Consultant indicating their concurrence that the revised Project Construction Schedule is reasonable and feasible;

(vi) Reserved.

(vii) Fail to construct the Hotel Project in a good and workmanlike manner in accordance with sound building practices and without material deviation from the Project Plans, and comply in all material respects with all existing Applicable Laws and requirements of all Governmental Authorities having jurisdiction over the Hotel Project;

(viii) Fail to promptly pay prior to delinquency (subject to applicable retentions) or otherwise discharge all Liens and other material claims for labor done and materials and services furnished in connection with the construction of the Hotel Project, except for Liens and other claims contested in good faith by appropriate actions and without prejudice to the applicable Project Construction Schedule except to the extent not prohibited hereby;

(ix) Fail to properly obtain as and when required, comply with and keep in effect all material permits, licenses and approvals which are required to be obtained from any Governmental Authority in order to construct and occupy the Hotel Project as of the then current stage of construction;

(x) Fail to make the permits, licenses and approvals required by clause (i) of this Section available for review by the Lenders’ Consultant and deliver copies of all such permits, licenses and approvals to the Lenders’ Consultant promptly following a written request therefor;

(xi) Fail to promptly notify the Lenders’ Consultant if Borrower or its Subsidiaries pays $5,000,000 or more, in the aggregate, for any tangible construction materials for any Project that are not located on the site of the Hotel Project, or will not be delivered within 45 days after such payment (describing such construction materials, the purchase price therefor and the location thereof) and, if requested by the Lenders’ Consultant in writing provide to the Lenders’ Consultant the written acknowledgment of the Person having custody of such construction materials of the existence of the Lenders’ Consultant’s Lien on such construction materials and the right of the Lenders’ Consultant, as against such Person, to have access to and to remove such construction materials (subject to the requirement of the payment of any remaining purchase price for such materials);

(xii) Fail on or before the opening for business of the applicable Project, to provide the Administrative Agent a Completion Certificate;

(xiii) [Reserved].

(xiv) Fail, as soon as practicable, but in any event not later than 180 days after the date of Completion, to provide the Administrative Agent and Collateral Agent with (i) an “as built” Survey of such Project as of the date of Completion that (x) sets forth all recorded easements and licenses burdening the project site as of Completion, (y) reflects no unpermitted encroachments onto that property or onto adjoining real property, and (z) certifies the legal description of the property subject to the related Mortgage in favor of the Administrative Agent and Collateral Agent to be the same as that set forth in the related title insurance policies and (ii) a bringdown endorsement to its Title Policy covering the Hotel Project in favor of the Administrative Agent and Collateral Agent for the benefit of the Secured Parties covering the estimated fair market value of the applicable Mortgaged Property as of the date of Completion (as reasonably determined in good faith by the Borrower not to exceed the aggregate principal amount of the Facilities, and insuring the continuing first priority Lien of the Mortgage (without a mechanics’ or materialmen’s Lien exception) and the continued compliance of the Mortgaged Property with applicable zoning and similar laws, in each case, in form and substance satisfactory to the Administrative Agent, subject only to Permitted Liens and encumbrances substantially similar to the exceptions shown on the existing policies.

(xv) Fail as soon as practicable, but in no event any later than 180 days after the date of Completion, to have prepared and caused to be executed, delivered and recorded such amendments to the Mortgages or other confirmatory documents (including, without limitation, local counsel opinions) as may have been reasonably requested by the Administrative Agent in order to protect or confirm the Lien of each Mortgage on the Mortgaged Property affected by any Project, as reflected in the final “as built” Survey delivered pursuant to this Section 5.02(u)(xv).

(xvi) [Reserved].

(xvii) The Borrower shall:

(A) agree that all material changes to Project Plans and Construction Contracts which shall result in the Project Cost being (1) greater than 110% but less than 115% of the Project Cost shall be approved by the Administrative Agent or (2) greater than or equal to 115% of the Project Cost shall be approved by the Required Lenders;

(B) cooperate with the Lenders’ Consultant and grant access and visitation and inspection rights to the Administrative Agent and the Lenders’ Consultant during normal business hours in connection with any Additional Term Advance and in all other matters; and

SECTION 5.03. Reporting Requirements. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, the Borrower will furnish to the Agents and the Lender Parties:

(a) Default Notice. As soon as possible and in any event within two days after the Borrower’s knowledge of the occurrence of each Default or any event, development or occurrence reasonably likely to have a Material Adverse Effect continuing on the date of such statement, a statement of the Chief Financial Officer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto.

(b) Annual Financials. As soon as available and in any event within 90 days after the end of each Fiscal Year, a copy of the annual audit report for such year for the Borrower and its Subsidiaries, including therein Consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such Fiscal Year and Consolidated and statements of income and a Consolidated statement of cash flows of the Borrower and its Subsidiaries for such Fiscal Year, and the annual internal operating statement, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the preceding Fiscal Year and prepared in accordance with GAAP (except for the annual internal operating statement) and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the year in each case (except for the annual internal operating statement) accompanied by an opinion acceptable to the Administrative Agent of independent public accountants of recognized national standing reasonably acceptable to the Administrative Agent (without a “going concern” or like qualification or exception and without any qualification or exception to the scope of such audit) to the effect that such Consolidated and consolidating financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, together with (i) a certificate of such accounting firm to the Lender Parties stating that in the course of the regular audit of the business of the Borrower and its Subsidiaries, which audit was conducted by such accounting firm in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge that an Event of Default has occurred and is continuing, or if, in the opinion of such accounting firm, an Event of Default has occurred and is continuing, a statement as to the nature thereof, (ii) a Compliance Certificate from the Borrower to the Administrative Agent of the computations used in determining, as of the end of such Fiscal Year, compliance with the covenants contained in Section 5.04, provided that in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.04, a description of such changes and the related effect on such financial statements and (iii) (A) a certificate of a Financial Officer of the Borrower stating that no Event of Default has occurred and is continuing or, if an Event of Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto and (B) a schedule in form satisfactory to the Administrative Agent of the computations used in determining, as of the end of such Fiscal Year, compliance with the covenants contained in Section 5.04.

(c) Quarterly Financials. As soon as available and in any event within 45 days after the end of each of the first three quarters of each Fiscal Year, Consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such quarter and Consolidated statements of income and a Consolidated statement of cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal quarter and ending with the end of such fiscal quarter and Consolidated statements of income and a Consolidated statement of cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the corresponding period in the preceding Fiscal Year and prepared by the Borrower in accordance with GAAP, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding Fiscal Year, all in reasonable detail and duly certified (subject to normal year end audit adjustments) by the Chief Financial Officer of the Borrower as having been prepared in accordance with GAAP, together with (i) a certificate of said officer stating that no Event of Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto and (ii) a Compliance Certificate of the computations used by the Borrower in determining compliance with the covenants contained in Section 5.04, provided that in the event of any change in GAAP used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.04, a description of such changes and the related effect on such financial statements.

(d) Annual Budgets. As soon as available and in any event no later than the end of each Fiscal Year, updated budgets for the following Fiscal Year prepared by management of the Borrower, in form satisfactory to the Administrative Agent, of balance sheets, income statements and cash flow statements.

(e) Litigation. Promptly after the commencement thereof, notice of all material actions, suits, investigations, litigation and proceedings before any Governmental Authority affecting the Borrower or any of its Subsidiaries of the type described in Section 4.01(dd).

(f) Securities Reports. Promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports that the Borrower or any of its Subsidiaries sends to its stockholders, and copies of all regular, periodic and special reports, and all registration statements, that the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or with any national securities exchange.

(g) Creditor Reports. Promptly after the furnishing thereof, copies of any statement or report furnished to any holder of Debt securities of the Borrower or any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lender Parties pursuant to any other clause of this Section 5.03.

(h) Agreement Notices. Promptly upon receipt thereof, copies of all notices, requests and other documents received by the Borrower or any of its Subsidiaries under or pursuant to any Material Contract or instrument, indenture, loan or credit or similar agreement regarding or related to any breach or default by any party thereto or any other event that would materially impair the value of the interests or the rights of the Borrower or any of its Subsidiaries or otherwise have a Material Adverse Effect and copies of any amendment, modification or waiver of any provision of any Material Contract or instrument, indenture, loan or credit or similar agreement and, from time to time upon request by the Administrative Agent, such information and reports regarding the Material Contracts and such instruments, indentures and loan and credit and similar agreements as the Administrative Agent may reasonably request.

(i) Gaming Information. As soon as practicable and in any event within 10 days after the receipt by the Borrower or any Subsidiary from any Gaming Authority or other Governmental Authority having jurisdiction over the operations of the Borrower or any Subsidiary or filing or receipt thereof by the Borrower or any Guarantor, (A) copies of any order or notice of such Gaming Authority or such other governmental authority or court of competent jurisdiction which designates any material Gaming License or other material franchise, permit or other governmental operating authorization of the Borrower or any Subsidiary, or any application therefor, for a hearing or which refuses renewal or extension of, or revokes or suspends the authority of the Borrower or any Subsidiary to construct, own, manage or operate a casino (or portion thereof) and (B) a copy of any material citation, notice of violation or order to show cause issued by any Gaming Authority or other governmental authority or any material complaint filed by any Gaming Authority or other governmental authority which is available to the Borrower or any Subsidiary.

(j) ERISA.

(i) ERISA Events and ERISA Reports. (A) Promptly and in any event within 10 days after any Loan Party or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, a statement of the Chief Financial Officer of the Borrower describing such ERISA Event and the action, if any, that such Loan Party or such ERISA Affiliate has taken and proposes to take with respect thereto and (B) on the date any records, documents or other information must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA, a copy of such records, documents and information.

(ii) Plan Terminations. Promptly and in any event within five Business Days after receipt thereof by any Loan Party or any ERISA Affiliate, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan.

(iii) Plan Annual Reports. Upon the reasonable request of the Administrative Agent or any Lender Party, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Plan.

(iv) Multiemployer Plan Notices. Promptly and in any event within five Business Days after receipt thereof by any Loan Party or any ERISA Affiliate from the sponsor of a Multiemployer Plan, copies of each notice concerning (A) the imposition of Withdrawal Liability by any such Multiemployer Plan, (B) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (C) the amount of liability incurred, or that may be incurred, by such Loan Party or any ERISA Affiliate in connection with any event described in clause (A) or (B).

(k) Environmental Conditions. Promptly after the assertion or occurrence thereof, notice of any Environmental Action against or of any noncompliance by the Borrower or any of its Subsidiaries with any Environmental Law or Environmental Permit that would (i) reasonably be expected to have a Material Adverse Effect or (ii) cause any material real property to be subject to any material restrictions on ownership, occupancy, use or transferability under any Environmental Law.

(l) [Reserved].

(m) Insurance. As soon as available and in any event within 30 days after the end of each Fiscal Year, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for the Borrower and its Subsidiaries and containing such additional information as any Agent, or any Lender Party through the Administrative Agent, may reasonably specify.

(n) Other Information. Such other information respecting the business, condition (financial or otherwise), operations, performance or properties of the Borrower or any of its Subsidiaries as any Agent, or any Lender Party through the Administrative Agent, may from time to time reasonably request.

SECTION 5.04. Financial Covenants. Until all of the Obligations have been paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 8.01, the Borrower and its Subsidiaries on a Consolidated basis will not:

(a) Leverage Ratio: As of any fiscal quarter end, permit the Leverage Ratio to be greater than the corresponding ratio set forth below:

Period	Leverage Covenant
From the Closing Date through September 30, 2010	7.75 to 1.00

From October 1, 2010 through December 31, 2010	6.75 to 1.00

From January 1, 2011 through March 31, 2011	6.50 to 1.00

From April 1, 2011 through June 30, 2011	6.25 to 1.00

From July 1, 2011 through September 30, 2011	6.00 to 1.00

From October 1, 2011 through December 31, 2011	5.75 to 1.00

From January 1, 2012 through the Termination Date	5.50 to 1.00

(b) Interest Coverage Ratio: As of any fiscal quarter end, permit the ratio of (a) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date to (b) Consolidated Interest Expense for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date (the “Interest Coverage Ratio”) to be less than corresponding ratio set forth below:

Period	Interest
From the Closing Date through September 30, 2010	1.50 to 1.00

From October 1, 2010 through September 30, 2011	1.75 to 1.00

From October 1, 2011 through the Termination Date	2.00 to 1.00

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a)(i) the Borrower shall fail to pay any principal of any Advance when the same shall become due and payable or (ii) the Borrower shall fail to pay any interest on any Advance, or any Loan Party shall fail to make any other payment under any Loan Document, in each case under this clause (ii) within three days after the same shall become due and payable; or

(b) any representation or warranty made by any Loan Party (or any of its officers) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or

(c) the Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 2.14, 5.01(d), (e), (h), (i), (l) or (s), 5.02, 5.03 or 5.04; or

(d) any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 30 days after the earlier of the date on which (i) a Responsible Officer becomes aware of such failure or (ii) written notice thereof shall have been given to the Borrower by any Agent or any Lender Party; or

(e) the Borrower or any of its Subsidiaries shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Debt of the Borrower or such Subsidiary (as the case may be) that is outstanding in a principal amount (or, in the case of any Hedge Agreement, an Agreement Value) of at least $5,000,000 either individually or in the aggregate for the Borrower and all such Subsidiaries (but excluding Debt outstanding hereunder), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or otherwise to cause, or to permit the holder thereof to cause, such Debt to mature; or any such Debt shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(f) an “Event of Default” (as defined in the Second Lien Loan Documents) shall have occurred and be continuing; or

(g) (i) any judgments or orders, either individually or in the aggregate, for the payment of money in excess of $5,000,000 shall be rendered against any Loan Party or any of its Subsidiaries and either (A) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (B) there shall be any period of 20 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not give rise to an Event of Default under this Section 6.01(g) if and for so long as (x) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer, which shall be rated at least “A” by A.M. Best Company, covering full payment thereof (subject to customary deductibles and self-insurance retentions) and (y) such insurer has been notified, and has not disputed the claim made for payment, of the amount of such judgment or order or (ii) the Borrower and its Subsidiaries shall have (claims asserted against it that have not been satisfied for expenditures) at least $5,000,000 in respect of Environmental Actions so long as such Environmental Action is being contested in good faith; or

(h) any non-monetary judgment or order shall be rendered against any Loan Party or any of its Subsidiaries that would be reasonably likely to have a Material Adverse Effect, and there shall be any period of 20 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(i) any provision of any Loan Document after delivery thereof pursuant to Section 3.01 or 5.01(l) shall for any reason cease to be valid and binding on or enforceable against any Loan Party to it, or any such Loan Party shall so state in writing; or

(j) any Collateral Document or financing statement after delivery thereof pursuant to Section 3.01 or 5.01(l) shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority lien on and security interest in the Collateral purported to be covered thereby (or any Loan Party shall so assert or shall take any action to discontinue or to assert the invalidity or unenforceability thereof); or

(k) a Change of Control shall occur; or

(l) an “Event of Default” (as defined in any Mortgage) shall have occurred and be continuing; or

(m) a default giving rise to the right of a Hedge Bank to immediately terminate a Secured Hedge Agreement shall have occurred and be continuing for a period of 30 days at a time when an amount exceeding $5,000,000 would be owing by a Loan Party thereunder; or

(n) any ERISA Event shall have occurred and be continuing for a period of 30 days with respect to a Plan and the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans with respect to which an ERISA Event shall have occurred and then exist (or the liability of the Loan Parties and the ERISA Affiliates related to such ERISA Event) exceeds $5,000,000; or

(o) any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Loan Parties and the ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds $5,000,000, and such Withdrawal Liability shall have occurred and be continuing for 30 days; or

(p) any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of the Loan Parties and the ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs by an amount exceeding $5,000,000, and such notification shall have occurred and be continuing for a period of 30 days; or

(q) any default by any Loan Party under any Material Contract shall have occurred and be continuing for 30 days, the effect of which would be reasonably likely to have a Material Adverse Effect; or

(r) any of the Obligations for any reason shall cease to be “Senior Debt” (or any comparable term) or “Designated Senior Debt” (or any comparable term) under, and as defined in, any instrument, indenture, loan or credit or similar agreement evidencing any Debt that is subordinated to the Obligations; or

(s) the Borrower or any Subsidiary thereof shall (i) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (ii) file a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of debts, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admit in writing its inability to pay its debts as they become due, (vi) make a general assignment for the benefit of creditors, or (vii) take any corporate action for the purpose of authorizing any of the foregoing; or

(t) a case or other proceeding shall be commenced against the Borrower or any Loan Party in any court of competent jurisdiction seeking (i) relief under the federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for the Borrower or any Loan Party or for all or any substantial part of their respective assets, domestic or foreign, and such case or proceeding shall continue without dismissal or stay for a period of ninety (90) consecutive days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such federal bankruptcy laws) shall be entered; or

(u) if the Borrower or any of its Subsidiaries fails to keep in full force and effect, suffers the termination, revocation, forfeiture, nonrenewal or suspension of, or suffers a material adverse amendment, condition or limitation to, any Gaming License, finding of suitability or other approval or authorization required to enable Borrower or Subsidiary to own, operate, or otherwise conduct or manage any gaming activities where Borrower or any of its Subsidiaries conduct such business for seven consecutive calendar days; or

(v) the subordination provisions of any Subordinated Debt cease to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of such subordination provisions;

(w) the Hotel Project has not reached Completion and is not operating by June 30, 2010, subject to delay caused by any Force Majeure; provided that, with respect to any such failure, such failure shall only constitute an Event of Default under this Section 6.01(w), if the Hotel Project has commenced;

(x) any event of default that remains uncured after notice thereof or the acceleration of debt under the $4 million promissory note owing by LGE, Inc. to K&F Limited Partnership; or

(y) the failure of the Parent to cause one of its unrestricted subsidiaries to make a Parent Qualified Contribution pursuant to Section 6.04 and such failure shall continue for 30 days.

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare all or any portion of the Commitments of each Lender Party and the obligation of each Lender Party to make Advances (other than Letter of Credit Advances by an Issuing Bank or a Revolving Credit Lender pursuant to Section 2.03(c) and Swing Line Advances by a Revolving Credit Lender pursuant to Section 2.02(b)) and of the Issuing Banks to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare all or any portion of the Advances, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon all or such portion, as applicable, of the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Law, (x) the Commitments of each Lender Party and the obligation of each Lender Party to make Advances (other than Letter of Credit Advances by an Issuing Bank or a Revolving Credit Lender pursuant to Section 2.03(c) and Swing Line Advances by a Revolving Credit Lender pursuant to Section 2.02(b)) and of the Issuing Banks to issue Letters of Credit shall automatically be terminated and (y) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

SECTION 6.02. Actions in Respect of the Letters of Credit upon Default. If any Event of Default shall have occurred and be continuing, the Administrative Agent may, or shall at the request of the Required Lenders, irrespective of whether it is taking any of the actions described in Section 6.01 or otherwise, make demand upon the Borrower to, and forthwith upon such demand the Borrower will, pay to the Collateral Agent on behalf of the Lender Parties in same day funds at the Collateral Agent’s office designated in such demand, for deposit in the L/C Collateral Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding. If at any time the Administrative Agent or the Collateral Agent determines that any funds held in the L/C Collateral Account are subject to any right or claim of any Person other than the Agents and the Lender Parties or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Borrower will, forthwith upon demand by the Administrative Agent or the Collateral Agent, pay to the Collateral Agent, as additional funds to be deposited and held in the L/C Collateral Account, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, then held in the L/C Collateral Account that the Administrative Agent or the Collateral Agent, as the case may be, determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit in the L/C Collateral Account, such funds shall be applied to reimburse the Issuing Banks or Revolving Credit Lenders, as applicable, to the extent permitted by Applicable Law.

SECTION 6.03. Borrower’s Right to Cure.

(a) Notwithstanding anything to the contrary contained in Section 6.01, in the event that the Borrower fails to comply with the requirement of any Financial Performance Covenant, until the expiration of the fifth Business Day subsequent to the date on which financial statements with respect to the fiscal period for which such Financial Performance Covenant is being measured are required to be delivered pursuant to Section 5.03, the Borrower has the right to receive Parent Qualified Contributions in cash (the “Cure Right”), and upon the receipt by the Borrower of cash from such Parent Qualified Contributions (such amount of cash being referred to as the “Cure Amount”) pursuant to such Cure Right, such Financial Performance Covenants shall be recalculated giving effect to the following pro forma adjustments:

(1) Consolidated EBITDA shall be increased, solely for the purpose of determining the existence of a Default or Event of Default under the Financial Performance Covenants with respect to any period of four consecutive fiscal quarters that includes the fiscal quarter for which the Cure Right was exercised and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and

(2) if, after giving effect to the foregoing recalculations, the Borrower shall then be in compliance with the requirements of all Financial Performance Covenants (including for purposes of Section 3.02, 3.03 or 3.04), the Borrower shall be deemed to have satisfied the requirements of the Financial Performance Covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Performance Covenants that had occurred shall be deemed cured for the purposes of this Agreement.

Notwithstanding anything herein to the contrary, (i) the Cure Amount during the term of this Agreement shall not exceed an aggregate amount of $20,000,000 and (ii) the Borrower shall apply the Cure Amount to the prepayment of outstanding Revolving Credit Advances, if any; provided that any such prepayment shall not reduce any Lender’s Revolving Credit Commitment; provided further that (i) in each four fiscal quarter period following the six month anniversary of Completion there shall be a period of at least two fiscal quarters in which no Cure Right is made, (ii) the Cure Amount shall be no greater than the amount required to cause the Borrower to be in compliance with such Financial Performance Covenant, and (c) no part of the Cure Amount shall be used in determining the Distribution Amount or to make a Restricted Payment.

SECTION 6.04. Parent Capital Contribution. Notwithstanding anything to the contrary contained in this Article VI, if at any time prior to and through December 31, 2009, the Leverage Ratio is greater than 7.00:1.00 based on the most recent financial statements of the Borrower delivered pursuant to Section 5.03(b) or (c), as applicable, then, within 10 Business Days of the date of such delivery, Parent shall cause an appropriately funded unrestricted subsidiary of Parent to make a Parent Qualified Contribution to the Borrower equal to an amount (up to $25,000,000) that shall cause the Leverage Ratio, after giving effect to the Parent Qualified Contribution as an increase in Consolidated EBITDA, to be less than 7.00:1.00; provided that in no event shall any such Parent Qualified Contributions made hereunder be applied toward any Cure Amount or be used to make a Restricted Payment or in the calculation of Distribution Amount or for any other purposes under this Agreement. Once Parent Qualified Contributions in the aggregate amount of $25,000,000 have been made pursuant to this Section 6.04, no further Parent Qualified Contributions shall be required under this Section 6.04.

ARTICLE VII

THE AGENTS, ETC.

SECTION 7.01. Authorization and Action. Each Lender Party (in its capacities as a Lender, Swing Line Bank (if applicable) and Issuing Bank (if applicable)) hereby appoints and authorizes each Agent and such Issuing Bank to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to such Agent or Issuing Bank by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Notes), no Agent or Issuing Bank shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lender Parties and all holders of Notes; provided, however, that no Agent or Issuing Bank shall be required to take any action that exposes such Agent or Issuing Bank to personal liability or that is contrary to this Agreement or Applicable Law. Each Agent agrees to give to each Lender Party prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

SECTION 7.02. Agents’ Reliance, Etc. Neither any Agent nor any Issuing Bank nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, each Agent: (a) may treat the payee of any Note as the holder thereof until Wachovia receives and accepts an Assignment and Acceptance entered into by the Lender that is the payee of such Note, as assignor, and an Eligible Assignee, as assignee, as provided in Section 8.07; (b) may consult with legal counsel (including counsel for any Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender Party and shall not be responsible to any Lender Party for any statements, warranties or representations (whether written or oral) made in or in connection with the Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of any Loan Document on the part of any Loan Party or the existence at any time of any Default under the Loan Documents or to inspect the property (including the books and records) of any Loan Party; (e) shall not be responsible to any Lender Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; and (f) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy or telex) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 7.03. Wachovia and Affiliates. With respect to its Commitments, the Advances made by it and the Notes issued to it, if any, Wachovia shall have the same rights and powers under the Loan Documents as any other Lender Party and may exercise the same as though it were not an Agent; and the term “Lender Party” or “Lender Parties” shall, unless otherwise expressly indicated, include Wachovia in its individual capacity. Wachovia and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Loan Party, any of its Subsidiaries and any Person that may do business with or own securities of any Loan Party or any such Subsidiary, all as if Wachovia was not an Agent and without any duty to account therefor to the Lender Parties. No Agent shall have any duty to disclose any information obtained or received by it or any of its Affiliates relating to any Loan Party or any of its Subsidiaries to the extent such information was obtained or received in any capacity other than as such Agent.

SECTION 7.04. Lender Party Credit Decision. Each Lender Party acknowledges that it has, independently and without reliance upon any Agent or any other Lender Party and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender Party also acknowledges that it will, independently and without reliance upon any Agent or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

SECTION 7.05. Indemnification.

(a) Each Lender Party severally agrees to indemnify each Agent (to the extent not promptly reimbursed by the Borrower) from and against such Lender Party’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Agent under the Loan Documents (collectively, the “Indemnified Costs”); provided, however, that no Lender Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender Party agrees to reimburse each Agent promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 8.04, to the extent that such Agent is not promptly reimbursed for such costs and expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05 applies whether any such investigation, litigation or proceeding is brought by any Lender Party or any other Person.

(b) Each Revolving Credit Lender severally agrees to indemnify the Issuing Bank (to the extent not promptly reimbursed by the Borrower) from and against such Lender Party’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Issuing Bank in any way relating to or arising out of the Loan

Documents or any action taken or omitted by the Issuing Bank under the Loan Documents; provided, however, that no Lender Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Issuing Bank’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender Party agrees to reimburse the Issuing Bank promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 8.04, to the extent that the Issuing Bank is not promptly reimbursed for such costs and expenses by the Borrower.

(c) For purposes of this Section 7.05, the Lender Parties’ respective ratable shares of any amount shall be determined, at any time, according to the sum of (i) the aggregate principal amount of the Advances outstanding at such time and owing to the respective Lender Parties, (ii) their respective Pro Rata Shares of the aggregate Available Amount of all Letters of Credit outstanding at such time and (iii) the aggregate unused portions of their respective Revolving Credit Commitments and Term Commitments at such time; provided that the aggregate principal amount of Swing Line Advances owing to any Swing Line Bank and of Letter of Credit Advances owing to the Issuing Bank shall be considered to be owed to the Revolving Credit Lenders ratably in accordance with their respective Revolving Credit Commitments. The failure of any Lender Party to reimburse any Agent or Issuing Bank, as the case may be, promptly upon demand for its ratable share of any amount required to be paid by the Lender Parties to such Agent or Issuing Bank, as the case may be, as provided herein shall not relieve any other Lender Party of its obligation hereunder to reimburse such Agent or Issuing Bank, as the case may be, for its ratable share of such amount, but no Lender Party shall be responsible for the failure of any other Lender Party to reimburse such Agent or Issuing Bank, as the case may be, for such other Lender Party’s ratable share of such amount. Without prejudice to the survival of any other agreement of any Lender Party hereunder, the agreement and obligations of each Lender Party contained in this Section 7.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

SECTION 7.06. Successor Agents. Any Agent may resign at any time by giving written notice thereof to the Lender Parties and the Borrower. Upon any such resignation, the Required Lenders, after consultation with the Borrower, shall have the right to appoint a successor Agent having a combined capital and surplus of at least $500,000,000. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, after consultation with the Borrower, on behalf of the Lender Parties, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent and, in the case of a successor Collateral Agent, upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, such successor Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. If within 45 days after written notice is given of the retiring Agent’s resignation under this Section 7.06 no successor Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (a) the retiring Agent’s resignation shall become effective, (b) the retiring Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (c) the Required Lenders shall thereafter perform all duties of the retiring Agent under the Loan Documents until such time, if any, as the Required Lenders appoint a successor Agent as provided above. After any retiring Agent’s resignation hereunder as Agent shall have become effective, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

SECTION 7.07. Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Advance or Letter of Credit shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Advances, Letters of Credit Agreement and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lender Parties and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lender Parties and the Administrative Agent and their respective agents and counsel and all other amounts due the Lender Parties and the Administrative Agent under Sections 2.07, 2.08(b) and 8.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lender Parties, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.08 and 8.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender Party any plan of reorganization, arrangement, adjustment or composition affecting the obligations or the rights of any Lender Party or to authorize the Administrative Agent to vote in respect of the claim of any Lender Party in any such proceeding.

SECTION 7.08. Collateral and Guaranty Matters. The Lender Parties irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to Section 8.01, if approved, authorized or ratified in writing by the Required Lenders; and

(b) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 7.08.

SECTION 7.09. Other Agents, Etc. None of the Lender Parties or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “bookrunner,” “joint bookrunner”, “arranger” or “joint lead arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than to the extent expressly set forth herein and, in the case of such Lenders, those applicable to all Lender Parties as such. Without limiting the foregoing, none of the Lender Parties or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender Party acknowledges that it has not relied, and will not rely, on any of the Lender Parties or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 7.10. Appointment of Supplemental Collateral Agents.

(a) It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Collateral Agent deems that by reason of any present or future law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, it may be necessary that the Collateral Agent appoint an additional individual or institution as a separate trustee, co-trustee, collateral agent, collateral sub-agent or collateral co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Collateral Agent” and collectively as “Supplemental Collateral Agents”).

(b) In the event that the Collateral Agent appoints a Supplemental Collateral Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Collateral Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Collateral Agent to the extent, and only to the extent, necessary to enable such Supplemental Collateral Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Collateral Agent shall run to and be enforceable by either the Collateral Agent or such Supplemental Collateral Agent, and (ii) the provisions of this Article and of Section 8.04 that refer to the Collateral Agent shall inure to the benefit of such Supplemental Collateral Agent and all references therein to the Collateral Agent shall be deemed to be references to the Collateral Agent and/or such Supplemental Collateral Agent, as the context may require.

(c) Should any instrument in writing from any Loan Party be required by any Supplemental Collateral Agent so appointed by the Collateral Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, such Loan Party shall execute, acknowledge and deliver any and all such instruments promptly upon request by the Collateral Agent. In case any Supplemental Collateral Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by law, shall vest in and be exercised by the Collateral Agent until the appointment of a new Supplemental Collateral Agent.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Notes or any other Loan Document, nor consent to any departure by the Borrower or any other Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders (or by the Administrative Agent on their behalf upon its receipt of the consent thereof) and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Article VI) without the written consent of such Lender;

(b) postpone any date scheduled for or the amount of any scheduled payment of principal or interest under Section 2.04 or 2.07, or any date fixed by the Administrative Agent for the payment of fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(c) reduce or forgive the principal of, or the rate of interest specified herein on, any Advance or L/C Disbursement, or any fees or other amounts payable hereunder or under any other Loan Document, or change the manner of computation of any financial ratio (including any change in any applicable defined term) used in determining the Applicable Margin that would result in a reduction of any interest rate on any Advance or any fee payable hereunder without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Interest” or to waive any obligation of the Borrower to pay interest at the Default Interest or (ii) to amend any financial covenant hereunder (or any defined term used therein) for purposes other than to reduce the rate of interest on any Advance or L/C Disbursement or to reduce any fee payable hereunder;

(d) change the order of application of any reduction in the Commitments or any prepayment of Advances between the Facilities from the application thereof set forth in the applicable provisions of Section 2.06(a) and (b) respectively, in any manner that materially and adversely affects the Lenders under such Facilities or require the permanent reduction of the Revolving Credit Facility at any time when all or a portion of the Term Facility remains in effect without the written consent of Lenders having more than 51% of the sum of (i) the unused portion, if any, of the Commitments under such Facilities plus (ii) the total outstanding amount of the Advances under such Facilities, in each case, at such time;

(e) change any provision of this Section 8.01 without the written consent of each Lender, or change (i) the definition of (A) “Required Lenders” without the written consent of each Lender, (B) “Pro Rata Share” or “Required Revolving Credit Lenders”, without the written consent of each Revolving Credit Lender, (C) “Required Term Lenders” without the written consent of each Term Lender or (D) “Secured Obligations”, without the written consent of each Hedge Bank or (ii) any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(f) release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender (except for the release of Collateral pursuant to Section 8.11);

(g) release any material Guarantor (except pursuant to the provisions hereof) from the applicable Guaranty, without the written consent of each Lender;

(h) as to any Facility, impose any greater restriction on the ability of any Lender under such Facility to assign any of its rights or obligations hereunder without the written consent of Lenders having more than 50% of the sum of (i) the unused portion, if any, of the Commitments under such Facility plus (ii) the total outstanding amount of the Commitments under such Facility, in each case, at such time then in effect. For purposes of this clause, the aggregate amount of each Lender’s risk participation and funded participation in L/C Disbursements shall be deemed to be held by such Lender;

(i) affect adversely the interests, rights or obligations of the Revolving Credit Lenders in a manner substantially different from the effect of such amendment, waiver or consent on the Term Lenders, unless consented to by the Required Revolving Credit Lenders, it being understood that any amendment, waiver or consent that has the effect of curing or waiving any Default and that contemplates a Borrowing in connection with such amendment, waiver or consent shall require the consent of the Required Revolving Credit Lenders;

(j) affect adversely the interests, rights or obligations of the Lenders under the Term Facility in a manner substantially different from the effect of such amendment, waiver or consent on the Revolving Credit Lenders, unless consented to by the Required Term Lenders; or

(k) change the description set forth in Section 2.06(b)(i) (or any related definition set forth in Section 1.01) of any event giving rise to a required prepayment under such Section without the consent of the Required Revolving Lenders and the Required Term Lenders;

and provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Bank, in addition to the Lenders required above, affect the rights or duties of the Issuing Bank under this Agreement or any Letter of Credit application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by each Swing Line Bank, in addition to the Lenders required above, affect the rights or duties of the Swing Line Banks under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document; (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

SECTION 8.02. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including fax or e-mail communication) and mailed, telegraphed, telecopied, telexed or delivered, if to the Borrower, at its address at 1510 West Loop South, Houston, Texas 77027, Attention: General Counsel and Chief Financial Officer; if to any Lender Party, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender Party, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender

Party; if to the Administrative Agent or the Collateral Agent, at its address at 201 South College Street, Charlotte Plaza 8th Floor, Charlotte, North Carolina 28288, Attention: Agency Services and 301 South College Street, NC5562, Charlotte, North Carolina 28288, Attention: Mark Felker; or, as to any party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and other communications shall, when mailed, faxed or e-mailed, be effective when deposited in the mails, transmitted by fax or e-mail, except that notices and communications to any Agent pursuant to Article II, III or VII shall not be effective until received by such Agent. Delivery by fax of an executed counterpart of a signature page to any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of an original executed counterpart thereof. Electronic mail and Internet and intranet websites may be used by the Administrative Agent and/or the Agents to distribute communications, such as financial statements and other information as provided in Section 5.03, and to distribute Loan Documents for execution by the parties thereto, and the Administrative Agent and the Agents shall not be responsible for any losses, costs, expenses and liabilities that may arise by reason of the use thereof, except for their own gross negligence or willful misconduct. The Administrative Agent and the Lender Parties shall be entitled to rely and act upon any notices (including telephonic notices) purportedly given by or on behalf of the Borrower even if (a) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any form of notice specified herein, or (b) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent and each Lender Party from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in accordance with this Agreement, other than, with respect to any Agent or Lender Party, the losses, costs, expenses and liabilities that result from the gross negligence or willful misconduct of such Agent or Lender Party. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

SECTION 8.03. No Waiver; Remedies; Entire Agreement. No failure on the part of any Lender Party or any Agent to exercise, and no delay in exercising, any right hereunder or under any Note or any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. This Agreement and the other Loan Documents constitute the entire agreement of the parties with respect hereto.

SECTION 8.04. Costs and Expenses.

(a) The Borrower and any other Loan Parties, jointly and severally, shall pay on demand (and whether or not the Closing Date occurs) (i) all reasonable out-of-pocket costs and expenses of each Agent in connection with the preparation, execution, delivery, administration, modification and amendment of, or any consent or waiver under, the Loan Documents (including, without limitation, (A) all due diligence, collateral review, arrangement, syndication, transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and expenses, (B) the costs and Expenses of the Lender’s Consultant and (C) the reasonable fees and expenses of counsel for the Administrative Agent and the Collateral Agent with respect thereto, with respect to advising the Administrative Agent and the Collateral Agent as to its rights and responsibilities, or the perfection, protection, interpretation or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Loan Party or with other creditor’s of any Loan Party or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto) and (ii) all out-of-pocket costs and expenses of each Agent and each Lender Party in connection with the enforcement of the Loan Documents, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including, without limitation, the reasonable fees and expenses of counsel for the Administrative Agent and each Lender Party with respect thereto). The Borrower further agrees to pay any stamp or other taxes that may be payable in connection with the execution or delivery of any Loan Document.

(b) The Borrower shall indemnify, defend and save and hold harmless each Agent, each Lender Party and each of their Affiliates and their respective officers, directors, trustees, employees, (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable out-of-pocket fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Facilities, the actual or proposed use of the proceeds of the Advances or the Letters of Credit, the Loan Documents or any of the transactions contemplated thereby or (ii) the actual or alleged presence of Hazardous Materials on any property of any Loan Party or any of its Subsidiaries or any Environmental Action relating in any way to any Loan Party or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct or actions taken in bad faith. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 8.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.

(c) Each Loan Party also agrees that, without the prior written consent of the Administrative Agent (not to be unreasonably withheld), neither it nor any of its Affiliates will settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification has been or could be sought under the indemnification provisions hereof (whether or not any Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent (i) includes a full and unconditional written release of each Indemnified Party from all liability arising out of such claim, action or proceeding and (ii) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of any Indemnified Party. In the event that an Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against any Loan Party or any of its Subsidiaries or Affiliates in which such Indemnified Party is not named as a defendant, such Loan Party agrees to reimburse such Indemnified Party for all reasonable out-of-pocket expenses incurred by it in connection with such Indemnified Party’s appearing and preparing to appear as such a witness, including, without limitation, the reasonable fees and expenses of its legal counsel. Each Loan Party also agrees not to assert any claim against any Agent, any Lender Party or any of their Affiliates, or any of their respective officers, directors, employees, agents and advisors, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Facilities, the actual or proposed use of the proceeds of the Advances or the Letters of Credit, the Transaction Documents or any of the transactions contemplated by the Transaction Documents.

(d) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Borrower to or for the account of a Lender Party other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.06, 2.09(b)(i) or 2.10(d), acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender Party other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 8.07 as a result of a demand by the Borrower pursuant to Section 2.10, or if the Borrower fails to make any payment or prepayment of an Advance for which a notice of prepayment has been given or that is otherwise required to be made, whether pursuant to Section 2.04, 2.06 or 6.01 or otherwise, the Borrower shall, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender Party any amounts required to compensate such Lender Party for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion or such failure to pay or prepay, as the case may be, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender Party to fund or maintain such Advance.

(e) If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Loan Party by the Administrative Agent or any Lender Party, in its sole discretion.

(f) Without prejudice to the survival of any other agreement of any Loan Party hereunder or under any other Loan Document, the agreements and obligations of the Borrower contained in Sections 2.10 and 2.12 and this Section 8.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents; provided, however, that any Lender requesting payment under such sections must make demand therefor within 180 days of its knowledge of such required payment.

SECTION 8.05. Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01 or otherwise with the consent of the Required Lenders, each Agent and each Lender Party and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Debt at any time owing by such Agent, such Lender Party or such Affiliate to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing under the Loan Documents, irrespective of whether such Agent or such Lender Party shall have made any demand under this Agreement or such Note or Notes and although such Obligations may be unmatured. Each Agent and each Lender Party agrees immediately to notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Agent and each Lender Party and their respective Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set off) that such Agent, such Lender Party and their respective Affiliates may have.

SECTION 8.06. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and each Agent and the Administrative Agent shall have been notified by each Lender Party that such Lender Party has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, each Agent and each Lender Party and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of all the Lender Parties.

SECTION 8.07. Successors and Assigns; Participations.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances at the time owing to it); provided that

(i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Advances at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Advances outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Facility, or $1,000,000, in the case of any assignment in respect of the Term Facility, unless (A) such assignment is made to an existing Lender, to an Affiliate thereof, or (with respect to any Term Advance) to an Approved Fund, in which case no minimum amount shall apply, or (B) each of the Administrative Agent and, (1) so long as no Default or Event of Default has occurred and is continuing, and (2) after sixty (60) days following the Closing Date, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that the Borrower shall be deemed to have given its consent five (5) Business Days after the date written notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrower prior to such fifth (5th) Business Day provided that simultaneous assignments to or by Approved Funds shall be aggregated for this purpose;

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned;

(iii) any assignment of a Revolving Credit Commitment must be approved by the Administrative Agent, the Swingline Lender and the Issuing Bank unless the Person that is the proposed assignee is itself a Lender with a Revolving Credit Commitment (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and

(iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.10, 2.12 and 7.05 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Charlotte, North Carolina, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Advances owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver or modification described in Section 8.01 that directly affects such Participant. Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10, 2.12 and 7.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.04(f) as though it were a Lender, provided such Participant agrees to be subject to Section 2.10(f) as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 2.10 and 2.12 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.12 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.12 as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 8.08. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery by fax of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement.

SECTION 8.09. No Liability of the Issuing Banks. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither any Issuing Bank nor any of its officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by such Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrower shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to the Borrower, to the extent of any direct, but not consequential, damages suffered by the Borrower that the Borrower proves were caused by (i) such Issuing Bank’s willful misconduct or gross negligence as determined in a final, non-appealable judgment by a court of competent jurisdiction in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit or (ii) such Issuing Bank’s willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, each Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

SECTION 8.10. Confidentiality. Neither any Agent nor any Lender Party shall disclose any Confidential Information to any Person without the consent of the Borrower, other than (a) to such Agent’s or such Lender Party’s Affiliates and their officers, directors, employees, agents and advisors and to any pledgees under Section 8.07(f) and to actual or prospective Eligible Assignees and participants, and then only on a confidential basis, (b) as required by any law, rule or regulation or judicial process, (c) as requested or required by any state, Federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any similar organization or quasi-regulatory authority) regulating such Lender Party, (d) to any rating agency when required by it, provided that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Confidential Information relating to the Loan Parties received by it from such Lender Party, (e) in connection with any litigation or proceeding to which such Agent or such Lender Party or any of its Affiliates may be a party or (f) in connection with the exercise of any right or remedy under this Agreement or any other Loan Document.

SECTION 8.11. Release of Collateral, Etc. Upon the sale, lease, transfer or other disposition of any item of Collateral of any Loan Party (including, without limitation, as a result of the sale, in accordance with the terms of the Loan Documents, of the Loan Party that owns such Collateral) in accordance with the terms of the Loan Documents, the Collateral Agent will, at the Borrower’s expense, execute and deliver to such Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents in accordance with the terms of the Loan Documents. The Administrative Agent on behalf of the Lender Parties will release any Guarantor from its obligations under the Guaranty if such Guarantor ceases to be a Subsidiary as a result of a transaction permitted under this Agreement and will, at the Borrower’s expense, execute and deliver to such Guarantor such documents as such Guarantor may reasonably request to evidence such release.

SECTION 8.12. Patriot Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act. The Borrower shall, and shall cause each of its Subsidiaries to, provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or any Lenders in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.

SECTION 8.13. Gaming Authorities. The Administrative Agent and each of the Lenders agree to cooperate with all Gaming Authorities in connection with the administration of their regulatory jurisdiction over the Administrative Agent, each of the Lenders, and the Borrower and its Subsidiaries, including the provision of such documents or other information as may be requested by any such Gaming Authority relating to Borrower or any of its Subsidiaries or to the Loan Documents. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 8.14. [Intentionally Omitted].

SECTION 8.15. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower, the other Loan Parties and their respective Affiliates, on the one hand, and the Administrative Agent and the Lead Arranger, on the other hand, and the Borrower and the other Loan Parties are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent and the Lead Arranger are and have been acting solely as a principal and is not the financial advisor, agent or fiduciary, for any of the Borrower, any other Loan Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent nor the Lead Arranger has assumed or will assume an advisory, agency or fiduciary responsibility in favor of any Borrower or any other Loan Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent of the Lead Arranger has advised or is currently advising any of the Borrower, the other Loan Parties or their respective Affiliates on other matters) and neither the Administrative Agent nor the Lead Arranger has any obligation to any of the Borrower, the other Loan Parties or their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent, the Lead Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent nor the Lead Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent and the Lead Arranger have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Borrower and each other Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Borrower and each other Loan Party hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent and the Lead Arranger with respect to any breach or alleged breach of agency or fiduciary duty.

SECTION 8.16. Jurisdiction, Etc.

(a) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK CITY, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT ANY PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS IN THE COURTS OF ANY JURISDICTION.

(b) EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY IN ANY NEW YORK STATE OR FEDERAL COURT. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

SECTION 8.17. GOVERNING LAW. THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 8.18. WAIVER OF JURY TRIAL. EACH OF THE BORROWER, THE GUARANTORS, THE AGENTS AND THE LENDER PARTIES IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE ADVANCES, THE LETTERS OF CREDIT OR THE ACTIONS OF ANY AGENT OR ANY LENDER PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

GOLDEN NUGGET, INC.

By:
Title:

GOLDEN NUGGET, INC.

FIRST LIEN CREDIT AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written for the sole purpose of acknowledging and agreeing to the terms of Section 6.04 hereof.

LANDRY’S RESTAURANTS, INC.

By:
Title:

GOLDEN NUGGET, INC.

FIRST LIEN CREDIT AGREEMENT

WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent, Collateral Agent, Lender, Issuing Bank and Swing Line Bank

By:
Title:

GOLDEN NUGGET, INC.

FIRST LIEN CREDIT AGREEMENT

BANK OF AMERICA, N.A., as Syndication Agent and Revolving Lender

By:
Title:

GOLDEN NUGGET, INC.

FIRST LIEN CREDIT AGREEMENT

NATIXIS, NEW YORK BRANCH, as a Revolving Lender

By:
Title:

GOLDEN NUGGET, INC.

FIRST LIEN CREDIT AGREEMENT